UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ITC^DELTACOM, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

common stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies:

83,673,150 shares of common stock issued and outstanding, as of October 15, 2010

2,050,668 shares of common stock that are issuable pursuant to outstanding stock options with exercise prices less than $3.00, as of October 15, 2010

4,232,447 shares of common stock that are issuable pursuant to outstanding time-based restricted stock units, as of October 15, 2010

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 83,673,150 shares of common stock multiplied by $3.00 per share; (b) 2,050,668 shares of common stock underlying stock options multiplied by $1.74, which is the difference between $3.00 and the weighted average exercise price of $1.26 per share; and (c) 4,232,447 shares of common stock underlying the time-based restricted stock units multiplied by $3.00 per share.

4)	Proposed maximum aggregate value of transaction:

$267,284,953.32

5)	Total fee paid:

$19,057.42, as computed in accordance with Exchange Act Rule 0-11(c)(1) by multiplying the maximum aggregate value reflected in (4) above by 0.0000713.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ITC^DELTACOM, INC.

7037 Old Madison Pike

Huntsville, Alabama 35806

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of ITC^DeltaCom, Inc.:

This notice of written consent and appraisal rights and the attached information statement are being furnished to the holders of common stock of ITC^DeltaCom, Inc., which we refer to as Deltacom, in connection with the Agreement and Plan of Merger, dated as of October 1, 2010, by and among Deltacom, EarthLink, Inc., which we refer to as EarthLink, and Egypt Merger Corp., a wholly owned subsidiary of EarthLink, which we refer to as Merger Sub. We refer to the Agreement and Plan of Merger as the Merger Agreement and to the merger of Merger Sub with and into Deltacom that is contemplated by the Merger Agreement as the merger.

Upon completion of the merger, each share of Deltacom common stock issued and outstanding immediately prior to the effective time of the merger, except for (i) shares held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, for such shares and (ii) shares owned by Deltacom or EarthLink or any of their respective wholly owned subsidiaries, will be cancelled and converted automatically into the right to receive $3.00 in cash, without interest and less any required withholding taxes. We refer to this per share cash payment as the Merger Consideration. Upon completion of the merger, Deltacom will be a wholly owned subsidiary of EarthLink. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

Deltacom’s Board of Directors has unanimously (i) approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it was in the best interests of Deltacom’s stockholders that Deltacom enter into the Merger Agreement and consummate the merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted for adoption by Deltacom’s stockholders and (iv) recommended to Deltacom’s stockholders that they adopt the Merger Agreement.

The adoption of the Merger Agreement by Deltacom’s stockholders required the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of Deltacom’s common stock. On October 1, 2010, Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P., which we refer to collectively as the WCAS Stockholders, together with Special Value Absolute Return Fund, LLC, Special Value Continuation Partners, L.P. and Tennenbaum Opportunities Partners V, LP, which we refer to collectively as the TCP Stockholders, entered into a Written Consent and Voting Agreement, which we refer to as the Voting Agreement, with EarthLink. Pursuant to the Voting Agreement, on October 1, 2010, the WCAS Stockholders and the TCP Stockholders, who on that date collectively owned approximately 62% of the issued and outstanding shares of Deltacom common stock, delivered to Deltacom a written consent adopting the Merger Agreement. As a result, no further action by any of Deltacom’s stockholders is required to adopt the Merger Agreement, and Deltacom has not been, is not and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. A copy of the Voting Agreement is attached to the accompanying information statement as Annex B.

Under Section 262 of the DGCL, if the merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Deltacom common stock, other than the WCAS Stockholders and the TCP Stockholders (who agreed not to seek appraisal pursuant to the Voting Agreement), will have the right to seek an appraisal for, and be paid the fair value of, their shares of Deltacom common stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the mailing of this information statement, or [                    ], 2010, and comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex E.

This notice of written consent and appraisal rights and the attached information statement are being sent to you for informational purposes only. We urge you to read the entire information statement carefully. Your vote is not required for the completion of the merger and you are not being asked to take any action in connection with the merger prior to its completion. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, the adoption of the Merger Agreement will not be effective until 20 days after the date the attached information statement is mailed to Deltacom’s stockholders. Please do not send us your Deltacom stock certificates. You will be advised once the merger is completed and be given an opportunity to exchange your shares for the Merger Consideration or, if you have perfected your appraisal rights, seek appraisal of your shares, as provided by the DGCL.

This notice and the accompanying information statement shall constitute notice to you from Deltacom of (i) the action by written consent taken by the WCAS Stockholders and the TCP Stockholders in accordance with Section 228(e) of the DGCL and (ii) the availability of appraisal rights under Section 262 of the DGCL.

By order of the Board of Directors of ITC^DeltaCom, Inc.

J. Thomas Mullis

Secretary

This information statement is dated [                    ], 2010 and is first being mailed to Deltacom’s stockholders on or about [                    ], 2010.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Deltacom. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under “Where Stockholders Can Find Additional Information” beginning on page 72.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Deltacom by EarthLink pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub, a wholly owned subsidiary of EarthLink, will merge with and into Deltacom, with Deltacom being the surviving corporation and becoming a wholly owned subsidiary of EarthLink.

Q:	What will I be entitled to receive in the merger?

A:	If the merger is completed, you will be entitled to receive $3.00 in cash, without interest and subject to reduction for any required withholding taxes, for each share of Deltacom common stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Deltacom common stock, you would be entitled to receive $300.00 in cash in exchange for your shares of Deltacom common stock, subject to reduction for any required withholding taxes. You will not be entitled to receive shares of the surviving corporation in the merger or of EarthLink or any of its affiliates.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after all of the conditions to the merger have been satisfied or waived. Completion of the merger is expected to occur in either the fourth quarter of 2010 or the first quarter of 2011.

Q:	What happens if the merger is not consummated?

A:	If the merger is not completed for any reason, you will not receive any payment for your shares of Deltacom common stock in connection with the merger. Instead, Deltacom will remain a publicly traded company and Deltacom common stock will continue to be traded on the OTC Bulletin Board. Under specified circumstances in connection with the termination of the Merger Agreement, Deltacom may be required to pay to EarthLink a termination fee, as described under “The Merger Agreement — Termination Fees” beginning on page 63.

Q:	Why am I not being asked to vote on the merger?

A:	The merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Deltacom common stock, which adoption may be effected by a stockholder vote or by a written consent of Deltacom’s stockholders. The requisite stockholder action to adopt the Merger Agreement was taken immediately following the execution of the Merger Agreement on October 1, 2010, when the WCAS Stockholders and the TCP Stockholders, who on that date collectively owned approximately 62% of the issued and outstanding shares of Deltacom common stock, delivered to Deltacom a written consent adopting the Merger Agreement. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:	Applicable laws and regulations require us to provide you with notice of the written consent delivered by the WCAS Stockholders and the TCP Stockholders, as well as other information regarding the merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex E.

Q:	Am I entitled to appraisal rights?

A:	Yes. You are entitled to appraisal rights under the DGCL in connection with the merger if you properly exercise and perfect such appraisal rights in accordance with the requirements of Section 262 of the DGCL. See “Appraisal Rights” beginning on page 65 and Annex E.

Q:	Did our Board of Directors approve and recommend the Merger Agreement?

A:	Yes. Our Board of Directors unanimously voted to approve the Merger Agreement and recommend the adoption of the Merger Agreement by our stockholders. To review our Board of Directors’ reasons for approving the Merger Agreement and recommending the adoption of the Merger Agreement, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 24.

Q:	What are the material U.S. federal income tax consequences to Deltacom’s stockholders of the merger?

A:	The receipt of cash in exchange for shares of Deltacom common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 46) whose shares of Deltacom common stock are converted into the right to receive the Merger Consideration will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the Deltacom common shares as capital assets and the holding period for such shares is more than one year at the time of the consummation of the merger. Backup withholding may also apply with respect to cash you receive in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules.

You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 46 for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	What happens if I sell my shares before completion of the merger?

A:	If you transfer your shares of Deltacom common stock, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the merger. In order to receive the Merger Consideration, you must hold your shares through completion of the merger.

Q:	Should I send in my stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions promptly after completion of the merger, describing how you may exchange your shares of Deltacom common stock for the Merger Consideration. If your shares of Deltacom common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Deltacom common stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to Deltacom.

Q:	Where can I find more information about Deltacom?

A:	We file periodic reports and other information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where Stockholders Can Find Additional Information” beginning on page 72.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger or need additional copies of the information statement, please contact J. Thomas Mullis, Secretary, at (256) 382-5900, or you can email us at legaldepartment@deltacom.com.

SUMMARY

The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under “Where Stockholders Can Find Additional Information” beginning on page 72.

Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to Deltacom, we, our and us refer to ITC^DeltaCom, Inc. and, where appropriate, its subsidiaries; all references to EarthLink refer to EarthLink, Inc.; all references to Merger Sub refer to Egypt Merger Corp.; all references to the Merger Agreement refer to the Agreement and Plan of Merger, dated as of October 1, 2010, by and among EarthLink, Merger Sub and Deltacom, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the merger refer to the merger contemplated by the Merger Agreement; and all references to the Merger Consideration refer to the per share merger consideration of $3.00 in cash, without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of our common stock pursuant to the Merger Agreement.

The Parties to the Merger (page 10)

ITC^DeltaCom, Inc. Deltacom is a Delaware corporation, and it and its subsidiaries provide comprehensive suite of high-quality data and voice communications services, including high-speed or broadband data communications (which consist of Ethernet and Internet access connectivity), local exchange, long-distance and conference calling, and mobile data and voice services. Deltacom also sells customer premises equipment to business customers.

EarthLink, Inc. EarthLink is a Delaware corporation, and it is an Internet service provider, providing nationwide Internet access and related value-added services to individual and business customers. EarthLink’s primary service offerings are dial-up and high-speed Internet access services and related value-added services, such as ancillary services sold as add-on features to its Internet access services, search and advertising. In addition, through its wholly owned subsidiary, New Edge Networks, EarthLink also builds and manages IP-based wide area networks for businesses and communications carriers.

Egypt Merger Corp. Merger Sub was formed by EarthLink solely for the purpose of completing the merger with Deltacom. Merger Sub is a wholly owned subsidiary of EarthLink and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (page 11)

On October 1, 2010, Deltacom entered into the Merger Agreement with EarthLink and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the merger, Merger Sub will merge with and into Deltacom, with Deltacom continuing as the surviving corporation. As a result of the merger, Deltacom will become a wholly owned subsidiary of EarthLink. You will have no equity interest in Deltacom or EarthLink after the effective time of the merger. At the effective time of the merger:

•

each share of Deltacom common stock issued and outstanding immediately prior to the effective time of the merger (except those shares held by any of our stockholders who (i) are entitled to demand, (ii) properly demand and (iii) do not withdraw or otherwise lose appraisal rights under Section 262 of the DGCL and those shares owned by Deltacom or EarthLink or any of their respective wholly owned subsidiaries) will be cancelled and converted automatically into the right to receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes;

•

each Deltacom stock option, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (i) the excess (if any) of the Merger Consideration over the per share exercise price of such Deltacom stock option, multiplied by (ii) the number of shares of Deltacom common stock subject to such Deltacom stock option, less any required withholding taxes;

•	each Deltacom performance-based restricted stock unit that is outstanding immediately prior to the effective time of the merger will be cancelled without payment or consideration;

•

each Deltacom time-based restricted stock unit that is held by certain specified senior executives whose employment will terminate at the effective time of the merger (who we refer to as “non-continuing employees”) or members of the Board of Directors and that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock unit, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

each Deltacom time-based restricted stock unit that is held by any of certain specified senior executives other than non-continuing employees, who we refer to as Specified Continuing Employees, and that is outstanding, vested and not yet delivered immediately prior to the effective time of the merger will be cancelled in exchange for a payment in cash equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock unit, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

50% of the Deltacom time-based restricted stock units that are held by the Specified Continuing Employees and that are outstanding, unvested and not yet delivered immediately prior to the effective time of the merger, will be cancelled in exchange for a payment in cash equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock units, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

50% of the Deltacom time-based restricted stock units that are held by the Specified Continuing Employees and that are outstanding, unvested and not yet delivered immediately prior to the effective time of the merger will be assumed by EarthLink and converted into restricted stock units that represent the right to acquire a number of shares of common stock of EarthLink equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock units, multiplied by (ii) a fraction, the numerator of which equals the Merger Consideration and the denominator of which will be the average closing price per share of EarthLink common stock for the 20 trading days ending on (and including) the second trading day immediately prior to the effective time of the merger; and

•

each of the time-based restricted stock units held by the continuing employees, other than the Specified Continuing Employees, that is outstanding immediately prior to the effective time of the merger will be assumed by EarthLink and converted into a restricted stock unit that represents the right to acquire a number of shares of common stock of EarthLink equal to the product of (i) the number of shares of Deltacom common stock represented by such Deltacom time-based restricted stock unit, multiplied by (ii) a fraction, the numerator of which equals the Merger Consideration and the denominator of which will be the average closing price per share of EarthLink common stock for the 20 trading days ending on (and including) the second trading day immediately prior to the effective time of the merger.

Reasons for the Merger; Recommendation of Our Board of Directors (page 24)

After consideration of various factors as discussed under “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 24, Deltacom’s Board of Directors unanimously (i) approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it was in the best interests of Deltacom’s stockholders that Deltacom enter into the Merger Agreement and consummate the merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted for adoption by Deltacom’s stockholders and (iv) recommended to Deltacom’s stockholders that they adopt the Merger Agreement.

For a discussion of the material factors considered by Deltacom’s Board of Directors in reaching their conclusions, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 24.

Written Consent and Voting Agreement (page 27)

On October 1, 2010, concurrently with the execution of the Merger Agreement, the WCAS Stockholders and the TCP Stockholders, who collectively held approximately 62% of our issued and outstanding common stock entitled to vote on the adoption of the Merger Agreement as of the date of the Merger Agreement, entered into a Written Consent and Voting Agreement, which we refer to as the Voting Agreement, with EarthLink and agreed, among other things, to execute and deliver to Deltacom a written consent in accordance with Section 228 of the DGCL to adopt the Merger Agreement. A copy of the Voting Agreement is attached to this information statement as Annex B. Deltacom’s Board of Directors unanimously approved the Voting Agreement.

On October 1, 2010, immediately following execution of the Merger Agreement and the Voting Agreement, the WCAS Stockholders and the TCP Stockholders delivered to Deltacom a written consent adopting the Merger Agreement. Under certain circumstances specified in the Voting Agreement, including an event in which the Merger Agreement is terminated in accordance with its terms, the Voting Agreement will automatically terminate and the written consent of each of the WCAS Stockholders and the TCP Stockholders will automatically be revoked.

Opinion of Deltacom’s Financial Advisor — Evercore Group L.L.C. (page 28 and Annex C)

In connection with the merger, Deltacom’s financial advisor, Evercore Group L.L.C., referred to as Evercore, delivered a written opinion, dated September 30, 2010, to Deltacom’s Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of Deltacom common stock. The full text of Evercore’s written opinion, dated September 30, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this information statement as Annex C. Evercore’s opinion was provided for the information and benefit of Deltacom’s Board of Directors (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and does not address any other aspect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies or transactions that might be available to Deltacom or in which Deltacom might engage, nor does it address the underlying business decision of Deltacom to proceed with or effect the merger. Evercore’s opinion does not constitute a recommendation to Deltacom’s Board of Directors or to any other persons in respect of the merger, including as to how any security holders of Deltacom should vote or act, or whether any such holders should enter into written consents, in respect of the merger.

We encourage you to read the opinion of Evercore described above carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion.

Opinion of Deltacom’s Financial Advisor — Miller Buckfire & Co., LLC (page 34 and Annex D)

Miller Buckfire & Co., LLC, which we refer to as Miller Buckfire, one of Deltacom’s financial advisors, delivered to Deltacom’s Board of Directors an opinion, dated September 30, 2010, to the effect that, as of that date and based upon and subject to the assumptions and limitations described in Miller Buckfire’s opinion, the Merger Consideration was fair, from a financial point of view, to Deltacom’s stockholders. The full text of such opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken is attached as Annex D to this information statement. Pursuant to an engagement letter between Deltacom and Miller Buckfire, Deltacom paid Miller Buckfire a fee of $400,000 upon Miller Buckfire’s delivery of its opinion.

Miller Buckfire provided its opinion to our Board of Directors for the information and assistance of our Board of Directors in connection with and for the purpose of our Board of Directors’ evaluation of the Merger Consideration, from a financial point of view. Miller Buckfire’s opinion does not constitute a recommendation to our Board of Directors or to any other persons in respect of the merger, including as to how any security holders of Deltacom should vote or act, or whether any such holders should enter into written consents, in respect of the merger.

We encourage you to read the opinion of Miller Buckfire described above carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion.

Financing for the Merger (page 40)

We estimate that the total amount of funds necessary to complete the merger and the related transactions and financings, including the payment of related fees and expenses, will be a maximum amount of approximately $603.5 million. We expect, and EarthLink has provided representations and warranties to us in the Merger Agreement, that EarthLink and its subsidiaries will have sufficient cash on hand or available financing to fund this amount. This amount includes approximately $267.3 million of the Merger Consideration to be paid to Deltacom stockholders and up to $328.3 million reflecting the principal amount of all outstanding indebtedness of Deltacom that will be assumed by EarthLink, including $325 million principal amount of Deltacom’s 10.5% senior secured notes due 2016, which we refer to as the Deltacom Senior Secured Notes, and which, following the change of control of Deltacom resulting from the merger, EarthLink may be required to repurchase in whole or in part at 101% of their principal amount at the option of the holders of the Deltacom Senior Secured Notes.

The Merger Agreement (page 49)

The Merger Agreement is attached to this information statement as Annex A. We encourage you to read the Merger Agreement carefully and in its entirety because it is a legal document that governs the merger.

Restrictions on Solicitations (page 57)

The Merger Agreement prohibits Deltacom from soliciting or encouraging takeover proposals that compete with the merger. However, if any third party had made an unsolicited takeover proposal to Deltacom during the 15-day period following the date of the Merger Agreement, Deltacom would have been permitted, subject to the terms and conditions set forth in the Merger Agreement and the Voting Agreement, to provide information to such third party on a confidential basis and engage in discussions and negotiations with such third party until the expiration of 30 days following the date of the Merger Agreement, provided that, among other things, our Board of Directors determined in good faith (i) that such takeover proposal was or could reasonably have been expected to lead to a superior proposal, and (ii) after consultation with Deltacom’s outside legal counsel, that failure by our Board of Directors to cause Deltacom to provide information to such third party and engage in discussions and negotiations with such third party would have been inconsistent with our Board of Directors’ fiduciary duties under applicable law. Deltacom did not receive any unsolicited takeover proposals during the 15-day period following the date of the Merger Agreement.

If Deltacom had received an unsolicited takeover proposal during the 15-day period following the date of the Merger Agreement that was or became a superior proposal, then Deltacom would have been permitted, under certain circumstances and subject to the terms and conditions of the Merger Agreement and the Voting Agreement, to terminate the Merger Agreement to enter into a definitive agreement with respect to such superior proposal prior to the expiration of 30 days following the date of the Merger Agreement. Prior to such termination, Deltacom would have been required, among other things, to notify EarthLink at least three days in advance of Deltacom’s intention to take such action and allow EarthLink an opportunity to propose changes to the terms of the Merger Agreement that would have caused such takeover proposal not to be a superior proposal. If Deltacom had terminated the Merger Agreement and entered into such a definitive agreement, it would have been required concurrently to pay to EarthLink a termination fee of $8.25 million, plus reimbursement of EarthLink’s costs and expenses relating to the transactions contemplated by the Merger Agreement, up to a maximum of $2.5 million.

Conditions to the Merger (page 60)

Each of Deltacom’s, EarthLink’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

the adoption of the Merger Agreement by a requisite percentage of our stockholders, which occurred when the written consent was executed and delivered to Deltacom by the WCAS Stockholders and the TCP Stockholders on October 1, 2010;

•

the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and the receipt of all other approvals of governmental authorities specified in the Merger Agreement;

•	the absence of legal prohibitions on the completion of the merger; and

•	the mailing of this information statement to our stockholders and the passage of at least 20 calendar days following such mailing.

In addition, EarthLink’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Deltacom’s representations and warranties in the Merger Agreement being true and correct in the manner discussed under “The Merger Agreement — Conditions to the Merger” beginning on page 60;

•	Deltacom’s performance in all material respects of its obligations required to be performed at or prior to the effective time of the merger;

•

the delivery to EarthLink by Deltacom of a certificate, signed on behalf of Deltacom by one of its executive officers, certifying as to matters described in the immediately preceding two bullet points; and

•	the absence of a material adverse effect with respect to Deltacom.

In addition, Deltacom’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

EarthLink’s and Merger Sub’s representations and warranties in the Merger Agreement being true and correct in the manner discussed under “The Merger Agreement — Conditions to the Merger” beginning on page 60;

•	EarthLink’s and Merger Sub’s performance in all material respects of their obligations required to be performed at or prior to the effective time of the merger; and

•

the delivery to Deltacom by EarthLink of a certificate, signed by an executive officer of EarthLink, certifying on behalf of EarthLink and Merger Sub as to matters described in the immediately preceding two bullet points.

Termination of the Merger Agreement (page 62)

The Merger Agreement may be terminated at any time upon the mutual written agreement of Deltacom and EarthLink. Other circumstances under which Deltacom or EarthLink may terminate the Merger Agreement are described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 62. If the Merger Agreement is terminated, then Deltacom may be required, under certain circumstances specified in the Merger Agreement, to pay to EarthLink a termination fee of $8.25 million plus reimbursement of EarthLink’s costs and expenses relating to the transactions contemplated by the Merger Agreement, up to a maximum of $2.5 million. The specific circumstances in which such termination fee and reimbursement are payable are described under “The Merger Agreement — Termination Fees” beginning on page 63.

Regulatory and Other Governmental Approvals (page 47)

The merger is subject to review under the HSR Act by the U.S. Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and the U.S. Federal Trade Commission, which we refer to as the FTC. The HSR Act provides that transactions such as the merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On October 8, 2010, Deltacom and Merger Sub each filed a Pre-merger Notification and Report Form with the Antitrust Division and the FTC in accordance with the HSR Act. At anytime before the completion of the merger, the Antitrust Division or the FTC could take actions under U.S. antitrust laws as it deems necessary or desirable in the public interest to enjoin the merger, and any state or private party could seek the same. In addition, at any time before or after the completion of the merger, the Antitrust Division or the FTC or any state or private party could seek a divestiture of some or a substantial portion of Deltacom’s assets or the imposition of restrictions on the conduct of Deltacom’s business.

The merger is also subject to Deltacom’s receipt of approval from the U.S. Federal Communications Commission, which we refer to as the FCC, for the transfer to EarthLink, in connection with the merger, of control with respect to an International Section 214 Authorization, which is currently held by certain subsidiaries of Deltacom pursuant to Section 214 of the Communications Act of 1934. On October 6, 2010, Deltacom filed a transfer of control application with the FCC in accordance with Section 214 of the Communications Act of 1934.

The merger is also subject to Deltacom providing notices to and receiving approvals from certain state or local public service commissions. Deltacom has filed notices and applications for approvals with such state or local public service commissions at various times following the date of the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (page 46)

The merger will be taxable to our stockholders who are U.S. Holders (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 46) for U.S. federal income tax purposes. A U.S. Holder of Deltacom common stock that holds the Deltacom shares as capital assets receiving cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amounts of cash received and such U.S. Holder’s adjusted tax basis in the shares of Deltacom common stock surrendered. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax circumstances.

Interests of Deltacom’s Directors and Executive Officers in the Merger (page 41)

You should be aware that certain of our directors and executive officers may have interests in the merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:

•	the cash-out of all outstanding stock options and time-based restricted stock units held by our directors and our executive officers who are non-continuing employees;

•

the cash-out of all outstanding stock options, all outstanding vested but not yet delivered time-based restricted stock units, and a portion of the awards of time-based restricted stock units (to the extent the awards represent 50% of the outstanding and unvested shares of Common Stock subject to such award) held by Specified Continuing Employees;

•

the conversion of the remaining awards of Deltacom time-based restricted stock units held by our executive officers who are not non-continuing employees into restricted stock units with respect to shares of EarthLink common stock;

•	severance payments to three of our executive officers in respect of termination of their employment effective as of the effective time of the merger;

•

the continued rights to indemnification and advancement of expenses, exculpation and insurance coverage for our current and former directors and executive officers for six years following the closing under the Merger Agreement; and

•	certain of our directors are affiliated with persons that hold Deltacom Senior Secured Notes.

Our Board of Directors was aware of these interests and considered that these interests may be different from, or in addition to, the interests of our stockholders generally, among other matters, in making its determinations regarding the merger and the Merger Agreement. The interests of Deltacom’s directors and executive officers are described more fully under “The Merger — Interests of Deltacom’s Directors and Executive Officers in the Merger” beginning on page 41.

Procedure for Receiving Merger Consideration (page 51)

As promptly as practicable after the effective time of the merger (and in any event within two business days following the effective time of the merger), a paying agent designated by EarthLink will mail a letter of transmittal and instructions to all of Deltacom’s stockholders of record as of the effective time of the merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the Merger Consideration. You should not forward your stock certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page 64)

The common stock of Deltacom is listed on the OTC Bulletin Board under the trading symbol “ITCD.OB”. The closing sale price of Deltacom common stock on September 30, 2010, which was the last trading day before the announcement of the execution of the Merger Agreement, was $1.45 per share.

Appraisal Rights (page 65)

Holders of Deltacom common stock, other than the WCAS Stockholders and the TCP Stockholders (who agreed not to seek appraisal pursuant to the Voting Agreement), may elect to pursue their appraisal rights to receive, in lieu of the Merger Consideration, the judicially determined fair value of their shares, which could be more or less than, or the same as, the Merger Consideration, but only if they comply with the procedures required under Section 262 of the DGCL. In order to qualify for these rights, you must make a written demand for appraisal prior to [                    ], 2010, which is the date that is 20 days following the mailing of this information statement, and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 65. A copy of Section 262 of the DGCL is also included as Annex E to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This information statement and the documents to which we refer you in this information statement contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding projections of total revenue, Adjusted EBITDA, net income, free cash flow or other financial items, the expected timing of the closing of the merger, Deltacom’s and it management’s expectations, beliefs, strategies, objectives, plans and intentions, anticipated financial performance, business prospects, critical accounting policies, technological developments, new services, consolidation activities, research and development activities, future challenges and opportunities, regulatory, market and industry trends and similar matters. All forward-looking statements included in this communication are based on information available to Deltacom on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

Adjusted EBITDA is defined by us as net income (loss) before interest income and expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, non-cash loss on extinguishment of debt, write-off of debt discount and issuance cost, prepayment penalties on debt, equity commitment fees, restructuring expenses, merger-related expenses, asset impairment loss and other income or loss, all as disclosed in the consolidated statements of operations and comprehensive loss. Not all of these adjustments are applicable in every period. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA” in our Annual Report on Form 10-K for our 2009 fiscal year for additional information regarding management’s reasons for including Adjusted EBITDA data and for material limitations with respect to the usefulness of this measure.

No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Deltacom nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those described in any such forward-looking statements, many of which are beyond Deltacom’s control. These factors include, without limitation, failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the merger; failure to consummate or delay in consummating the merger for other reasons; changes in laws or regulations; changes in general economic conditions; the outcome of any legal proceedings that have been or may be instituted against Deltacom and others related to the Merger Agreement; consolidation of local exchange carrier companies, within and across industries; the intensity of competition from competitors with greater financial, technical or marketing resources than ours and their strategic response to new or emerging technologies, changes in the industry, changes in customer needs or demands, or our services and offerings; the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities or recurrent incidents of untimely delivery of services that could cause our customers to seek to obtain services from other suppliers; our ability to maintain relationships with our key customers; the impact of the merger on our ability to attract and retain key personnel, on our sales, including the length of our sales cycles, and on our total costs and expenses; the diversion of management’s attention from ongoing business concerns as a result of the merger; costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, that must be paid even if the merger is not completed; new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; the failure to develop new or enhanced services or offerings in a timely manner, or at all, in response to evolving market demands; overall economic conditions; the availability of cash on hand or financing for EarthLink to finance the merger; new legislation or changes in government or quasi-government rules, regulations, directives or standards may reduce demand for our service or increase our expenses; our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all; our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; regulatory oversight to which we are subject and the provision of services to customers that are subject to regulatory oversight, and any investigation of us relating to our services could be expensive, time consuming and harm our reputation; complex regulations and licensing requirements to which we or certain of our subsidiaries are subject; the ability of the WCAS Stockholders and the TCP Stockholders to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and the information contained under the headings “Risk Factors” and “Business” and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, which we refer to as the SEC.

Deltacom undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Deltacom’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

THE PARTIES TO THE MERGER

Deltacom

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Telephone: (256) 382-5900

Deltacom is a Delaware corporation, and it and its subsidiaries provide comprehensive suite of high-quality data and voice communications services, including high-speed or broadband data communications (which consist of Ethernet and Internet access connectivity), local exchange, long-distance and conference calling, and mobile data and voice services. Deltacom also sells customer premises equipment to business customers.

For more information about Deltacom, please visit its website at http://www.deltacom.com. Deltacom’s website address is provided as an inactive textual reference only. The information provided on Deltacom’s website is not part of this information statement and is not incorporated in this information statement by reference. The common stock of Deltacom is publicly traded on OTC Bulletin Board under the symbol “ITCD.OB” For more information on Deltacom, please refer to the section entitled “Where Stockholders Can Find Additional Information” beginning on page 72.

EarthLink and Merger Sub

EarthLink, Inc. and Egypt Merger Corp.

1375 Peachtree St.

Atlanta, Georgia 30309

Telephone: (404) 815-0770

EarthLink is a Delaware corporation, and it is an Internet service provider, providing nationwide Internet access and related value-added services to individual and business customers. EarthLink’s primary service offerings are dial-up and high-speed Internet access services and related value-added services, such as ancillary services sold as add-on features to its Internet access services, search and advertising. In addition, through its wholly owned subsidiary, New Edge Networks, EarthLink also builds and manages IP-based wide area networks for businesses and communications carriers.

Merger Sub was formed by EarthLink solely for the purpose of completing the merger with the Deltacom. Merger Sub is a wholly owned subsidiary of EarthLink and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the merger, Merger Sub will merge with and into Deltacom, and Merger Sub will cease to exist and Deltacom will continue as the surviving corporation.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our Board of Directors and management team have reviewed and evaluated our strategy and potential strategic alternatives on a regular basis. Our strategic considerations have included potential acquisitions of other companies and strategic assets, potential refinancing transactions and potential divestitures of assets. In reviewing and evaluating our strategy and potential strategic alternatives, we have recognized that there is a continuing trend toward consolidation by means of mergers, acquisitions and strategic alliances in the communications industry, and that such activities have strengthened our primary competitors. Therefore, our strategic considerations have included possibilities in which Deltacom could potentially be an acquisition target of other companies in the telecommunications industry. Set forth below is a description of the process in which we engaged prior to entering into the Merger Agreement with EarthLink.

On June 19, 2009, Randall Curran, Deltacom’s Chief Executive Officer, received a phone call from the chief executive officer of a company in the telecommunications industry, which we refer to as Company A, requesting a meeting with Mr. Curran to discuss general industry trends and the potential strategic fit of Deltacom and Company A. On July 13, 2009, Mr. Curran, Richard Fish, Deltacom’s Chief Financial Officer, and Thomas McInerney, the Chairman of Deltacom’s Board of Directors, met with the chief executive officer of Company A and other members of Company A’s management team in New York, New York. At the meeting, the participants from Deltacom and Company A discussed general industry trends, the potential strategic fit of the two companies, valuation parameters, consideration and alternatives for the form of consideration. A few weeks after the meeting, the management team of Company A informed our management team that Company A had decided not to pursue any acquisition of companies operating as a CLEC at that time.

On October 8, 2009, the chief executive officer of Company A called Mr. Curran to resume discussions concerning valuation parameters, consideration and alternatives for the form of consideration. On that call, the chief executive officer of Company A asked Mr. Curran to give him a proposed valuation for Deltacom at which Deltacom would be interested in continuing to explore a potential transaction with Company A.

On October 10, 2009, Mr. Curran delivered a memo to Deltacom’s Board of Directors regarding a valuation range for a potential transaction with Company A. Mr. Curran received authorization from Deltacom’s Board of Directors to propose a valuation of $3.03 per share of Deltacom’s common stock, based on a 5.76x multiple of Deltacom’s March 31, 2009 last-12-month, or LTM, Adjusted EBITDA, attributing a total enterprise value of approximately $493 million to Deltacom. On October 12, 2010, Mr. Curran made this proposal to the chief executive officer of Company A.

On October 15, 2009, the chief executive officer of Company A and Mr. Curran again discussed the possibility of an acquisition of Deltacom by Company A. In addition, they discussed whether Company A’s financing sources would provide financing for such transaction, due diligence matters and a possible timetable for such a transaction. The chief executive officer of Company A expressed a desire to enter into a definitive agreement for such acquisition in December of 2009.

On November 1, 2009, Mr. Curran sent an email to the chief executive officer of Company A to propose further discussions about a potential acquisition of Deltacom by Company A. On the following day, Mr. Curran and the chief executive officer of Company A discussed the level of interest of Company A’s board of directors in pursuing such a transaction, whether Company A’s financing sources would be willing to provide financing for such a transaction, valuation parameters and the overall timing and process of such a transaction. The chief executive officer of Company A informed Mr. Curran that, although Company A remained interested in exploring strategic alternatives, including a potential acquisition of Deltacom, Company A would not be making any acquisitions before Company A achieved certain financial performance targets. The chief executive officer of Company A told Mr. Curran that he would know whether Company A had met these targets in January of 2010, and that the companies should plan to resume discussions then. The chief executive officer of Company A informed Mr. Curran that, although Company A would not be pursuing a transaction with Deltacom at that time, the proposed valuation of $3.03 per share of Deltacom common stock, based on a 5.76x multiple of Deltacom’s March 31, 2009 LTM Adjusted EBITDA, was acceptable. Mr. Curran sent an email to Deltacom’s Board of Directors following this conversation to inform Deltacom’s Board of Directors of this break in discussions.

On November 17, 2009, a member of Deltacom’s Board of Directors contacted the chief operating officer of a company in the telecommunications industry, which we refer to as Company B, and discussed general industry trends and the potential strategic fit of Deltacom and Company B.

During the latter part of 2009 and the early part of 2010, while exploring opportunities for potential transactions with either Company A or Company B, Deltacom also explored various other strategic opportunities, including the possibility that Deltacom would make strategic acquisitions. Throughout this period, Deltacom considered several acquisition targets in the CLEC industry, but, with two exceptions, did not advance to the point of making an actual bid.

On January 8, 2010, Mr. Curran sent an email to the chief executive officer of Company A to schedule a phone call to discuss whether Company A wanted to restart discussions regarding a potential acquisition of Deltacom. Mr. Curran mentioned that, given the favorable conditions that then existed in the capital markets, Deltacom may consider refinancing its indebtedness if Company A was no longer interested in pursuing a potential acquisition of Deltacom.

On January 12, 2010, Mr. Curran and the chief executive officer of Company A spoke to confirm a valuation of Deltacom at $3.03 per share of Deltacom common stock, based on a 5.76x multiple of Deltacom’s March 31, 2009 LTM Adjusted EBITDA, that they previously had discussed. The chief executive officer of Company A informed Mr. Curran that he was going to meet informally with certain members of the board of directors of Company A, as well as attend a formal meeting of the board of directors of Company A on January 27, 2010, to discuss a potential acquisition of Deltacom by Company A. However, the chief executive officer of Company A indicated that Deltacom should not suspend its refinancing efforts and stated that he would speak with Mr. Curran in the near future.

Also on January 12, 2010, Mr. Fish and the chief financial officer of Company A exchanged certain financial data in connection with a potential acquisition of Deltacom by Company A.

On January 21, 2010, the chief executive officer of Company A discussed with Mr. Curran the status of a potential acquisition of Deltacom by Company A and indicated that there was support from key persons on the board of directors of Company A. The chief executive officer of Company A also indicated that he expected to receive approval to pursue such acquisition at a formal meeting of the board of directors of Company A on January 27, 2010, and that he would send Deltacom a letter of intent regarding such acquisition and containing terms consistent with his previous discussions with Mr. Curran. Later on January 21, 2010, Mr. Curran sent (i) an email to Deltacom’s Board of Directors to summarize the discussions between Deltacom and Company A and (ii) an email to the chief executive officer of Company A to inform him that Deltacom’s Board of Directors had been told to expect to receive a letter of intent from Company A.

In late January of 2010, Deltacom continued to work towards a refinancing of its indebtedness. It did so due, in part, to the prior statements made by the chief executive officer of Company A, indicating that (i) Deltacom should not suspend its refinancing efforts to wait for a proposal from Company A and (ii) Company A was actively considering many different strategic alternatives, of which acquiring Deltacom was only one of the possibilities. On February 1, 2010, the chief executive officer of Company A contacted Mr. Curran, who informed him that they could not continue discussions with Company A because of Deltacom’s ongoing refinancing efforts.

On February 17, 2010, Mr. Curran sent an email to the chief executive officer of Company A to inform him that Deltacom had decided not to proceed with a refinancing, given that market conditions for refinancing Deltacom’s debt had become less favorable, and inquired whether Company A was still interested in pursuing a potential acquisition of Deltacom by Company A. The chief executive officer of Company A indicated that Company A remained interested in pursuing a transaction with Deltacom and wanted to schedule a meeting to discuss the matter further.

On March 4, 2010, Mr. Curran, Mr. McInerney and Julie Smoots, Senior Vice President — Finance of Deltacom, met with the chief executive officer and the chief financial officer of Company A in New York, New York to discuss valuation parameters, consideration and the form of consideration of a potential acquisition of Deltacom by Company A. At the meeting, the chief executive officer of Company A stated that he would discuss with the board of directors of Company A the proposed terms of such acquisition, which included a valuation of Deltacom based on a 5.75x multiple of Deltacom’s calendar year 2009 Adjusted EBITDA and consideration to be comprised of both cash and shares of Company A common stock, and that he would follow up with Deltacom by March 9, 2010. On the same day, Mr. Curran sent an email to Deltacom’s Board of Directors to provide details of the meeting with Company A in New York, New York and to propose engaging Evercore as Deltacom’s financial advisor in connection with a potential transaction. Subsequently, Evercore was engaged as Deltacom’s financial advisor and Deltacom began to work closely with Evercore in connection with exploring the possibility of a sale of Deltacom.

On March 18, 2010, the chief executive officer of Company A called Mr. Curran and indicated that, although the board of directors of Company A was mostly supportive of the general acquisition strategy, Company A needed to consider the synergies of a potential acquisition of Deltacom before it could proceed with making a formal proposal. Mr. Curran stated that timing had become an issue for Deltacom due to its exploration of other potential strategic alternatives and the favorable conditions existing in the capital markets. Mr. Curran requested that the chief executive officer of Company A provide Deltacom with a detailed and specific proposal from Company A that described how Company A intended to finance an acquisition of Deltacom. The chief executive officer of Company A agreed that Company A would send to Deltacom the requested detailed and specific financing proposal and a confirmation that Company A’s board of directors fully supported a potential acquisition of Deltacom. Meanwhile, Mr. Curran agreed to make certain Deltacom employees available to assist Company A evaluate potential synergies of a transaction with Deltacom.

On March 19, 2010, Company A and Deltacom executed an extension of an existing confidentiality agreement and agreed to speak again during the following week to discuss further a potential acquisition of Deltacom by Company A. Mr. Curran stated that timing was important for Deltacom because it needed to consider pursuing other potential strategic alternatives. Mr. Curran again asked to receive a detailed acquisition proposal from Company A, including an assurance that there would be no financing condition to an acquisition of Deltacom by Company A. The chief executive officer of Company A assured Mr. Curran that Company A would provide such a proposal.

On March 21, 2010, and continuing through March 22, 2010, employees of Company A and Deltacom participated in conference calls regarding potential synergies in a potential transaction between Deltacom and Company A.

On March 24, 2010, given the absence of any substantive developments toward a transaction between Deltacom and Company A and because market conditions at that time were very favorable to Deltacom in respect of a debt refinancing, Mr. Curran sent a letter to the chief executive officer of Company A stating that, effective immediately, Deltacom was terminating all discussions regarding a potential acquisition of Deltacom by Company A.

Throughout April and May of 2010, Deltacom participated in discussions with a company in the telecommunications industry, which we refer to as Target A, concerning a potential acquisition of Target A by Deltacom. Deltacom expressed its interest in acquiring Target A, performed due diligence on Target A and delivered a term sheet to Target A with respect to a possible acquisition of Target A, but ultimately did not pursue that transaction. During this same period, Deltacom also contacted another company in the telecommunications industry, which we refer to as Target B. Deltacom delivered to Target B a term sheet for acquiring various assets held by Target B, but ultimately did not pursue any transaction with Target B.

In April or May of 2010, Mr. Curran asked Evercore to contact Company A to gauge its interest in resuming discussions on a potential acquisition of Deltacom. Company A indicated that it remained interested in such acquisition, but had concerns regarding certain terms in the Deltacom Senior Secured Notes.

After a meeting of Deltacom’s Board of Directors held on May 11, 2010, a member of Deltacom’s Board of Directors contacted the chief operating officer of Company B to discuss general industry trends and the potential strategic fit of Deltacom and Company B. On May 24, 2010, such member sent an email to Mr. Curran regarding these discussions. On May 25, 2010, Mr. Curran spoke to the chief financial officer of Company B and gave him a general overview of Deltacom. The chief financial officer of Company B informed Mr. Curran that, although Company B was interested in pursuing a potential transaction with Deltacom, Company B was occupied with its efforts to complete other pending acquisitions and integrate assets from other various recent transactions. On June 21, 2010, Mr. Curran and Mr. Fish spoke again with the chief operating officer and chief financial officer of Company B. A few days later, Mr. Curran spoke with the chief financial officer of Company B, who told Mr. Curran that Company B appreciated the opportunity to learn about Deltacom and would contact Deltacom again if it were interested in having further discussions.

On June 4, 2010, Mr. Curran spoke with the chief executive officer of Company A, who indicated that Company A remained interested in acquiring Deltacom, but was also considering two other acquisitions.

In early July of 2010, Deltacom began working with Paul, Weiss, Rifkind, Wharton & Garrison LLP, which we refer to as Paul Weiss, in connection with a potential sale of Deltacom.

On July 26, 2010, Mr. Curran had breakfast with a representative of a company in the telecommunications industry, which we refer to as Target C. The two discussed general industry trends and the potential strategic fit of Deltacom and Target C in a potential acquisition of Target C by Deltacom.

After the close of business on July 28, 2010, the chief financial officer of Company A spoke with Mr. Curran and requested a tour of Deltacom’s facilities. Mr. Curran suggested that it would make more sense for the parties to focus their attention and energies on discussing the material terms for the potential acquisition of Deltacom by Company A. The chief financial officer of Company A agreed and indicated that Company A would follow up with Deltacom.

On August 9, 2010, Rolla Huff, the Chief Executive Officer of EarthLink, contacted a member of Deltacom’s Board of Directors in an effort to schedule a meeting with Mr. Curran. Later that day, Mr. Curran received a call from Mr. Huff requesting a meeting to discuss general industry trends and the potential strategic fit of Deltacom and EarthLink.

On August 13, 2010, Mr. Curran was notified by the chief executive officer of Company A that Deltacom should expect to receive a term sheet from Company A within a week from that date outlining Company A’s proposal with respect to certain key terms, valuation parameters and consideration. The term sheet was to provide for a transaction in which (i) the per share consideration would be slightly over $3.00, (ii) the consideration would be comprised of a mix of cash and stock in such proportions as would be acceptable to Deltacom and Company A, (iii) there would be no financing contingency and (iv) financing would be obtained under a bridge commitment from one of Company A’s existing financing sources. The chief executive officer of Company A expressed confidence that Company A could execute definitive documents in respect of a potential acquisition of Deltacom within the following four or five weeks. The chief executive officer of Company A also revealed to Mr. Curran that Company A was actively working toward another acquisition at that time, and assured Mr. Curran that the board of directors of Company A would be supportive of executing on two acquisitions in close proximity to one another.

Later that same day, Mr. Curran sent an email to Deltacom’s Board of Directors informing Deltacom’s directors that the chief executive officer of Company A had promised to provide Deltacom with a term sheet in the following week. Mr. Curran also mentioned that Company A was also exploring other acquisition opportunities at the same time. Mr. Curran asked Deltacom’s Board of Directors whether Deltacom should begin a third-party solicitation process with other potential acquirers to gauge their interest in acquiring Deltacom. After careful deliberation, Deltacom’s Board of Directors decided on August 16, 2010 that Deltacom should not proceed with a third-party solicitation process before it had received a term sheet from Company A.

On August 17, 2010, Mr. Curran sent an email to Deltacom’s Board of Directors to inform Deltacom’s directors that he had been communicating with Mr. Huff in connection with a potential acquisition of Deltacom by EarthLink, and that Mr. Huff would be meeting with Deltacom’s management in Huntsville, Alabama during the following week. Mr. Huff had given Mr. Curran an overview of EarthLink’s operations and the two had discussed valuation parameters and consideration alternatives.

Also on August 17, 2010, Sam DeSimone, EarthLink’s general counsel, sent to Deltacom an initial draft of a non-disclosure agreement. On August 18, 2010, after negotiating some changes to the non-disclosure agreement, Thomas Mullis, General Counsel to Deltacom, sent an executed non-disclosure agreement to Mr. DeSimone which was executed by EarthLink on that day.

On August 20, 2010, Deltacom received a proposal letter from Company A, which we refer to as the August 20 letter. The August 20 letter proposed a potential acquisition of Deltacom by Company A in which, among other things, (i) the per share merger consideration was calculated by Company A to be $2.85, (ii) the merger consideration would be paid 54% in cash and 46% in shares of Company A’s common stock and (iii) Deltacom and Company A would share equally any financial burden relating to dealing with the Deltacom Senior Secured Notes. The August 20 letter sought a 30-day exclusivity period for Company A and indicated that Company A could complete its due diligence of Deltacom within 30 days.

When Deltacom reviewed the August 20 letter, it made certain adjustments to the proposed per share merger consideration to reflect updated information regarding certain elements of Deltacom’s capital structure and to account for certain anticipated financing costs. After making such adjustments, the per share merger consideration offered by the August 20 letter, as calculated by Deltacom, was reduced to $2.75.

Also on August 20, 2010, following Deltacom’s receipt of the August 20 letter, Mr. Curran spoke with the chief executive officer of Company A. In that conversation, the chief executive officer of Company A agreed with Deltacom’s adjustments to the August 20 letter and told Mr. Curran that (i) Company A would be ready to commence due diligence after the weekend and (ii) Company A was considering multiple possible acquisitions with Deltacom being the preferred target. When asked about Company A’s needs in respect of due diligence, the chief executive officer of Company A replied that due diligence could be done mostly online and through management conference calls, and that only limited facility visits would be necessary. On the same day, Mr. Curran provided an update of his conversation with the chief executive officer of Company A to Deltacom’s Board of Directors.

On August 24, 2010, Deltacom’s Board of Directors met to discuss the August 20 letter and Deltacom’s counterproposal thereto, which included, among other things, (i) a valuation of Deltacom based on a 5.75x multiple of Deltacom’s LTM June 30, 2010 Adjusted EBITDA, resulting in an implied per share merger consideration of $2.93, (ii) a proposal for Deltacom and Company A to share on a 50/50 basis any consent fees relating to obtaining amendments to the Deltacom Senior Secured Notes subject to a $4 million maximum for Deltacom, (iii) a rejection of Company A’s request for exclusivity and (iv) a rejection of Company A’s request for guarantees by Deltacom in the transaction regarding minimum cash balances in its accounts. At the same meeting, Deltacom’s Board of Directors also discussed whether Deltacom should conduct a third-party solicitation process to gauge other parties’ interest in acquiring Deltacom. After a lengthy discussion in which it was concluded that the two parties most reasonably likely to be interested in acquiring Deltacom were Company B and Company C, Deltacom’s board of directors authorized Evercore to approach such companies. Deltacom’s Board of Directors also authorized the sending of Deltacom’s proposed response to the August 20 letter to Company A, and such proposed response was sent to Company A on the same day.

Also on August 24, 2010, following the meeting of Deltacom’s Board of Directors and in accordance with its directions, Evercore contacted Company B and Company C to gauge their respective interest in pursuing a potential acquisition of Deltacom.

On the evening of August 24, 2010, members of Deltacom’s management had a dinner meeting with members of EarthLink’s management in Huntsville, Alabama to discuss a potential acquisition of Deltacom by EarthLink.

On August 25, 2010, Evercore spoke with the chief executive officer of Company C, who indicated to Evercore that Company C would be moderately interested in exploring a potential transaction with Deltacom. Evercore responded that Company C should enter into a confidentiality agreement with Deltacom, and that the chief executive officer of Company C should speak with Mr. Curran.

Also on August 25, 2010, members of Deltacom’s management met again with members of EarthLink’s management in Huntsville, Alabama to discuss a potential acquisition of Deltacom by EarthLink. At the meeting, Mr. Huff expressed a desire to speak with certain members of Deltacom’s Board of Directors to discuss such acquisition, and Mr. Curran encouraged Mr. Huff to submit a written proposal to Deltacom in respect of such acquisition.

Later in the day on August 25, 2010, Mr. Curran and Mr. Fish had a call with the chief executive officer and the chief financial officer of Company A to discuss two issues with regard to Deltacom’s counterproposal: (i) structuring alternatives for a potential acquisition of Deltacom by Company A and (ii) whether the transaction would be subject to any guarantees by Deltacom regarding minimum cash balances in its accounts. On that call, the chief executive officer and the chief financial officer of Company A indicated to Mr. Curran and Mr. Fish, among other things, that Company A was considering a structure whereby Deltacom would be acquired as an unrestricted subsidiary of Company A to minimize the costs of dealing with the Deltacom Senior Secured Notes following such acquisition, and that Company A’s legal counsel was working through related issues, such as consent fees.

On August 26, 2010, certain members of Deltacom’s Board of Directors spoke with Mr. Huff regarding a potential acquisition of Deltacom by EarthLink and asked EarthLink to send to Deltacom a written proposal in respect of such acquisition. On the same day, Mr. Curran provided an update to Deltacom’s Board of Directors regarding recent discussions with EarthLink and Company A.

On August 27, 2010, Mr. Curran spoke to the chief executive officer of Company A, who informed Mr. Curran that Company A’s board of directors had met telephonically and reaffirmed Company A’s interest in pursuing a potential acquisition of Deltacom, and that one of Company A’s outside counsel was preparing an analysis relating to an acquisition structure that would not restrict Deltacom’s ability to maintain outstanding debt and that Company A would propose to use and that such analysis would be provided to Deltacom on August 30, 2010. In response, Mr. Curran suggested that Company A’s outside transaction counsel engage in active discussions with Paul Weiss regarding a transaction. Mr. Curran also indicated to the chief executive officer of Company A that, after a review of precedents for public company transactions, Deltacom did not believe that a guarantee in the transaction by Deltacom regarding minimum cash balances in Deltacom’s accounts was typical, and that such guarantee was unacceptable to Deltacom. Finally, Mr. Curran and the chief executive officer of Company A discussed due diligence requirements, and Mr. Curran stated that Company A should provide Deltacom with a due diligence request list. On the same day, Mr. Curran informed Deltacom’s Board of Directors of his call with the chief executive officer of Company A.

On August 28, 2010, Deltacom received a letter of intent from EarthLink, which we refer to as the August 28 letter, containing valuation parameters ranging from $2.35 per share of Deltacom common stock to $2.61 per share of Deltacom common stock. The August 28 letter stated that the consideration would be comprised of a mix of cash and stock, but also described possible alternatives for the form of consideration. EarthLink informed Deltacom that EarthLink could complete due diligence within two weeks, and that EarthLink would be able to negotiate a merger agreement with Deltacom concurrently with conducting due diligence.

On August 29, 2010, Mr. Curran sent an email to Company C to schedule a call to discuss a potential transaction with Deltacom.

On August 31, 2010, Mr. Curran informed Deltacom’s Board of Directors that he had received a text message from the chief executive officer of Company A. In that text message, the chief executive officer of Company A told Mr. Curran that, based on the advice of one of Company A’s outside counsel, Company A believed that the unrestricted subsidiary structure was a viable alternative, and that an analysis of such structure would be provided to Deltacom for its review by September 2, 2010 and would be followed by a revised proposal letter from Company A.

Also on August 31, 2010, Mr. Curran had discussions with Company C regarding a potential transaction with Deltacom by Company C, and the chief executive officer of Company C sent to Mr. Curran a draft of a confidentiality agreement, which was later executed by Deltacom and Company C on September 1, 2010.

On September 1, 2010, Evercore had a conversation with the chief executive officer of Company B. The chief executive officer of Company B indicated that Company B could be interested in pursuing an acquisition of Deltacom, but that he was concerned about not distracting Company B from its ongoing efforts to integrate businesses that Company B had acquired previously and complete other pending acquisitions. The chief executive officer of Company B asked for time to consider and consult with other members of Company B’s management.

On September 3, 2010, Deltacom received a written summary of Company A’s proposed deal structure from one of Company A’s outside counsel. Deltacom, along with Paul Weiss, reviewed such written summary, and during the few days thereafter, Paul Weiss attempted to arrange a discussion with Company A’s outside counsel to discuss the proposed deal structure. Paul Weiss spoke to Company A’s outside counsel on September 7, 2010 and learned in a conversation with them that Company A’s outside counsel responsible for such written summary was not fully informed about the latest developments of key deal terms between Deltacom and Company A.

Also on September 7, 2010, members of EarthLink’s management met with Mr. Curran, Mr. Fish and certain members of Deltacom’s Board of Directors in New York, New York to discuss a potential acquisition of Deltacom by EarthLink. On the same day, EarthLink delivered to Deltacom certain financial information relating to EarthLink, including pro forma financial information, which Deltacom reviewed as part of its due diligence of EarthLink.

On September 8, 2010, Mr. Curran and the chief executive officer of Company A spoke by telephone about the written summary for the proposed deal structure that one of Company A’s outside counsel had prepared and sent to Deltacom on September 3, 2010. Mr. Curran pointed out that many of the details of the proposed deal structure were at odds with previously agreed upon terms and past discussions. The chief executive officer of Company A told Mr. Curran that he was surprised and undertook to address these points in the future. He also assured Mr. Curran that Company A could send a revised proposal letter to Deltacom within one day following resolution of the structuring issues.

Later on September 8, 2010, Mr. Curran and the chief executive officer of Company A agreed to have a call in the morning on September 11, 2010 with their respective outside counsel and other advisors to discuss Company A’s proposals with respect to the structure of a potential acquisition of Deltacom.

Also on September 8, 2010, Evercore received an email from the chief executive officer of Company B, in which the chief executive officer of Company B explained that it was not an appropriate time for Company B to devote its resources to evaluating a potential transaction with Deltacom because Company B was occupied with integrating recently acquired businesses and completing other pending acquisitions.

On September 9, 2010, Mr. Curran had a conversation with Mr. Huff, in which Mr. Curran told Mr. Huff, in response to the August 28 letter, that Deltacom’s price expectation was at least $3.00 per share. Mr. Huff acknowledged Deltacom’s requested price and indicated that he wanted to speak with other members of EarthLink’s management before responding.

After the conversation with Mr. Huff, Mr. Curran, on the same day, communicated with Deltacom’s Board of Directors and provided Deltacom’s Board of Directors with the latest status for each of the potential acquirers. With respect to Company A, Mr. Curran mentioned that he had heard news concerning Company A’s active pursuit of a different transaction and noted that, in his opinion, Company A had not been highly focused on an acquisition of Deltacom.

Also on September 9, 2010, Evercore contacted the chief executive officer of Company C to assess whether Company C was interested in continuing to explore a potential acquisition of Deltacom. The chief executive officer of Company C responded that Company C would be willing to perform some due diligence, but was otherwise occupied with a different recent acquisition.

On September 11, 2010, the chief executive officer, the chief financial officer and the general counsel of Company A participated on a conference call with Mr. Curran, Mr. Mullis and Paul Weiss to discuss the transaction structure that Company A previously had proposed. After confirming that such deal structure was not acceptable, the chief executive officer of Company A stated that Deltacom would shortly receive a new proposal letter from Company A, which would include a revised deal structure and address the response to the August 20 letter that Deltacom sent to Company A on August 24, 2010. Near the end of the conference call, Mr. Curran advised the chief executive officer of Company A that Company A was losing credibility as a serious buyer of Deltacom. Mr. Curran pointed out, among other things, that (i) Company A had proposed an unworkable deal structure and (ii) Company A had a history in the course of prior discussions of not following through. In response, the chief executive officer of Company A indicated that Company A’s level of effort would improve in the future and real progress would be achieved.

On September 13, 2010, Mr. Curran had a conversation with the chief executive officer of Company A at his request. In that conversation, the chief executive officer of Company A assured Mr. Curran again that Company A’s board of directors remained supportive of a potential acquisition of Deltacom by Company A, even if it meant Company A would be making two acquisitions in close proximity to one another. Mr. Curran accepted the assurance, but stated to the chief executive officer of Company A that Mr. Curran was frustrated by Company A’s lack of progress, and that Company A’s efforts would be closely scrutinized by Deltacom going forward. Mr. Curran also repeated that Deltacom was very interested in receiving a new proposal letter from Company A. Finally, Mr. Curran informed the chief executive officer of Company A that Deltacom had been having discussions with another party in connection with a possible acquisition of Deltacom.

On September 14, 2010, Greenhill & Co., LLC, EarthLink’s financial advisor, which we refer to as Greenhill, contacted Evercore and provided an outline of a revised written proposal from EarthLink to be delivered to Deltacom later that day. Greenhill stated that EarthLink could improve its valuation of Deltacom to

$3.00 per share of Deltacom common stock, and that EarthLink wanted to move quickly toward execution of definitive documents with respect to a transaction with Deltacom. Later that day, Deltacom received a revised written proposal from EarthLink, in which EarthLink offered to acquire Deltacom at $3.00 per share of Deltacom common stock. The proposed consideration was to be comprised 80% of cash and 20% of common stock of EarthLink. EarthLink’s revised written proposal also suggested a two-week timeframe for negotiation and execution of the definitive documents.

On September 16, 2010, Greenhill contacted Evercore about acquiring access to due diligence materials. On the same day, Deltacom opened its electronic data room to EarthLink and its advisors.

Also on September 16, 2010, after Company A previously had announced that it was acquiring another company, Deltacom received a revised written proposal from Company A. Company A’s revised proposal contained an implied valuation of $2.91 per share of Deltacom common stock, which Deltacom considered, after making certain adjustments for costs not taken into account by Company A in its calculations, to be an implied valuation of $2.88 per share of Deltacom common stock. The revised proposal contemplated (i) that the consideration for the transaction would be comprised of approximately 57.5% cash and 42.5% common stock of Company A, with a revised valuation of Company A common stock, and (ii) that Company A and Deltacom would share on a 50/50 basis the costs associated with the refinancing or amendment of the Deltacom Senior Secured Notes following an acquisition of Deltacom by Company A, subject to an $8 million maximum limit for Deltacom. Additionally, Company A’s revised proposal stated that the transaction would not be subject to a financing condition, and that Company A expected to complete due diligence within 30 days.

Also on September 16, 2010, the chief executive officer, chief financial officer and general counsel of Company A and Mr. Curran, Mr. Fish and Mr. Mullis participated in a conference call regarding the potential acquisition of Deltacom by Company A. The respective general counsels of Deltacom and Company A discussed in detail the process for completing due diligence. In these discussions, Deltacom asked for names of the representatives of Company A and its advisors that should be given access to Deltacom’s electronic data room. Company A stated that it may need to consider alternative structures for such acquisition to minimize possible costs associated with the Deltacom Senior Secured Notes. At the end of the conference call, Mr. Curran agreed to seek guidance from Deltacom’s Board of Directors regarding valuation parameters, consideration alternatives, issues relating to Deltacom’s outstanding debt and the commencement of due diligence by Company A.

On September 17, 2010, Company A sent to Deltacom an analysis of the Deltacom Senior Secured Notes that Company A’s outside counsel had prepared.

On September 18, 2010, Mr. Curran and the chief executive officer of Company A discussed the potential acquisition of Deltacom by Company A, and Mr. Curran indicated that Deltacom’s Board of Directors was scheduled to meet the following week. Mr. Curran stated that Deltacom would provide Company A with a draft of a merger agreement by the following week and reiterated that another party was discussing a potential acquisition of Deltacom as well, and that such other party was actively engaged in due diligence. The chief executive officer of Company A mentioned, in response, that the merger consideration proposed by Company A could be adjusted so that it was comprised a greater percentage of cash. While discussing possible financing of the transaction, the chief executive officer of Company A stated that Company A was currently having discussions with five separate financial institutions. Mr. Curran suggested that, because the terms of the deal had been sufficiently developed, it was appropriate to begin to conduct a due diligence review of one another as soon as possible, especially in light of the fact that Deltacom was working with another party on a possible transaction. Deltacom provided a list of Deltacom employees and advisors to be given access to Company A’s electronic data room to Company A, but Company A did not thereafter provide access to its electronic data room to such persons.

On September 20, 2010, Deltacom contacted Company A to inquire when Company A would begin its due diligence review of Deltacom and, in response, received a confirmatory legal due diligence request from

Company A and a list of a small number of Company A’s employees and its legal advisors to be given access to Deltacom’s electronic data room. Deltacom provided these individuals with access to Deltacom’s electronic data room on the same day.

Also on September 20, 2010, Mr. Fish called the chief financial officer of Company A and urged Company A to move forward expeditiously with due diligence.

Also on September 20, 2010, Company C sent an email to Mr. Curran with some due diligence requests and a request for access to Deltacom’s electronic data room. Subsequently, on September 21, 2010, Company C was granted access to Deltacom’s electronic data room.

On September 21, 2010, Deltacom’s Board of Directors convened a meeting to discuss the potential acquisition of Deltacom and reviewed (i) a summary of the terms of a proposed merger agreement, (ii) a comparison of financial terms and aspects of the proposals from EarthLink and Company A and (iii) a due diligence outline prepared by Deltacom’s management with respect to EarthLink. Deltacom’s Board of Directors noted that Company A’s most recent proposal was $2.88 per share of Deltacom common stock and EarthLink’s most recent proposal was $3.00 per share of Deltacom common stock. At the meeting, members of Deltacom’s Board of Directors were also advised of its fiduciary duties under Delaware law by Paul Weiss. Following the meeting, Mr. Curran sent an email to the chief executive officer of Company A to update him on the discussions that took place at the meeting of Deltacom’s Board of Directors and to again emphasize the importance of Company A starting due diligence.

Also on or around September 21, 2010, at the request of certain members of Deltacom’s Board of Directors and consistent with Deltacom’s historical procedures, Deltacom engaged Richards, Layton & Finger P.A., which we refer to as RLF, to act as an additional advisor to Deltacom’s Board of Directors. Thereafter, RLF met separately from time to time with certain members of Deltacom’s Board of Directors and also worked closely with Paul Weiss and provided comments to the provisions in the draft merger agreement and other documents relating to Delaware law. RLF also attended meetings of Deltacom’s Board of Directors and provided advice relating to Delaware law to Deltacom’s Board of Directors.

On September 22, 2010, following discussions with certain members of Deltacom’s Board of Directors, Deltacom began to seek a second financial advisor for the purpose of obtaining a second financial opinion. On the same day and continuing through September 23, 2010, members of EarthLink’s management team met with members of Deltacom’s management team in management due diligence sessions.

On September 23, 2010, Mr. Curran sent an email to Deltacom’s Board of Directors summarizing the most recent proposals from Company A and EarthLink. He also indicated that a draft of the merger agreement would be delivered to the two potential acquirers within the next day, and included a brief discussion of how Deltacom’s existing stock compensation awards to employees were addressed in the draft merger agreement. On the same day, Deltacom’s Board of Directors held a meeting and reviewed the counterproposal that Deltacom was preparing to deliver to Company A. At the meeting, Paul Weiss and RLF discussed the prospect of retaining a second financial advisor for the purpose of obtaining a second financial opinion.

Also on September 23, 2010, Mr. Curran delivered Deltacom’s counterproposal to the chief executive officer of Company A. The counterproposal provided (i) that the consideration for the transaction would be 70% cash and 30% Company A’s common stock, with a revised valuation of Company A’s common stock, and (ii) that Company A and Deltacom would share on a 50/50 basis the costs associated with the refinancing or amendment of the Deltacom Senior Secured Notes following an acquisition of Deltacom by Company A, subject to a $6 million maximum limit for Deltacom. In Mr. Curran’s conversation with the chief executive officer of Company A, Mr. Curran also expressed his concern that Company A did not appear focused on due diligence, especially considering the absence of due diligence requests made by Company A.

Also on September 23, 2010, Paul Weiss had discussions with Company A’s outside counsel regarding the structure of the potential acquisition of Deltacom by Company A.

Also on September 23, 2010, Paul Weiss distributed substantially identical drafts of a merger agreement to Company A and EarthLink.

On September 24, 2010, Mr. Curran and Mr. Huff engaged in discussions regarding (i) EarthLink’s schedule for providing comments to the draft of the merger agreement, (ii) a scheduled meeting of EarthLink’s board of directors during the following week and (iii) Mr. Huff’s plans to make a presentation concerning the potential acquisition of Deltacom by EarthLink at such board meeting.

Also on September 24, 2010, Evercore and Company A’s management held discussions regarding Company A’s most recent proposal, Deltacom’s counterproposal and the timing and process of due diligence. Specifically, in accordance with Deltacom’s instructions, Evercore advised Company A that (i) Company A was perceived by Deltacom as lacking interest and focus in pursuing a potential acquisition of Deltacom and (ii) Company A was falling behind on due diligence relative to another party in discussions with Deltacom. Evercore stated that its monitoring of Deltacom’s electronic data room revealed little activity by Company A. The chief financial officer of Company A stated that he would deliver a list of additional people to be granted access to the electronic data room. Evercore also encouraged the chief financial officer of Company A to schedule management due diligence sessions with Deltacom as soon as possible. Company A’s chief financial officer also noted that Company A’s management would not be able to meet with Deltacom’s management before September 29, 2010 because the chief executive officer of Company A was unavailable and Company A had to mobilize resources from across the country. Company A’s chief financial officer expressed a desire for exclusivity in negotiating a potential acquisition with Deltacom, but Evercore informed him that there was another company in negotiations with Deltacom, and discussions between the other company and Deltacom were progressing quickly.

On September 25, 2010, Mr. Curran and Mr. Huff engaged further in discussions regarding the potential acquisition of Deltacom by EarthLink and planned to meet in New York, New York the following week. On the same day, King & Spalding LLP, EarthLink’s outside counsel, which we refer to as King & Spalding, contacted Paul Weiss to discuss the structure for the potential acquisition that was proposed in the draft merger agreement and tax issues relating to such structure.

Also on September 25, 2010, Evercore and the chief financial officer of Company A discussed Company A’s due diligence requirements, and the chief financial officer of Company A provided a list of additional people to be provided access to Deltacom’s electronic data room. Evercore inquired as to when Deltacom should expect to receive comments to the draft of the merger agreement from Company A, stressing the importance of moving negotiations forward in a timely manner. The chief financial officer of Company A stated that Company A would work on establishing a time frame for relaying Company A’s comments to the merger agreement.

Also on September 25, 2010, Greenhill contacted Evercore and stated that EarthLink’s comments to the draft of the merger agreement would be completed by the following day and there was a strong desire to move forward quickly in negotiating the transaction.

On September 26, 2010, Deltacom received EarthLink’s comments to the draft of the merger agreement. On the same day, King & Spalding, also sent to Deltacom and Paul Weiss a draft voting agreement to be signed by the WCAS Stockholders and the TCP Stockholders and a draft of EarthLink’s disclosure letter. Also on the same day, Mr. Curran and Mr. Huff discussed a proposal that the consideration to be paid by EarthLink in the merger be only in the form of cash, as opposed to a mix of cash and stock, as had been previously proposed by EarthLink.

Also on September 26, 2010, Deltacom reviewed with its advisors the differing levels of activity by potential acquirers in Deltacom’s electronic data room. Among other things, it was noted that only two representatives of Company A had, as of such date, reviewed documents in Deltacom’s electronic data room, and that Company C had not yet accessed Deltacom’s electronic data room in any meaningful way.

Also on September 26, 2010, at Deltacom’s request, Evercore again advised the chief financial officer of Company A that Company A was failing to keep pace with Deltacom’s progress with another party. Evercore informed Company A that another party was aggressively pursuing Deltacom, had offered a superior price and had provided to Deltacom a reasonable mark-up of the draft of the merger agreement.

Later on September 26, 2010, the chief financial officer of Company A sent an email to members of Deltacom’s management and Evercore acknowledging that Company A had received the guidance regarding Deltacom’s progress with another party.

On September 27, 2010, an investment bank, which we refer to as Investment Bank A, contacted Evercore to introduce itself as Company A’s financial advisors and to discuss Evercore’s conversation with Company A during the prior day. In that discussion, Evercore noted that Mr. Curran had been attempting to reach the chief executive officer of Company A and indicated that Mr. Curran could provide guidance on pricing directly to the chief executive officer of Company A. Evercore reiterated that Deltacom’s discussions with another party were moving very quickly and the time frame for reaching an agreement with the other party was less than one week.

Also on September 27, 2010, Company C requested access to Deltacom’s electronic data room for three more individuals for due diligence. Deltacom promptly provided access, as requested.

Also on September 27, 2010, Evercore was contacted by a financial advisor for Company B, who reiterated that Company B could not begin to explore a potential acquisition of Deltacom until 2011 at the earliest because Company B was occupied closing other acquisitions and integrating assets. Evercore advised the financial advisor of Company B that if Company B were potentially interested in pursuing an acquisition of Deltacom, it should contact Deltacom with a proposal immediately. On the same day and continuing through September 30, 2010, Evercore attempted to contact the chief executive officer of Company C, but was unable to reach him. Throughout this period, Company C had negligible activity in Deltacom’s electronic data room.

On September 28, 2010, Deltacom received due diligence requests from Company A. On the same day, Deltacom’s Board of Directors convened to discuss (i) the status of negotiations with EarthLink, (ii) whether the merger consideration should be all cash, (iii) whether Deltacom could obtain a written consent from its majority stockholders and (iv) certain key terms of the draft merger agreement that Deltacom received from EarthLink. At the meeting, Deltacom’s Board of Directors discussed with management and Evercore an updated comparison of financial terms and aspects of the proposals from EarthLink and Company A and received an update on discussions with Company B and Company C. Deltacom’s Board of Directors also discussed the possibility of locking up the approval from Deltacom’s majority stockholders. At the meeting, Deltacom’s Board of Directors formally approved the engagement of Miller Buckfire as a second financial advisor to Deltacom.

Also on September 28, 2010, Deltacom, Paul Weiss, EarthLink, King & Spalding, Greenhill and Evercore attended a meeting in New York, New York to negotiate the merger agreement. On the same day, Deltacom sent a draft of Deltacom’s disclosure letter to EarthLink.

Also on September 28, 2010, Mr. Curran and Mr. Huff had dinner together to discuss the potential acquisition, including negotiations between their respective outside counsel and the insistence of Deltacom that the merger agreement contain a provision that would allow Deltacom to terminate the merger agreement to accept an unsolicited transaction that was superior to transaction with EarthLink and the amount of the termination fee. EarthLink asserted such a termination right was unnecessary in the event Deltacom’s majority stockholders executed a written consent.

On September 29, 2010, Mr. Huff contacted Mr. Curran and indicated that EarthLink would agree to a fiduciary exception for Deltacom to the nonsolicitation provision in the draft merger agreement and also proposed a lowered range for the termination fee. Mr. Huff also told Mr. Curran that EarthLink was requiring Deltacom to reach an agreement with EarthLink before the open of business on October 1, 2010. On the same day, Greenhill contacted Evercore regarding substantially the same points discussed by Mr. Huff and Mr. Curran. Specifically, Greenhill reiterated that EarthLink was willing to compromise on some open legal issues in the draft merger agreement, but EarthLink could not improve its valuation with respect to Deltacom, and that EarthLink’s desire to proceed was linked to executing definitive documents by October 1, 2010.

Also on September 29, 2010, in accordance with Deltacom’s instructions, Evercore contacted Investment Bank A and informed it that Deltacom’s discussions with another party were moving even more quickly, and that Mr. Curran had been trying to reach the chief executive officer of Company A, but had not heard back from him. Evercore also informed Investment Bank A that, in order to be competitive, Company A would have to submit a proposal with valuation in excess of $3.00 per share of Deltacom’s common stock and a merger consideration mix of 70% cash and 30% stock, which was consistent with prior discussions.

Also on September 29, 2010, Paul Weiss circulated to EarthLink a revised draft of the merger agreement reflecting the prior day’s negotiations. After receipt of the revised draft of the merger agreement, King & Spalding, sent to Deltacom and Paul Weiss a further revised draft of the merger agreement later the same day.

Also on September 29, 2010 and continuing through September 30, 2010, members of Company A’s management team met with members of Deltacom’s management team for purposes of due diligence. On the same day, Mr. Curran sent an email to Deltacom’s Board of Directors to inform them of EarthLink’s proposed timeline and provide them with an update on the progress of negotiating the merger agreement. Mr. Curran also informed Deltacom’s Board of Directors that although Company A had begun to conduct due diligence, Company A did not believe that it could be ready to execute a definitive agreement within the same timeframe as EarthLink.

On September 30, 2010, Paul Weiss and King & Spalding continued to negotiate the merger agreement. On the same day, Paul Weiss and King & Spalding, along with other advisors of Deltacom, the WCAS Stockholders and the TCP Stockholders, also negotiated and revised certain ancillary documents to the draft merger agreement, including the voting agreement to be signed by the WCAS Stockholders and the TCP Stockholders.

Also on September 30, 2010, Deltacom’s Board of Directors held a meeting in the afternoon to discuss the proposed transaction with EarthLink. In advance of the afternoon meeting of Deltacom’s Board of Directors, Deltacom’s Board of Directors received materials relating to the potential transaction with EarthLink, including presentations outlining the financial analyses of the Merger Consideration, the latest draft of the merger agreement and an executive summary of the material provisions of the merger agreement. Also at the afternoon meeting of Deltacom’s Board of Directors and at the request of Deltacom’s Board of Directors, Evercore discussed its financial analysis of the Merger Consideration with Deltacom’s Board of Directors and Miller Buckfire also discussed its financial analysis of the Merger Consideration. At the same meeting, Paul Weiss discussed the terms of the draft merger agreement with Deltacom’s Board of Directors and engaged in a general discussion with Deltacom’s Board of Directors concerning Deltacom’s sale process, including the status of the various potential acquirers. In addition, Paul Weiss presented to the members of Deltacom’s Board of Directors an explanation of their duties as a member of a board of directors under Delaware law and responded to additional questions and requests for clarifications from Deltacom’s Board of Directors.

Also on September 30, 2010, following the afternoon meeting of Deltacom’s Board of Directors, the financial advisor to Company B contacted Evercore and indicated that Company B was willing to consider a potential acquisition of Deltacom. The financial advisor to Company B indicated that Company B ideally wanted 20 days to conduct due diligence, but required at least seven to 10 days to conduct due diligence prior to reaching a view on value, particularly given Company B’s view that the valuation sought by Deltacom was high.

On the same day, at an evening meeting of Deltacom’s Board of Directors, Evercore provided an update of events of that day to Deltacom’s Board of Directors and confirmed that there had been no developments since earlier that day that affected its financial analysis of the Merger Consideration. Miller Buckfire also confirmed that there had been no developments since the earlier meeting of Deltacom’s Board of Directors on that day that affected its financial analysis of the Merger Consideration. At that evening meeting, Deltacom’s management and Evercore also provided Deltacom’s Board of Directors with an update of the status of other potential acquirers, covering, among other things, the latest discussions with Company A and the approach by Company B after the afternoon meeting of Deltacom’s Board of Directors. After Paul Weiss confirmed that all of the members of Deltacom’s Board of Directors were satisfied with the review of the merger and the Merger Agreement for EarthLink’s acquisition of Deltacom, Evercore rendered to Deltacom’s Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated September 30, 2010, to the effect that, as of that date and based on and subject to the matters described in the opinion, the Merger Consideration to be received by holders of Deltacom common stock was fair, from a financial point of view, to such holders. Immediately afterwards, Miller Buckfire rendered to Deltacom’s Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated September 30, 2010, to the effect that, as of that date and based on and subject to the matters described in the opinion, the Merger Consideration to be received by holders of Deltacom common stock was fair, from a financial point of view, to such holders. At the end of such evening meeting, Deltacom’s Board of Directors unanimously voted to approve the merger and the Merger Agreement for EarthLink’s acquisition of Deltacom.

On October 1, 2010, the Merger Agreement was executed by EarthLink, Merger Sub and Deltacom. Concurrently with the execution of the Merger Agreement, the Voting Agreement was also executed, and subsequently, the WCAS Stockholders and TCP Stockholders also signed and delivered to Deltacom the written consent to adopt the Merger Agreement.

Reasons for the Merger; Recommendation of Our Board of Directors

On September 30, 2010, at a special meeting of our Board of Directors, our Board of Directors unanimously (i) approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it was in the best interests of Deltacom’s stockholders that Deltacom enter into the Merger Agreement and consummate the merger and the other transactions contemplated by the Merger Agreement, (iii) approved the Voting Agreement, (iv) directed that the Merger Agreement be submitted for adoption by Deltacom’s stockholders and (v) recommended to Deltacom’s stockholders that they adopt the Merger Agreement.

In reviewing the merger and the other transactions contemplated by the Merger Agreement, our Board of Directors consulted with our management, as well as Deltacom’s legal and financial advisors and, in the course of making the determinations described above, our Board of Directors considered the following potentially positive factors (which are not intended to be exhaustive and are not in any relative order of importance):

•	the belief of our Board of Directors that we had obtained the highest price per share of Deltacom common stock that EarthLink was willing to pay as a result of the negotiations between the parties;

•

the belief of our Board of Directors that the price of $3.00 per share of Deltacom common stock reflected the highest value per share of Deltacom common stock reasonably attainable in light of the discussions conducted by Deltacom, as more fully discussed under “The Merger — Background of the Merger” beginning on page 11;

•

our Board of Directors’ belief, based on its active participation in the discussions between Deltacom and interested parties, that all parties participating in such discussions were treated fairly and that our Board of Directors and management worked to maximize value for all of our stockholders;

•

the historical market prices of Deltacom common stock relative to the Merger Consideration, and the fact that $3.00 per share of Deltacom common stock represented approximately a 107% premium over the closing price of Deltacom common stock on September 30, 2010, the day prior to Deltacom’s public announcement of the merger, approximately a 82% premium to the average closing price of Deltacom common stock over the one-week period prior to September 30, 2010 and approximately a

107% premium to the average closing price of Deltacom common stock over the four-week period prior to September 30, 2010;

•

our Board of Directors’ understanding of the business, operations, financial conditions, earnings and prospects of Deltacom, the possible alternatives to the sale of Deltacom, including continuing to operate Deltacom as an independent public company, and the range of potential benefits to Deltacom’s stockholders of these alternatives, as well as the assessment of our Board of Directors that none of these alternatives were reasonably likely to present superior opportunities for Deltacom to create greater value for our stockholders, taking into account the timing and the likelihood of accomplishing such alternatives, the need for additional investment resources to accomplish such alternatives and the risks of successfully effecting such alternatives, including the business, competitive, industry and market risks that would apply to Deltacom;

•

the fact that the Merger Consideration is all cash, which provides certainty of value to holders of Deltacom common stock compared to a transaction in which our stockholders would receive stock and compared to the uncertainty inherent in executing Deltacom’s business plans;

•

the support of the WCAS Stockholders and the TCP Stockholders, who will be receiving the same form and amount of consideration per share of Deltacom common stock as each of our other stockholders, as evidenced by their agreement to execute and deliver to EarthLink the Voting Agreement and to Deltacom a written consent to adopt the Merger Agreement;

•

the separate financial analyses and opinions, each dated September 30, 2010, to Deltacom’s Board of Directors of Evercore and Miller Buckfire as to the fairness, from a financial point of view and as of the date of such opinions, of the Merger Consideration to be received by holders of Deltacom common stock (the opinion of Evercore is more fully described below in “The Merger — Opinion of Deltacom’s Financial Advisor — Evercore Group L.L.C.” beginning on page 28 and the opinion of Miller Buckfire is more fully described below in “The Merger — Opinion of Deltacom’s Financial Advisor — Miller Buckfire & Co., LLC” beginning on page 34);

•	the terms of the Merger Agreement, as reviewed by our Board of Directors with Deltacom’s legal advisors, including:

•

the terms of the Merger Agreement provide Deltacom with sufficient operating flexibility for us to conduct our business in the ordinary course of business consistent with past practice between signing the Merger Agreement and the closing of the merger;

•	EarthLink’s and Merger Sub’s obligations to complete the merger are not subject to any financing condition;

•

our ability under certain circumstances, and for a limited period of time following execution of the Merger Agreement, which period of time has now expired, to furnish information to, and engage in discussions and negotiations with, third parties making unsolicited takeover proposals, as more fully described under “The Merger Agreement — Restrictions on Solicitations” beginning on page 57;

•

our ability under certain circumstances, within a limited period of time following the execution of the Merger Agreement, to terminate the Merger Agreement in order to accept a superior proposal, subject to payment to EarthLink of a termination fee of $8.25 million plus reimbursement of EarthLink’s costs and expenses relating to the transactions contemplated by the Merger Agreement, up to a maximum of $2.5 million, which termination fee and reimbursement, having an aggregate value equal to approximately 3.99% of Deltacom’s equity value in the merger, was determined by our Board of Directors to be reasonable in light of, among other things, the benefits of the merger to our stockholders, the typical size of such termination fees and expenses in similar transactions and the likelihood that an obligation to make a payment of such size would not preclude competing takeover proposals;

•	the termination date under the Merger Agreement allows for sufficient time to complete the merger;

•

the ability of Deltacom, under certain circumstances, to seek specific performance to prevent certain breaches of the Merger Agreement by EarthLink or Merger Sub and to enforce specifically the terms of the Merger Agreement; and

•

the receipt of representations and warranties and covenants from EarthLink and Merger Sub that they had and would continue to have access to sufficient funds to pay the aggregate Merger Consideration and other amounts required to be paid in connection with the merger;

•

the consideration for the merger and the other terms of the Merger Agreement resulted from negotiations between Deltacom and its advisors, on the one hand, and EarthLink and its advisors, on the other hand;

•

the availability of appraisal rights to Deltacom’s stockholders, other than the WCAS Stockholders and the TCP Stockholders (who agreed not to seek appraisal pursuant to the Voting Agreement), who comply with all of the required procedures under Section 262 of the DGCL for demanding and perfecting such rights, which rights would allow such stockholders to seek appraisal of the fair value of their shares of Deltacom common stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the Merger Consideration;

•

the lack of significant antitrust risk and other regulatory risk associated with the merger and the obligations of Deltacom, EarthLink and Merger Sub to use reasonable best efforts to obtain antitrust clearance under the HSR Act and other regulatory approvals required for the completion of the merger under the circumstances set out in the Merger Agreement, as more fully described under “The Merger Agreement — Consents; Filings; Further Action” beginning on page 59; and

•	the likelihood of Deltacom satisfying the other conditions to EarthLink’s and Merger Sub’s obligations to complete the merger.

Our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to the following factors (which are not intended to be exhaustive and are not in relative order of importance):

•

following the completion of the merger, we will no longer exist as an independent public company and our stockholders will no longer participate in the potential future growth of our assets, future earnings growth or future appreciation in the value of Deltacom common stock;

•

under the terms of the Merger Agreement, (i) we could not solicit other acquisition proposals, (ii) we were required to pay to EarthLink a termination fee of $8.25 million, plus reimbursement of EarthLink’s costs and expenses relating to the transactions contemplated by the Merger Agreement, up to a maximum of $2.5 million, if the Merger Agreement was terminated under certain circumstances and (iii) we were required to seek and deliver a written consent to adopt the Merger Agreement by the WCAS Stockholders and the TCP Stockholders, all of which could deter other parties from proposing an alternative transaction that may be more advantageous to our stockholders;

•	any gain from an all-cash transaction such as the merger will be taxable to our stockholders for U.S. federal income tax purposes;

•

while the merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger may not be completed, as described under “The Merger Agreement — Conditions to the Merger” beginning on page 60; and

•

the possibility of disruption to our operations following announcement of the merger, the fact that the Merger Agreement identifies certain actions which may not be taken by Deltacom without the consent of EarthLink in the period before the completion of the merger and that these restrictions may restrict

Deltacom’s flexibility to manage its business during that period, and the possible effect on Deltacom’s operating results, the trading price of Deltacom common stock and our ability to attract and retain key personnel and customers if the merger does not close.

During its consideration of the transaction with EarthLink, our Board of Directors was also aware that some of our directors and executive officers may have interests in the merger that may be different from, or in addition to, those of our stockholders generally, as described under “The Merger — Interests of Deltacom’s Directors and Executive Officers in the Merger” beginning on page 41.

While our Board of Directors considered the potentially negative and potentially positive factors summarized above, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by our Board of Directors in their consideration of the merger. Our Board of Directors reached the unanimous decision to recommend and approve the Merger Agreement in light of the factors described above and other factors that each member of our Board of Directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, but conducted an overall analysis of the transaction. In addition, our Board of Directors may have given different weight to different factors. Our Board of Directors based its recommendation on the totality of the information presented to and considered by it.

Record Date

The record date to determine the stockholders entitled to consent to the adoption of the Merger Agreement and to receive notice under Section 228(e) of the DGCL of the stockholder action by written consent approving the merger is October 1, 2010. A written consent in respect of approximately 62% of the voting power of the outstanding shares of capital stock of Deltacom entitled to vote on the adoption of the Merger Agreement was executed and received by Deltacom on October 1, 2010. On October 1, 2010, there were 83,673,150 shares of Deltacom common stock issued and outstanding and entitled to vote on the adoption of the Merger Agreement. Each share of Deltacom common stock was entitled to one vote in respect of the adoption of the Merger Agreement.

Required Stockholder Approval for the Merger

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of Deltacom’s stockholders holding a majority of the issued and outstanding shares of Deltacom common stock. On October 1, 2010, immediately after the Merger Agreement was signed, the WCAS Stockholders and the TCP Stockholders, who as of such date collectively owned approximately 62% of the issued and outstanding shares of Deltacom common stock entitled to vote on the adoption of the Merger Agreement, executed and delivered to Deltacom a written consent adopting the Merger Agreement. Consequently, no further action by any other stockholder of Deltacom is required in connection with the adoption of the Merger Agreement. Deltacom has not, is not and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders’ meeting for purposes of voting on the merger.

Written Consent and Voting Agreement

Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of EarthLink and Merger Sub to enter into the Merger Agreement, the WCAS Stockholders and the TCP Stockholders, who collectively held, as of the date of the Merger Agreement, approximately 62% of the issued and outstanding shares of Deltacom common stock entitled to vote on the adoption of the Merger

Agreement, entered into the Voting Agreement with EarthLink and agreed, among other things, to execute and deliver to Deltacom a written consent in accordance with Section 228 of the DGCL to adopt the Merger Agreement. A copy of the Voting Agreement is attached to this information statement as Annex B.

During the term of the Voting Agreement, the WCAS Stockholders and the TCP Stockholders are required to vote against any takeover proposal that competes with the merger. The Voting Agreement also limits the ability of the WCAS Stockholders and the TCP Stockholders to sell or otherwise transfer the shares of Deltacom common stock that they beneficially own. The WCAS Stockholders and the TCP Stockholders also agreed not to solicit any takeover proposals that compete with the merger, subject to certain limited exceptions. The Voting Agreement terminates, and the written consent executed and delivered by the WCAS Stockholders and the TCP Stockholders in accordance with the Voting Agreement will be automatically revoked, upon the earliest of (i) the effectiveness of the merger, (ii) the termination of the Merger Agreement in accordance with its terms (including termination rights that may be exercised by our Board of Directors in certain circumstances as required by its fiduciary duties) and (iii) an amendment or waiver of the Merger Agreement without the prior written consent of the WCAS Stockholders and the TCP Stockholders that reduces the amount, changes the form or imposes any material restrictions or conditions on the receipt of the consideration payable in the merger or is otherwise adverse to the holders of Deltacom common stock.

Opinion of Deltacom’s Financial Advisor — Evercore Group L.L.C.

Deltacom engaged Evercore as its financial advisor in connection with the merger. In connection with this engagement, Deltacom’s Board of Directors requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration. On September 30, 2010, at a meeting of Deltacom’s Board of Directors held to evaluate the merger, Evercore rendered to Deltacom’s Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated September 30, 2010, to the effect that, as of that date and based on and subject to the matters described in Evercore’s opinion, the Merger Consideration to be received by holders of Deltacom common stock was fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated September 30, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this information statement as Annex C, is incorporated by reference herein and should be read in its entirety. Evercore’s opinion was provided for the information and benefit of Deltacom’s Board of Directors (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and does not address any other aspect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies or transactions that might be available to Deltacom or in which Deltacom might engage, and it does not address the underlying business decision of Deltacom to proceed with or effect the merger. Evercore’s opinion does not constitute a recommendation to Deltacom’s Board of Directors or to any other persons in respect of the merger, including as to how any security holders of Deltacom should vote or act, or whether any such holders should enter into written consents, in respect of the merger. The summary of Evercore’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to Deltacom that Evercore deemed to be relevant;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Deltacom prepared and furnished to Evercore by Deltacom’s management;

•	reviewed certain non-public projected financial data and estimates relating to Deltacom under two alternative business scenarios prepared and furnished to Evercore by Deltacom’s management;

•	discussed the past and current operations, financial projections and current financial condition of Deltacom with Deltacom’s management;

•	reviewed the reported prices and the historical trading activity of Deltacom common stock;

•	compared the financial performance of Deltacom and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared valuation multiples for Deltacom implied in the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a September 30, 2010 draft of the Merger Agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied on, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data and estimates relating to Deltacom referred to above, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Deltacom’s management as to the future financial performance of Deltacom under the two alternative business scenarios reflected in such financial data and estimates. Evercore expressed no view as to any projected financial data and estimates relating to Deltacom or the assumptions on which they were based.

For purposes of rendering Evercore’s opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement will be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the merger would be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay. Representatives of Deltacom advised Evercore, and Evercore assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Evercore. Evercore also assumed that any modification to the structure of the merger would not vary in any respect material to Evercore’s analysis or opinion. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Deltacom or the consummation of the merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Deltacom, and Evercore was not furnished with any such valuations or appraisals. Evercore also did not evaluate the solvency or fair value of Deltacom under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to, and Evercore did not, express any opinion with respect to any matter other than the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Deltacom common stock, without regard to individual circumstances of specific holders of Deltacom common stock with respect to control, voting or other rights or aspects which may distinguish such holders. Evercore did not express any view on, and Evercore’s opinion did not address, any terms (other than the Merger Consideration to the extent expressly set forth in its opinion), aspects or implications of the merger, including, without limitation, the form or structure of the merger, the fairness of any consideration received in connection with the merger by the holders of any other securities, creditors or other constituencies of Deltacom, any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger (including, without limitation, as to the Voting Agreement and any written consent delivered by certain of Deltacom’s stockholders in connection with the merger) or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the directors, officers or employees of any party, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Deltacom and its advisors with respect to legal, regulatory, accounting and tax matters. Except as described above, Deltacom imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion.

The following is a summary of the material financial analyses reviewed with Deltacom’s Board of Directors in connection with Evercore’s opinion, dated September 30, 2010. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before September 29, 2010 (the last trading day prior to the date on which Deltacom’s Board of Directors approved the merger), and is not necessarily indicative of current market conditions. The financial analyses summarized below include information presented in tabular format. In order to fully understand Evercore’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses. For purposes of Evercore’s financial analyses described below, Evercore was provided with projections prepared by Deltacom’s management reflecting two alternative business scenarios for Deltacom, referred to as a baseline plan and the management plan, which plans were substantially similar for calendar year 2010 and, in the case of the baseline plan, assumed potentially lower growth and margins for Deltacom for calendar years 2011 through 2015. For purposes of such analysis, Adjusted EBITDA was adjusted, in consultation with Deltacom’s management, for certain one-time non-recurring items.

Selected Public Market Analysis

Evercore reviewed, among other things, financial and stock market information of Deltacom and the following six selected publicly held companies that operate as competitive local exchange carriers, which we refer to as CLECs:

•	AboveNet, Inc.

•	Cbeyond, Inc.

•	Cogent Communications Group, Inc.

•	PAETEC Holding Corp.

•	tw telecom inc.

•	XO Holdings, Inc.

Evercore reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on September 29, 2010, plus debt, less cash and other adjustments, as a multiple of estimated calendar years 2010 and 2011 Adjusted EBITDA. Evercore then applied a range of selected multiples of calendar years 2010 and 2011 estimated Adjusted EBITDA derived from the selected companies (with particular focus on Cbeyond, Inc. and PAETEC Holding Corp.) to corresponding data of Deltacom. Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data for Deltacom were based both on the baseline plan and the management plan prepared by Deltacom’s management as adjusted for certain one-time non-recurring items.

This analysis indicated the following implied per share equity value reference ranges for Deltacom, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges Based on:			Merger Consideration
2010E Adjusted EBITDA	2011E Adjusted EBITDA Baseline Plan	2011E Adjusted EBITDA Management Plan
$1.77 - $2.64	$1.51 - $2.51	$1.61 - $2.62	$3.00

Selected Precedent Transactions Analysis

Evercore reviewed, among other things, financial information relating to the following 11 transactions involving companies that operate as CLECs:

Date Announced	Acquiror	Target
09/13/10	• PAETEC Holding Corp.	• Cavalier Telephone Corporation

07/20/10	• NTELOS Holdings Corp.	• One Communications Corp. (FiberNet business)

11/03/09	• Windstream Corporation	• NuVox, Inc.

10/28/07	• Platinum Equity, LLC	• Covad Communications Group, Inc.

09/17/07	• PAETEC Holding Corp.	• McLeodUSA Incorporated

08/14/07	• Warburg Pincus, LLC	• Integra Telecom Holdings, Inc.

03/21/07	• NuVox, Inc.	• Florida Digital Network, Inc.

03/20/07	• Integra Telecom Holdings, Inc.	• Eschelon Telecom, Inc.

08/11/06	• PAETEC Holding Corp.	• US LEC Corp.

06/29/06	• Eschelon Telecom, Inc.	• Mountain Telecommunications, Inc.

05/05/06	• TelePacific Communications, Inc.	• Mpower Holding Corporation

Evercore reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions, plus debt, less cash and other adjustments, as a multiple of such target companies’ one-year forward estimated Adjusted EBITDA (or, if such one-year forward estimates were not publicly available, such target companies’ latest 12 months or annualized Adjusted EBITDA). Evercore then applied a range of selected multiples of one-year forward Adjusted EBITDA derived from the selected transactions (with particular focus on the three most recent selected transactions announced between November 3, 2009 and September 13, 2010) to Deltacom’s calendar year 2010 estimated Adjusted EBITDA. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for Deltacom were based on the baseline plan prepared by Deltacom’s management as adjusted for certain one-time non-recurring items. This analysis indicated the following implied per share equity value reference range for Deltacom, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$2.11 - $3.75	$3.00

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Deltacom by calculating (using both terminal Adjusted EBITDA multiples and perpetuity growth rates) the estimated present value of the unlevered, after-tax free cash flows that Deltacom was forecasted to generate during fiscal years 2010 through 2015 based both on the baseline plan and the management plan prepared by Deltacom’s management as adjusted for certain one-time non-recurring items.

Terminal Adjusted EBITDA Multiples

Evercore calculated terminal values for Deltacom by applying a range of terminal value multiples of 4.5x to 5.5x to Deltacom’s fiscal year 2015 estimated Adjusted EBITDA. The present values of the cash flows (both before and after taking into account estimates of Deltacom’s management as to net operating loss carryfowards, referred to as NOLs) and terminal values were then calculated using discount rates ranging from 12.0% to 14.0%. This analysis indicated the following implied per share equity value reference ranges for Deltacom, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges Based on:				Merger Consideration
Baseline Plan		Management Plan
Including NOLs	Excluding NOLs	Including NOLs	Excluding NOLs
$1.82 - $2.90	$1.39 - $2.48	$2.36 - $3.51	$1.82 - $2.99	$3.00

Perpetuity Growth Rates

Evercore also calculated terminal values for Deltacom by applying a range of perpetuity growth rates of 2.0% to 4.0% to Deltacom’s fiscal year 2015 estimated free cash flows. The present values of the cash flows (both before and after taking into account estimates of Deltacom’s management as to NOLs) and terminal values were then calculated using discount rates ranging from 12.0% to 14.0%. This analysis indicated the following implied per share equity value reference ranges for Deltacom, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges Based on:				Merger Consideration
Baseline Plan		Management Plan
Including NOLs	Excluding NOLs	Including NOLs	Excluding NOLs
$0.58 - $1.79	$0.13 - $1.40	$1.19 - $2.62	$0.65 - $2.11	$3.00

Selected Premiums Paid Analysis

Evercore reviewed publicly available data relating to (i) 36 selected transactions involving publicly traded U.S. telecom companies with transaction values of greater than $100 million announced between September 27, 2005 and September 29, 2010, referred to as the selected telecom transactions, and (ii) 98 selected transactions involving publicly traded U.S. non-financial companies with transaction values of between $400 million and $800 million announced between September 27, 2005 and September 29, 2010, referred to as the selected non-financial company transactions. Evercore reviewed the implied premiums paid in such selected transactions based on the closing stock prices of the target companies in such transactions one trading day, one week and four weeks prior to public announcement of the relevant transaction. Evercore then applied a range of selected premiums derived from each group of selected transactions to the closing prices of Deltacom common stock one trading day, one week and four weeks prior to September 29, 2010. This analysis indicated the following implied per share equity value reference ranges for Deltacom, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Merger Consideration
Selected Telecom Transactions	Selected Non-Financial Company Transactions
$1.74 - $2.11	$1.81 – $2.12	$3.00

Other Factors

Evercore also reviewed, for informational purposes, certain other factors, including historical trading prices of Deltacom common stock for the 52-week period ended on September 29, 2010, noting that the low and high closing prices of Deltacom common stock during such period was $1.10 to $2.50 per share.

Miscellaneous

The foregoing summary is not a complete description of Evercore’s opinion or the financial analyses performed and factors considered by Evercore in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Evercore arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Accordingly, Evercore believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Evercore’s analyses and opinion.

In performing its analyses, Evercore considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Deltacom. No company, business or transaction used in the analyses is identical to Deltacom or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

Evercore prepared its analyses for the purpose of providing an opinion to Deltacom’s Board of Directors as to the fairness, from a financial point of view, of the Merger Consideration. The assumptions and estimates contained in Evercore’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty.

Evercore was not requested to, and it did not, recommend the specific consideration payable in the merger or that any given consideration constituted the only appropriate consideration. The type and amount of consideration payable in the merger was determined through negotiation between Deltacom and EarthLink, and the decision to enter into the Merger Agreement was solely that of Deltacom’s Board of Directors. Evercore’s opinion and financial analyses were only one of many factors considered by Deltacom’s Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of Deltacom’s Board of Directors or management with respect to the merger or the Merger Consideration.

Deltacom has agreed to pay Evercore for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $5.5 million, a portion of which was payable upon delivery of Evercore’s opinion and a significant portion of which is contingent upon consummation of the merger. Deltacom also has agreed to reimburse Evercore for its expenses, including fees and expenses of its legal counsel, and to indemnify Evercore and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. Evercore in the past provided and in the future may provide financial advisory services to EarthLink, for which services Evercore may receive compensation. In the ordinary course of business, Evercore and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Deltacom, EarthLink and their respective affiliates, for Evercore’s and its affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Deltacom selected Evercore to act as its financial advisor in connection with the merger based on Evercore’s reputation and experience. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. The issuance of Evercore’s opinion was approved by an opinion committee of Evercore.

Opinion of Deltacom’s Financial Advisor — Miller Buckfire & Co., LLC

Pursuant to an engagement letter dated September 27, 2010, Deltacom retained Miller Buckfire to render an opinion to Deltacom’s Board of Directors as to the fairness, from a financial point of view, of the Merger Consideration.

On September 30, 2010, Miller Buckfire delivered certain of its written analyses and its oral opinion to Deltacom’s Board of Directors, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions, qualifications and limitations set forth therein, as of September 30, 2010, the Merger Consideration was fair, from a financial point of view, to Deltacom’s stockholders.

The full text of the written opinion of Miller Buckfire, dated September 30, 2010, is attached as Annex D and is incorporated by reference. Holders of shares of Deltacom common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Miller Buckfire. The summary of the written opinion of Miller Buckfire set forth in this information statement is qualified in its entirety by reference to the full text of such opinion. Miller Buckfire’s analyses and opinion were prepared for and addressed to Deltacom’s Board of Directors and are directed only to the fairness, from a financial point of view, of the Merger Consideration, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder with respect to the merger or any other matter relating thereto. The Merger Consideration was determined through negotiations between Deltacom and EarthLink and not pursuant to recommendations of Miller Buckfire.

In arriving at its opinion, Miller Buckfire:

•	reviewed a September 30, 2010 draft of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning Deltacom and the industries in which it operates;

•

compared the financial and operating performance of Deltacom with publicly available information concerning certain other companies that Miller Buckfire deemed relevant and reviewed the current and historical market prices of Deltacom common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Deltacom;

•	held discussions with members of Deltacom’s management concerning such analyses and forecasts;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; and

•	performed such other financial studies and analyses and considered such other information as Miller Buckfire deemed appropriate for the purposes of this opinion.

In conducting its review and arriving at its opinion, Miller Buckfire, with Deltacom’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Miller Buckfire by Deltacom or which was publicly available. Miller Buckfire did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, such information. Miller Buckfire relied upon, without independent verification, the assessment of Deltacom’s management as to the existing products and services of Deltacom and the validity of, and risks associated with, the future products and services of Deltacom. In addition, Miller Buckfire did not conduct, nor did it assume any obligation to conduct, any physical inspection of the properties or facilities of Deltacom. Miller Buckfire further relied upon the assurance of management of Deltacom that they were unaware of any facts that would make the information provided to Miller Buckfire incomplete or misleading in any respect. Miller Buckfire assumed, with Deltacom’s consent, that the forecasts were reasonably prepared by the management of Deltacom on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Deltacom, and, with Deltacom’s consent, Miller Buckfire assumed that such forecasts provided a reasonable basis for Miller Buckfire’s opinion.

Miller Buckfire did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Deltacom, and Miller Buckfire was not furnished with such materials. With respect to all legal matters relating to Deltacom and EarthLink, Miller Buckfire relied on the advice of legal counsel to Deltacom. Miller Buckfire’s services to Deltacom in connection with the merger were comprised solely of rendering an opinion as to the fairness, from a financial point of view, of the Merger Consideration. Miller Buckfire expressed no view as to any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Miller Buckfire’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Miller Buckfire on the date of its opinion. It should be understood that although subsequent developments may affect Miller Buckfire’s opinion, Miller Buckfire has no obligation to update, revise or reaffirm its opinion and Miller Buckfire expressly disclaimed any responsibility to do so. Miller Buckfire was not engaged to be involved in any determinations of Deltacom’s Board of Directors or Deltacom’s management to pursue strategic alternatives or in the negotiation of any of the terms of the merger, and Miller Buckfire was not authorized or requested to, and did not, solicit alternative offers for Deltacom or its assets, and Miller Buckfire did not investigate any other alternative transaction that may have been available to Deltacom.

In rendering its opinion, Miller Buckfire assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Miller Buckfire assumed that the final form of the Merger Agreement would be substantially similar to the last draft received by Miller Buckfire prior to rendering its opinion. Miller Buckfire also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Miller Buckfire’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the proposed merger or to take any other action in connection with the merger or otherwise. Miller Buckfire’s opinion is limited to the fairness, from a financial point of view, to the stockholders, of the Merger Consideration. Miller Buckfire was not requested to opine as to, and its opinion does not in any manner address, Deltacom’s underlying business decision to effect the merger or the relative merits of the merger as compared to the other business strategies or transactions that might be available to Deltacom.

The following is a summary of the principal financial analyses performed by Miller Buckfire to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

No company, transaction or business used in Miller Buckfire’s analyses as a comparison is directly comparable to Deltacom or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, business segments or transactions and other factors that could affect the proposed merger or the values of the companies, business segments or transactions being analyzed.

Analysis of Premiums Paid in Selected Transactions. Miller Buckfire reviewed the premium of the offer price over the trading prices one day, seven days and 30 days prior to the announcement date of selected transactions. Transactions reviewed included 309 transactions involving 100% cash consideration with transaction values between $250 million and $1 billion in the U.S. and with announcement dates between January 1, 2006 and September 29, 2010.

The following table presents the premiums of the offer price over the trading prices one day, seven days and 30 days prior to the announcement date for the transactions, and the prices implied for Deltacom, based on those premiums and the Merger Consideration. The information in the table is based on the closing stock price of Deltacom on September 29, 2010.

Summary of Premiums Paid Analysis

	Premiums Paid for Transactions		Deltacom Price	Implied Deltacom Price		Premium Implied by Consideration Received in the Transaction for Deltacom
	Median	Mean	Historical Price	Median	Mean

Premiums Paid to Spot Price (Trading Days):
1 day prior to announcement	23%	30%	$1.45	$1.79	$1.89	107%
7 days prior to announcement	26%	32%	$1.65	$2.07	$2.18	82%
30 days prior to announcement	29%	36%	$1.41	$1.82	$1.91	113%

Analysis of Selected Transactions. Miller Buckfire reviewed the financial terms, to the extent publicly available, of five transactions involving the acquisition of companies in the broader CLEC industry announced or completed since January 1, 2008. These transactions were (listed as acquiror/target):

•	PAETEC Holding Corp./Cavalier Telephone, LLC;

•	Windstream Corporation/Q-Comm Corporation;

•	Windstream Corporation/Nuvox, Inc.;

•	Zayo Group, Inc./FiberNet Telecom Group, Inc.; and

•	First Communications, Inc./GCI Globalcom, Inc.

Miller Buckfire reviewed the market capitalization of common stock plus total debt less cash and equivalents, referred to as enterprise value, paid in the CLEC industry transactions as a multiple of latest reported 12 month, referred to as LTM, revenue and as a multiple of LTM Adjusted EBITDA.

The following table presents the multiples implied by the ratio of enterprise value to LTM revenue and LTM Adjusted EBITDA for CLEC companies on September 29, 2010; as well as the implied equity value per share range for Deltacom.

	Selected CLEC Transactions				Range	Implied Equity Value per Share
	Low	Mean	Median	High
Enterprise Value as a Ratio of:
LTM Revenue	1.1x	1.7x	1.2x	3.4x	1.1x –3.4x	$2.48 – $13.91
LTM Adjusted EBITDA	5.1x	8.0x	8.4x	11.7x	5.1x – 11.7x	$2.26 – $8.69

Although the CLEC industry was used for comparison purposes, none of those transactions is directly comparable to the merger and none of the companies in the transactions is directly comparable to Deltacom.

Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Deltacom.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Miller Buckfire compared selected historical financial data and ratios for Deltacom to the corresponding financial data and ratios of certain selected CLEC companies whose securities are publicly traded and which Miller Buckfire believes have operating, market valuation and trading valuations similar to what might be expected of Deltacom. These companies were:

•	Cbeyond, Inc.;

•	Cogent Communications Group, Inc.;

•	Global Crossing Ltd.;

•	Level 3 Communications, Inc.;

•	PAETEC Holding Corp.;

•	tw telecom inc.; and

•	XO Holdings, Inc.

The data and ratios included the enterprise value of the selected companies as multiples of LTM, estimated calendar year 2010, referred to as CY10, and estimated calendar year 2011, referred to as CY11, revenue, Adjusted EBITDA and Adjusted EBITDA less capital expenditures.

The following table presents the high, median, mean and low ratios of enterprise value to LTM, CY10 and CY11 revenue, Adjusted EBITDA and Adjusted EBITDA less capital expenditures as well as the implied equity value per share ranges for Deltacom. The information in the table is based on the closing stock prices of the selected companies on September 29, 2010.

	Selected CLEC Multiples				Range	Implied Equity Value per Share
	Low	Mean	Median	High
Enterprise Value as a Ratio of:
LTM Revenue	0.62x	1.51x	0.99x	3.02x	0.62x – 3.02x	$0.32 – $12.13
CY10 Revenue	0.75x	1.74x	2.05x	2.93x	0.75x – 2.93x	$0.90 – $11.40
CY11 Revenue	0.72x	1.63x	1.94x	2.75x	0.72x – 2.75x	$0.92 – $11.04
LTM Adjusted EBITDA	5.1x	6.7x	5.9x	8.9x	5.1x – 8.9x	$2.32 – $ 5.98
CY10 Adjusted EBITDA	4.9x	6.9x	7.5x	8.9x	4.9x – 8.9x	$2.18 – $ 6.17
CY11 Adjusted EBITDA	4.4x	6.3x	6.7x	8.4x	4.4x – 8.4x	$1.80 – $ 5.89
LTM Adjusted EBITDA Less Capital Expenditures	10.0x	18.1x	18.9x	26.5x	10.0x – 26.5x	$NM – $ 4.43
CY10 Adjusted EBITDA Less Capital Expenditures	9.1x	20.8x	20.2x	32.4x	9.1x – 32.4x	$NM – $ 6.84
CY11 Adjusted EBITDA Less Capital Expenditures	14.0x	21.8x	18.9x	35.2x	14.0x – 35.2x	$2.04 – $ 9.22

Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Deltacom. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or Deltacom.

Analysis of Discounted Cash Flows. Miller Buckfire estimated a range of values for Deltacom based upon the discounted present values of the projected unlevered after-tax cash flows in the forecasts of Deltacom for the fiscal quarter ending December 31, 2010 and the fiscal years ending December 31, 2011 through December 31, 2015 and of the terminal value at the terminal year based upon multiples of Adjusted EBITDA. After-tax cash flow was calculated by taking projected earnings before interest and taxes, and subtracting projected taxes, capital expenditures, changes in working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Deltacom. Miller Buckfire did not consider any additional value attributable to tax shields associated with Deltacom’s net operating loss, referred to as NOL, carryforwards existing as of the valuation date due to uncertainty over the extent, if any, that Deltacom would be able to utilize the NOL carryforwards in the future. Miller Buckfire assumed Deltacom generated no tax expense over the projection period, consistent with the forecasts of Deltacom.

In performing this analysis, Miller Buckfire utilized discount rates ranging from 11.0% to 12.0%, which were selected based on the estimated respective industry weighted average costs of capital. Miller Buckfire utilized terminal multiples of 4.5 times to 5.5 times Adjusted EBITDA for Deltacom. Utilizing this methodology, the per share equity value of Deltacom ranged from:

Summary of DCF Analysis

Methodology	Implied Equity Value per Share

Discounted Cash Flow	$2.32 – $3.27

The summary set forth above does not purport to be a complete description of all the analyses performed by Miller Buckfire. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Miller Buckfire did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Miller Buckfire believes, and has advised Deltacom’s Board of Directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Miller Buckfire made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Deltacom. These analyses performed by Miller Buckfire are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Deltacom, Miller Buckfire or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Miller Buckfire and its opinion were among several factors taken into consideration by Deltacom’s Board of Directors in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

Miller Buckfire was selected by Deltacom’s Board of Directors to render an opinion to Deltacom’s Board of Directors because Miller Buckfire is a nationally recognized investment banking firm and because, as part of its investment banking business, Miller Buckfire is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. In addition, in the ordinary course of business, Miller Buckfire and its affiliates may actively trade the debt and equity securities of Deltacom or EarthLink for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities. Miller Buckfire and its affiliates in the ordinary course of business have from time to time provided, and in the future may provide, commercial and investment banking services to Deltacom, EarthLink or its affiliates, and have received, and may receive, fees for rendering such services.

Pursuant to the Miller Buckfire engagement letter, Deltacom has paid a fee of $400,000 to Miller Buckfire for rendering its opinion. Miller Buckfire will not receive any additional fee upon consummation of the merger. Additionally, Deltacom has agreed to reimburse Miller Buckfire for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Miller Buckfire against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Miller Buckfire, which are customary in mergers of this nature, were negotiated at arm’s length between Deltacom and Miller Buckfire, and Deltacom’s Board of Directors was aware of the arrangement. The issuance of Miller Buckfire’s opinion was approved by an opinion committee of Miller Buckfire.

Projected Financial Information (Unaudited)

Deltacom does not as a general practice publicly disclose forecasts or internal projections as to future operating results. However, in the course of its discussions with EarthLink and certain other parties, Deltacom prepared and provided to EarthLink and such other parties certain non-public business and financial information, including projections. This information did not take into account the merger. In addition, such projections were made available to our Board of Directors and our financial advisors. The projections were prepared by our management and were not prepared with a view to public disclosure. The projections were not prepared with a view to compliance with SEC requirements for public disclosures by companies subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, and related rules and regulations or the guidelines established by the American Institute of Certified Public Accountants regarding prospective financial information. Deltacom’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the projections, and accordingly does not provide any opinion or other form of assurance with respect to the projections. The report of Deltacom’s independent registered public accounting firm, which is incorporated by reference in this information statement, relates to Deltacom’s historical financial information. It does not extend to the projections and should not be read to do so.

In connection with the negotiations of the Merger Agreement, our management provided to our Board of Directors the following management plan projections for our operating results for 2010 through 2015, which were also provided to all financial advisors. The following projections were also provided to EarthLink and certain other parties engaged in discussions with Deltacom.

Summary Management Plan

	For the Year Ending December 31,
$ Millions	2010	2011	2012	2013	2014	2015
Total Revenue	$441.8	$458.9	$499.6	$530.9	$557.7	$582.3
Adjusted EBITDA	$91.0	$96.2	$104.1	$112.0	$120.2	$127.2
Capital Expenditures	(64.0)	(60.2)	(61.8)	(62.9)	(63.1)	(62.9)
End of Period Unrestricted Cash	$70.4	$73.4	$80.6	$95.4	$118.8	$149.0

Our management also provided to our Board of Directors and financial advisors, the following baseline plan projections for our operating results for 2010 through 2015. Only the following projections for 2010 through 2013 were provided to EarthLink and certain other parties engaged in discussions with Deltacom. The following projections included alternative and less favorable assumptions regarding Deltacom’s operating results.

Summary Baseline Plan

	For the Year Ending December 31,
$ Millions	2010	2011	2012	2013	2014	2015
Total Revenue	$441.7	$458.2	$496.0	$523.9	$548.0	$570.4
Adjusted EBITDA	$91.0	$94.2	$100.1	$106.2	$113.3	$119.5
Capital Expenditures	(64.0)	(63.2)	(64.8)	(66.1)	(66.3)	(66.1)
End of Period Unrestricted Cash	$70.4	$68.5	$68.5	$74.3	$87.4	$106.6

For further information on the financial advisors’ respective financial analyses and opinions, see “The Merger — Opinion of Deltacom’s Financial Advisor — Evercore Group L.L.C.” beginning on page 28 and “The Merger — Opinion of Deltacom’s Financial Advisor — Miller Buckfire & Co., LLC” beginning on page 34.

While these projections were prepared in good faith by our management, no assurance can be made regarding future events. The estimates and assumptions underlying the projections and financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond our control. In addition, the projections were prepared with a view of Deltacom on a stand-alone basis, and without reference to costs incurred in connection with the merger. In addition, the foregoing information does not reflect costs that, in the event the merger is not completed, Deltacom likely would incur as a result of the impact of agreeing to the proposed merger on our business and operations. Accordingly, actual results likely will differ, and may differ materially, from those presented in the projections, even if the merger is not completed. Such projections cannot, therefore, be considered necessarily predictive of actual future operating results, and this information should not be relied on as such.

The projections were prepared in late August 2010 and early September 2010 and have not been updated to reflect any changes since that date. We do not intend to update or otherwise revise the projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

Financing for the Merger

We estimate that the total amount of funds necessary to complete the merger and the related transactions and financings, including the payment of related fees and expenses, will be a maximum amount of approximately $603.5 million, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the Merger Agreement;

•	pay fees and expenses related to the merger; and

•

pay off the entire amount of Deltacom’s outstanding indebtedness, including $325 million principal amount of the Deltacom Senior Secured Notes and which, following the change of control of Deltacom resulting from the merger, EarthLink may be required to repurchase in whole or in part at 101% of their principal amount at the option of the holders of the Deltacom Senior Secured Notes.

We expect EarthLink and its subsidiaries to have sufficient cash on hand or available financing to fund this amount. EarthLink has represented and warranted to us that at the closing of the merger, and has agreed that pending the closing of the merger, it will have or it will maintain sufficient cash on hand or available financing to fund the Merger Consideration and make all other payments in connection with the merger and the other transactions contemplated by the Merger Agreement, including any amounts necessary to repay or refinance any outstanding indebtedness of Deltacom (to the extent such repayment or refinancing is necessary).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Deltacom common stock will be sent a letter of transmittal describing how such holder may exchange their shares of Deltacom common stock for the Merger Consideration promptly after the completion of the merger.

You should not return your stock certificates to Deltacom, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of Deltacom, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid.

Interests of Deltacom’s Directors and Executive Officers in the Merger

You should be aware that Deltacom’s directors and executive officers may be deemed to have interests in the transaction that are described below and may be different from or in addition to the interests of our stockholders generally and that may present a conflict of interest. Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our stockholders generally, among other matters, in making its determinations and recommendations in connection with the Merger Agreement and the transactions contemplated thereby. You should consider these and other interests of our directors and officers that are described in this information statement.

Treatment of Stock Options

The Merger Agreement provides that each Deltacom stock option to purchase Deltacom common stock granted under any Deltacom equity compensation plan, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and exchanged for a cash payment equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price of the option multiplied by (ii) the number of shares of Deltacom common stock subject to such option, less any required withholding taxes.

The table below provides information as of October 15, 2010 for each of our directors and executive officers: (a) the aggregate number of shares of Deltacom common stock subject to vested stock options; (b) the value of such vested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Deltacom common stock subject to those stock options; (c) the aggregate number of unvested stock options that will be treated as vested on the effective time of the merger; (d) the value of those unvested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Deltacom common stock subject to those stock options; (e) the aggregate number of shares of Deltacom common stock subject to vested stock options and unvested stock options that will be treated as vested on the effective time of the merger; and (f) the aggregate value of all such vested stock options and unvested stock options that will be treated as vested on the effective time of the merger on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Deltacom common stock subject to those stock options. The information in the table assumes that all currently outstanding options will remain outstanding immediately prior to the effective time of the merger.

Name	Vested Options			Options that Will Be Treated As Vested as a result of the merger		Totals
	Shares	Value ($)		Shares	Value ($)	Shares	Value ($)
Executive Officers
Randall E. Curran	500,000	875,000		1,500,000	2,625,000	2,000,000	3,500,000
Richard E. Fish, Jr.	—	—		—	—	—	—
J. Thomas Mullis	—	—		—	—	—	—
Sara L. Plunkett	11,112	—	(1)	—	—	11,112	—	(1)

Directors
John Almeida, Jr.	—	—		—	—	—	—
John J. DeLucca	3,334	—	(1)	—	—	3,334	—	(1)
Clyde A. Heintzelman	—	—		—	—	—	—
Michael E. Leitner	—	—		—	—	—	—
Thomas E. McInerney	—	—		—	—	—	—
Sanjay Swani	—	—		—	—	—	—
Philip M. Tseng	—	—		—	—	—	—

(1)	The exercise price of the indicated stock options is greater than the Merger Consideration such that these stock options will be cancelled without payment or consideration.

Treatment of Restricted Stock Units

The Merger Agreement provides that:

•	each Deltacom performance-based restricted stock unit that is outstanding immediately prior to the effective time of the merger will be cancelled without payment or consideration;

•

each Deltacom time-based restricted stock unit that is held by certain specified senior executives whose employment will terminate at the effective time of the merger (who we refer to as “non-continuing employees”) or members of the Board of Directors and that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock unit, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

each Deltacom time-based restricted stock unit that is held by any of certain specified senior executives other than non-continuing employees, who we refer to as Specified Continuing Employees, and that is outstanding, vested and not yet delivered immediately prior to the effective time of the merger will be cancelled in exchange for a payment in cash equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock unit, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

50% of the Deltacom time-based restricted stock units that are held by the Specified Continuing Employees and that are outstanding, unvested and not yet delivered immediately prior to the effective time of the merger, will be cancelled in exchange for a payment in cash equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock units, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

50% of the Deltacom time-based restricted stock units that are held by the Specified Continuing Employees and that are outstanding, unvested and not yet delivered immediately prior to the effective time of the merger will be assumed by EarthLink and converted into restricted stock units that represent the right to acquire a number of shares of common stock of EarthLink equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock units, multiplied by (ii) a fraction, the numerator of which equals the Merger Consideration and the denominator of which will be the average closing price per share of EarthLink common stock for the 20 trading days ending on (and including) the second trading day immediately prior to the effective time of the merger; and

•

each of the time-based restricted stock units held by the continuing employees, other than the Specified Continuing Employees, that is outstanding immediately prior to the effective time of the merger will be assumed by EarthLink and converted into a restricted stock unit that represents the right to acquire a number of shares of common stock of EarthLink equal to the product of (i) the number of shares of Deltacom common stock represented by such Deltacom time-based restricted stock unit, multiplied by (ii) a fraction, the numerator of which equals the Merger Consideration and the denominator of which will be the average closing price per share of EarthLink common stock for the 20 trading days ending on (and including) the second trading day immediately prior to the effective time of the merger.

The converted time-based restricted stock units will continue to be governed by the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that if the employment of an employee who holds such restricted stock unit is terminated for any reason other than cause or poor performance, his or her remaining unvested converted restricted stock unit shall become immediately vested.

The table below provides, for each of our directors and executive officers, the aggregate number of shares of Deltacom common stock that, as of October 15, 2010, represented by the restricted stock units and the value such restricted stock units will receive pursuant to the Merger Agreement. The information in the table assumes that all currently outstanding restricted stock units will remain outstanding until immediately prior to the effective time of the merger.

Name	Number of Shares Underlying Vested Time-based Restricted Stock Units (“RSUs”) being Cashed Out	Value of Vested Time-based RSUs ($) being Cashed Out(	Number of Shares Underlying Unvested Time- based RSUs being Cashed Out	Value of Unvested Time- based RSUs ($) being Cashed Out(1)	Total Number of Shares Underlying the RSUs being Cashed Out	Total Value of Time-based RSUs ($) being Cashed Out(1)	Number of Shares Underlying Unvested Time-Based RSUs being Converted into EarthLink RSUs	Estimated Number of EarthLink RSUs to be Received(2)
Executive Officers
Randall E. Curran	194,485	583,455	97,242	291,726	291,727	875,181	—	—
Richard E. Fish, Jr.	103,431	310,293	396,534	1,189,602	499,965	1,499,895	—	—
J. Thomas Mullis	49,460	148,380	161,321	483,963	210,781	632,343	—	—
Sara L. Plunkett	45,801	137,403	71,681.5	215,044.5	117,482.5	352,448	71,681.5	25,034

Directors
John Almeida, Jr.	—	—	—	—	—	—	—	—
John J. DeLucca	—	—	61,667	185,001	61,667	185,001	—	—
Clyde A. Heintzelman	—	—	61,667	185,001	61,667	185,001	—	—
Michael E. Leitner	—	—	—	—	—	—	—	—
Thomas E. McInerney	—	—	—	—	—	—	—	—
Sanjay Swani	—	—	—	—	—	—	—	—
Philip M. Tseng	—	—	—	—	—	—	—	—

(1)	The value of each RSU shown in the table above is equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of common stock subject to such RSU award.
(2)	Based on an assumed price per share of EarthLink common stock of $8.59, which was the closing price as of October 15, 2010.

Termination Payments to Non-Continuing Executive Officers

The employment of three of our named executive officers, Randall E. Curran, Richard E. Fish, Jr. and J. Thomas Mullis, will be terminated without cause as of the closing date of the merger. Pursuant to their employment agreements, Messrs. Curran and Fish (subject to compliance with Section 409A of the Code) will be entitled to receive, within 30 days following the date of termination of employment, an amount equal to 18 months of the executive’s annual base salary at the rate then in effect and a prorated portion of any bonus payable in respect of the fiscal year in which the termination date occurs. Messrs. Curran and Fish also will be entitled to continued participation in all health and welfare plans with no increase in cost to the executive for 18 months following the termination date, if the executive complies with non-competition, non-solicitation, confidentiality and non-disparagement covenants in his employment agreement.

Pursuant to Mr. Mullis’s employment agreement, he will (subject to compliance with Section 409A of the Code) be entitled to receive a lump-sum cash payment, within 30 days following the date of termination of employment, equal to the sum of (1) Mr. Mullis’s annual base salary as in effect at the termination date; (2) the amount equal to the higher of (x) the last annual cash bonus paid to Mr. Mullis (annualized in the case of any partial year) and (y) Mr. Mullis’s target annual cash bonus opportunity then in effect, which we refer to as the “higher annual bonus,” prorated to the termination date; and (3) the higher annual bonus. Mr. Mullis also will be entitled to continued medical, prescription, dental and life insurance benefits for a minimum of one year, unless, in the case of medical benefits, Mr. Mullis is eligible to receive such benefits from a new employer.

The value of the severance payments payable to Messrs. Curran, Fish and Mullis pursuant to the terms of their employment agreement upon their termination of employment without cause are set forth below:

Name	Base Pay	Bonus		Cash Severance(1)	Value of Benefits and Health Programs(2)	Total
Randall E. Curran	$974,324	$779,459		$1,753,782	$27,238	$1,781,020
Richard E. Fish, Jr.	$575,738	$383,825		$959,563	$27,238	$986,801
J. Thomas Mullis	$257,500	$371,454	(3)	$628,954	$13,484	$642,438

(1)	The amount of cash severance shown assumes that (i) termination of employment occurs on December 31, 2010, (ii) the bonus payment is not prorated, and (iii) the individual’s performance goals are all achieved at 100% of target levels.
(2)	The value of the continued health and benefit programs is based on the cost to us, as of the closing date of the merger, of the premiums for the programs for the additional months of participation.
(3)	The amount of bonus shown includes amounts received for unused vacation.

Indemnification of Directors and Executive Officers

The Merger Agreement contains provisions relating to the indemnification of and insurance for our directors and executive officers. Under the Merger Agreement, EarthLink and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the merger (as in effect as of the date of the Merger Agreement) in favor of the current or former directors and executive officers of Deltacom or any of its subsidiaries, as provided under Deltacom’s or such subsidiaries’ certificate of incorporation, bylaws or resolutions or in any agreement of Deltacom with such persons, shall survive the merger and shall continue in full force and effect in accordance with their terms. From and after the effective time of the merger, EarthLink will cause the surviving corporation to assume and to pay, perform and discharge, in accordance with their respective terms, Deltacom’s obligations with respect to such rights to exculpation, indemnification and advancement of expenses.

Directors’ and Officers’ Insurance

Under the Merger Agreement, EarthLink has agreed to allow Deltacom to purchase, prior to the effective time of the merger, a fully-paid six-year directors and officers “tail” insurance policy with respect to Deltacom’s directors and executive officers, and EarthLink is required to maintain such policy in effect for its full term.

Deltacom Senior Secured Notes

Under the terms of the indenture for Deltacom’s 10.5% Senior Secured Notes due 2016, which we refer to in this information statement as the Deltacom Senior Secured Notes, Deltacom will be obligated, within 30 days after the completion of the merger, to commence an offer to purchase all of the then outstanding Deltacom Senior Secured Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued interest.

Michael E. Leitner is a Managing Partner of Tennenbaum Capital Partners, LLC and Philip M. Tseng is a Managing Director of Tennenbaum Capital Partners, LLC. Investment funds managed by certain affiliates of Tennenbaum Capital Partners, LLC own $50 million of the Deltacom Senior Secured Notes, and such persons will have the right to sell such Deltacom Senior Secured Notes to Deltacom at a purchase price equal to 101% of the principal amount thereof, plus any accrued interest, in the offer to purchase that Deltacom will commence within 30 days following the completion of the merger. To the extent such Deltacom Senior Secured Notes are not purchased by Deltacom in such offer to purchase, they would remain outstanding as obligations of Deltacom and its subsidiaries following the merger.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of Deltacom common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the Code in this information statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service, which we refer to as the IRS, and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this information statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to any particular holder of Deltacom common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to U.S. Holders of Deltacom common stock that are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, real estate investment trusts, cooperatives, holders that hold Deltacom common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders that acquired Deltacom common stock through the exercise of employee stock options or other compensatory arrangements, holders that are subject to the alternative minimum tax provisions of the Code and holders that do not hold their shares of Deltacom common stock as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this information statement, a “U.S. Holder” means a beneficial owner of Deltacom common stock that is: (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. This discussion does not address the U.S. federal income tax consequences to any holder of Deltacom common stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the merger, or the tax consequences of the merger under state, local or foreign tax laws.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Deltacom common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Deltacom common stock should consult the holder’s tax advisor as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

The merger will be taxable to U.S. Holders of Deltacom common stock for U.S. federal income tax purposes. A U.S. Holder of Deltacom common stock receiving cash pursuant to the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in Deltacom common stock surrendered. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held Deltacom common stock for more than one year prior to the effective time of the merger. Currently, long-term capital gains for non-corporate taxpayers are taxed favorable rates. If a U.S. Holder acquired different blocks of Deltacom common stock at different times and different prices, such holder must determine the amount of gain or loss and holding period separately with respect to each such block of Deltacom common stock.

Information Reporting and Backup Withholding

Generally, U.S. Holders of Deltacom common stock will be subject to information reporting on the cash received pursuant to the merger unless such a holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold tax (currently at the rate of 28%, but scheduled to increase to 31% in 2011) on all cash payments to which a holder of Deltacom common stock is entitled in connection with the merger unless such holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a tax identification number, certifies that such holder is a U.S. person and that the tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each U.S. Holder of Deltacom common stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the U.S. Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Deltacom common stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF DELTACOM COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory and Other Governmental Approvals

Antitrust Clearance

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act.

The HSR Act provides that transactions such as the merger may not be completed until certain information and documents have been submitted to the FTC and the Antitrust Division and applicable waiting period requirements have been observed. On October 8, 2010, Deltacom and Merger Sub each filed a Pre-merger Notification and Report Form with the Antitrust Division and the FTC in accordance with the HSR Act. At anytime before the completion of the merger, the Antitrust Division or the FTC could take actions under U.S. antitrust laws as it deems necessary or desirable in the public interest to enjoin the merger, and any state or private party could seek the same. In addition, at any time before or after the completion of the merger, the Antitrust Division or the FTC or any state or private party could seek a divestiture of some or a substantial portion of Deltacom’s assets or the imposition of restrictions on the conduct of Deltacom’s business.

While there can be no assurance that the merger will not be challenged by any governmental authority or private party in the United States, Deltacom, based on a review of information provided by EarthLink relating to the businesses in which it and its affiliates are engaged, believes the merger can be consummated in compliance with all applicable antitrust laws and no remedy will be required.

FCC Approval

The merger is also subject to Deltacom’s receipt of approval from the U.S. Federal Communications Commission, which we refer to as the FCC, for the transfer to EarthLink, in connection with the merger, of control with respect to Deltacom’s International and Domestic Section 214 Authorizations, which are currently held by certain subsidiaries of Deltacom pursuant to Section 214 of the Communications Act of 1934. On October 6, 2010, Deltacom completed the filing of its transfer of control applications with the FCC in accordance with Section 214 of the Communications Act of 1934. The FCC ordinarily completes action on a “streamlined” transfer of control application within 30 days after public notice of such application, which is expected to be on or about November 1, 2010 for the application filed by Deltacom, although no law or regulation requires the FCC to complete its action within that time period.

State and Local Regulatory Approvals

The merger is also subject to Deltacom providing notices to and receiving approvals from certain state public service commissions. Deltacom has filed notices of the merger in 36 states and the District of Columbia and applications seeking approval in 14 states. The state public service commissions’ action of approval of a transfer of control of this type usually takes not more than 60 to 90 days, although a significant number of them are under no specific statutory deadlines for action.

Under the Merger Agreement, Deltacom, EarthLink and Merger Sub have agreed to use reasonable best efforts to obtain all required governmental approvals in connection with the execution of the Merger Agreement and completion of the merger.

THE MERGER AGREEMENT

The following is a summary of what we believe are the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this information statement, is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide investors and our stockholders with information regarding its terms. It is not intended to provide to any person not a party to the Merger Agreement any other factual information about Deltacom. The Merger Agreement contains a number of representations and warranties made by Deltacom, EarthLink and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other date specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in the disclosure letters. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in our public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Deltacom, EarthLink and the merger that is contained in this information statement, as well as in the filings that Deltacom and EarthLink will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this information statement.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Deltacom, the separate corporate existence of Merger Sub will cease and Deltacom will be the surviving corporation of the merger. As of the effective time of the merger, the certificate of incorporation of Deltacom, as the surviving corporation, will be amended and restated in its entirety to read as set forth in Exhibit B to the Merger Agreement, and the bylaws of Deltacom will be amended and restated in their entirety to read as set forth in Exhibit C to the Merger Agreement. The directors of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of Deltacom until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Our officers (other than the non-continuing employees) immediately prior to the effective time of the merger will, from and after the effective time of the merger, continue to be the officers of Deltacom until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective

Deltacom will file a certificate of merger with the Secretary of State of the State of Delaware on the second business day following the date on which the last of the conditions to the closing of the merger described under “The Merger Agreement — Conditions to the Merger” beginning on page 60 have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions).

Consideration to be Received Pursuant to the Merger

Conversion of Our Common Stock

The Merger Agreement provides that each share of Deltacom common stock issued and outstanding immediately prior to the effective time of the merger, except those shares owned by Deltacom or EarthLink or any of their respective wholly owned subsidiaries or shares held by Deltacom’s stockholders who properly demand and perfect, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL, will be cancelled and converted automatically into the right to receive $3.00 in cash, without interest. After the effective time of the merger, each holder of a certificate representing any shares of Deltacom common stock (other than shares for which appraisal rights have been properly demanded and perfected under Section 262 of the DGCL) will no longer have any rights with respect to such shares, except for the right to receive the Merger Consideration. All shares of Deltacom common stock that have been converted into the right to receive the Merger Consideration, and all shares of Deltacom common stock owned by Deltacom or EarthLink or any of their respective subsidiaries, will be automatically cancelled and cease to exist.

Treatment of Stock Options and Other Equity-Based Awards

The Merger Agreement provides that our stock options and restricted stock units will be treated as follows at the effective time of the merger:

•

each share of Deltacom common stock issued and outstanding immediately prior to the effective time of the merger (except those shares held by any of our stockholders who (i) are entitled to demand, (ii) properly demand and (iii) do not withdraw or otherwise lose appraisal rights under Section 262 of the DGCL and those shares owned by Deltacom or EarthLink or any of their respective wholly owned subsidiaries) will be cancelled and converted automatically into the right to receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes;

•

each Deltacom stock option, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (i) the excess (if any) of the Merger Consideration over the per share exercise price of such Deltacom stock option, multiplied by (ii) the number of shares of Deltacom common stock subject to such Deltacom stock option, less any required withholding taxes;

•	each Deltacom performance-based restricted stock unit that is outstanding immediately prior to the effective time of the merger will be cancelled without payment or consideration;

•

each Deltacom time-based restricted stock unit that is held by certain specified senior executives whose employment will terminate at the effective time of the merger (who we refer to as “non-continuing employees”) or members of the Board of Directors and that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock unit, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

each Deltacom time-based restricted stock unit that is held by any of certain specified senior executives other than non-continuing employees, who we refer to as Specified Continuing Employees, and that is outstanding, vested and not yet delivered immediately prior to the effective time of the merger will be cancelled in exchange for a payment in cash equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock unit, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

50% of the Deltacom time-based restricted stock units that are held by the Specified Continuing Employees and that are outstanding, unvested and not yet delivered immediately prior to the effective time of the merger, will be cancelled in exchange for a payment in cash equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock units, multiplied by (ii) the Merger Consideration, less any required withholding taxes;

•

50% of the Deltacom time-based restricted stock units that are held by the Specified Continuing Employees and that are outstanding, unvested and not yet delivered immediately prior to the effective time of the merger will be assumed by EarthLink and converted into restricted stock units that represent the right to acquire a number of shares of common stock of EarthLink equal to the product of (i) the number of shares of Deltacom common stock represented by such restricted stock units, multiplied by (ii) a fraction, the numerator of which equals the Merger Consideration and the denominator of which will be the average closing price per share of EarthLink common stock for the 20 trading days ending on (and including) the second trading day immediately prior to the effective time of the merger; and

•

each of the time-based restricted stock units held by the continuing employees, other than the Specified Continuing Employees, that is outstanding immediately prior to the effective time of the merger will be assumed by EarthLink and converted into a restricted stock unit that represents the right to acquire a number of shares of common stock of EarthLink equal to the product of (i) the number of shares of Deltacom common stock represented by such Deltacom time-based restricted stock unit, multiplied by (ii) a fraction, the numerator of which equals the Merger Consideration and the denominator of which will be the average closing price per share of EarthLink common stock for the 20 trading days ending on (and including) the second trading day immediately prior to the effective time of the merger.

Procedure for Receiving Merger Consideration

At the effective time of the merger, EarthLink will deposit, or cause to be deposited, with the paying agent cash sufficient to pay our stockholders (except those shares held by any of our stockholders who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and those shares owned by Deltacom or EarthLink or their respective subsidiaries) the aggregate Merger Consideration to which they are entitled under the Merger Agreement. The Merger Consideration will be payable upon the due surrender of the certificates that represented Deltacom common stock immediately prior to the effective time of the merger, which we refer to as Certificates, or non-certificated shares of Deltacom common stock represented by book entries, which we refer to as Book-Entry Shares. The cash deposited pursuant to the foregoing is referred to as the Payment Fund.

As soon as reasonably practicable after the effective time of the merger (and in any event within two business days following the effective time of the merger), the surviving corporation will cause the paying agent to mail to each record holder of Deltacom common stock a letter of transmittal and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each stockholder of Deltacom will be entitled to receive the appropriate Merger Consideration upon surrendering to the paying agent such stockholder’s Certificates or Book-Entry Shares, together with a properly executed letter of transmittal and any other documents required by the paying agent. The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholding taxes as required by law. You should not return your Certificates to the paying agent without a letter of transmittal, and you should not return your Certificates to Deltacom.

If a payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting the payment will have paid all applicable taxes relating to the payment of Merger Consideration to a person other than the registered holder of the Certificate surrendered or will have to establish that such taxes either have been paid or are not applicable.

At the effective time of the merger, the stock transfer books of Deltacom will be closed and there will be no further registration of transfers of Deltacom common stock in the stock transfer books of the surviving corporation. From and after the effective time of the merger, the holders of Certificates or Book-Entry Shares shall cease to have any rights as a stockholder of Deltacom except as provided under the Merger Agreement or applicable law. If, after the effective time of the merger, any Certificates are presented to the surviving corporation or the paying agent for transfer or transfer is sought for Book-Entry Shares, such Certificates and Book-Entry Shares will be cancelled and exchanged for payment of the appropriate Merger Consideration.

The paying agent will invest the cash deposited by EarthLink for purposes of paying the aggregate Merger Consideration in a payment fund as directed by EarthLink, subject to certain restrictions. No investment income or gain or loss of such payment fund will affect the amounts payable to holders of Deltacom common stock pursuant to the merger. No interest will be paid or will accrue on the Merger Consideration payable in respect of any Certificate or Book-Entry Share.

Lost, Stolen or Destroyed Certificates

If any Certificate is lost, stolen or destroyed, the surviving corporation or paying agent will deliver the applicable Merger Consideration due with respect to the shares formerly represented by such Certificate if the stockholder asserting the claim of a lost, stolen or destroyed Certificate makes an affidavit of that fact.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Deltacom, EarthLink and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other date specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in the disclosure letters. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in our public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Deltacom, EarthLink and the merger that is contained in this information statement, as well as in the filings that Deltacom and EarthLink will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this information statement.

In the Merger Agreement, Deltacom made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Deltacom’s representations and warranties relate to, among other things:

•	Deltacom’s and its subsidiaries’ organization, good standing, and authority to own and operate assets and properties;

•	Deltacom’s and its subsidiaries’ qualifications to do business in foreign jurisdictions;

•	Deltacom’s corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	Deltacom’s organizational documents;

•	Deltacom’s subsidiaries and that such subsidiaries are wholly-owned free and clear of any liens;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger;

•

the absence of any violation or conflict with Deltacom’s organizational documents, applicable law or certain of Deltacom’s contracts as a result of the execution of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•	Deltacom’s capitalization, including the particular number of outstanding shares of Deltacom common stock, stock options and other equity-based interests;

•	the sufficiency of the delivery of a written consent as stockholder approval of the adoption of the Merger Agreement;

•	Deltacom’s filings with the SEC since January 1, 2008;

•	Deltacom’s and its subsidiaries’ consolidated financial statements and internal accounting controls;

•	Deltacom’s and its subsidiaries’ outstanding liabilities;

•	the absence of any changes in the conduct of the business of Deltacom and its subsidiaries;

•	the absence of actual or known threatened investigations and legal proceedings involving Deltacom;

•	certain of Deltacom’s and its subsidiaries’ existing contracts;

•	compliance with communications laws;

•	Deltacom’s employee benefit plans;

•	labor relations matters;

•	tax matters;

•	environmental matters;

•	intellectual property matters;

•	real property and personal property matters;

•	governmental permits and authorizations;

•	insurance matters;

•	the absence of related party transactions;

•	the information supplied by Deltacom for this information statement;

•	the inapplicability of takeover statutes;

•	receipt by Deltacom’s Board of Directors of opinions from Deltacom’s financial advisors;

•	the absence of broker’s fees;

•	the validity of right-of-way agreements;

•	fiber route information; and

•	the maintenance of Deltacom’s current customer and supplier relationships.

In the Merger Agreement, EarthLink and Merger Sub made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. EarthLink’s and Merger Sub’s representations and warranties relate to, among other things:

•	EarthLink’s and Merger Sub’s organization, good standing, and authority to own and operate assets and properties;

•	EarthLink’s and Merger Sub’s corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger;

•

the absence of any violation or conflict with EarthLink’s and Merger Sub’s organizational documents, applicable law or certain of EarthLink’s contracts as a result of the execution of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•	the operations of EarthLink and Merger Sub and the ownership of Deltacom common stock by EarthLink;

•	the availability of sufficient funds and financing to consummate the merger and the other transactions contemplated by the Merger Agreement;

•	the absence of actual or known threatened legal actions that could delay consummation of the merger;

•	the information supplied by EarthLink for this information statement; and

•	the absence of broker’s fees.

Many of Deltacom’s representations and warranties are qualified as to materiality or Material Adverse Effect. For purposes of the Merger Agreement, Material Adverse Effect , with respect to Deltacom, means any change, effect, event, occurrence, state of facts or development that (when taken together with all other adverse changes, effects, events, occurrences, state of facts or developments) is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of Deltacom and its subsidiaries, taken as a whole; provided, that the term Material Adverse Effect with respect to Deltacom does not include any change, effect, event, occurrence, state of facts or development relating to or arising from:

(i) the United States or foreign economic, financial or geopolitical conditions or events in general;

(ii) changes in the financial, debt, credit or capital markets;

(iii) changes or proposed changes in law, GAAP or other accounting principles or requirements, or standards or interpretations thereof;

(iv) changes in Deltacom’s and its subsidiaries’ industries in general;

(v) any decline in the market price, or change in trading volume, of Deltacom common stock or the failure of Deltacom to meet any projections, forecasts or budgets (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(vi) escalation or outbreak of hostilities, acts of terrorism or military conflicts;

(vii) the announcement of the Merger Agreement;

(viii) any legal action arising from allegations of breach of fiduciary duty or other violations of applicable law relating to this Agreement, the merger or any other transaction contemplated by the Merger Agreement; or

(ix) compliance by Deltacom and its subsidiaries with the terms of this Agreement, other than, in the case of any of clauses (i) through (v), any change, effect, event, occurrence, state of facts or development that is materially and disproportionately adverse to Deltacom and its subsidiaries, taken as a whole, relative to other companies operating in the same industries as them.

The representations and warranties of Deltacom, EarthLink and Merger Sub do not survive the closing of the merger or the termination of the Merger Agreement.

Conduct of Deltacom’s Business Pending the Merger

Under the Merger Agreement, Deltacom has agreed that, subject to certain exceptions specified in the Merger Agreement or in Deltacom’s disclosure letter, or unless otherwise required by applicable law or EarthLink gives its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), Deltacom will and will cause each of its subsidiaries to:

•	conduct its material operations in the ordinary course of business consistent with past practice;

•

use reasonable best efforts, in the ordinary course of business consistent with past practice, to prepare and file all tax returns required to be filed by it on or before the closing date of the merger, and, to the extent not contested in good faith, fully and timely pay all taxes due and payable in respect of such tax returns that are so filed; and

•

use reasonable best efforts to maintain and preserve intact its business organization, retain the services of its key employees and preserve the goodwill of its customers, suppliers and other persons with whom it has material business relationships.

Deltacom has also agreed that, subject to certain exceptions specified in the Merger Agreement or in the disclosure letters, or unless otherwise required by applicable law or EarthLink gives its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), Deltacom will not and will not permit any of its subsidiaries to:

•	amend the organizational documents of Deltacom or any of its subsidiaries;

•

make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly owned subsidiaries of Deltacom either to Deltacom or to other wholly owned subsidiaries of Deltacom;

•	adjust, split, combine or reclassify the capital stock of Deltacom or any of its subsidiaries;

•

redeem, purchase or acquire the capital stock of Deltacom or any of its subsidiaries or any securities convertible into the capital stock of Deltacom or any of its subsidiaries, other than for purchases or acquisitions from departing employees and certain permitted transactions relating to employee benefits;

•	grant any stock options, other than for certain permitted transactions relating to employee benefits;

•

issue, deliver or sell any additional shares of capital stock of Deltacom or any of its subsidiaries or any securities convertible into shares of capital stock of Deltacom or any of its subsidiaries, other than in connection with the (1) exercise or vesting of existing stock options under our stock incentive plans or (2) conversion of existing convertible securities and other than for certain permitted transactions relating to employee benefits;

•

enter into any contract regarding the sale, voting, registration or repurchase of the capital stock of Deltacom or any of its subsidiaries, other than for certain permitted transactions relating to employee benefits;

•	enter into, modify or terminate any labor or collective bargaining agreement or make any commitments with any labor unions;

•

announce or implement any major new employment policies, including material reduction in labor force, lay-offs, early retirement programs or new severance programs, other than routine employee terminations and terminations for cause;

•

increase compensation or benefits for any directors, officers or employees, except as required by law, in the ordinary course of business consistent with past practice with respect to employees other than directors and officers, in conjunction with new hires or promotions in the ordinary course of business consistent with past practice or to comply with federal tax treatment of nonqualified deferred compensation;

•

enter into any employment or severance contracts with any directors, officers or key employees, except as required by law, in the ordinary course of business consistent with past practice with respect to employees other than directors and officers, in conjunction with new hires or promotions in the ordinary course of business consistent with past practice or to comply with federal tax treatment of nonqualified deferred compensation;

•

establish, amend, or terminate any benefit agreements or benefit plans to which Deltacom or any of its subsidiaries makes contributions, except as required by law, in the ordinary course of business consistent with past practice with respect to employees other than directors and officers, in conjunction with new hires or promotions in the ordinary course of business consistent with past practice or to comply with federal tax treatment of nonqualified deferred compensation;

•

acquire by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except pursuant to transactions between Deltacom and its wholly owned subsidiaries or between Deltacom’s wholly owned subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, merger or declare bankruptcy;

•

sell, lease, license or grant a security interest in any material assets of the business, including the stock of Deltacom’s subsidiaries, other than any sale of inventory in the ordinary course of business consistent with past practice, any disposition of used or excess equipment in the ordinary course of business consistent with past practice or other arms length dispositions of material assets that, taken together, do not exceed $1 million in value;

•	enter into or amend any material contract, including:

•

contracts (other than employee benefit plans) filed as an exhibit to Deltacom’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Deltacom in a Current Report on Form 8-K;

•	contracts with any stockholder, any current or former executive officer or director or any affiliated person of Deltacom or any of its subsidiaries;

•	contracts for the sale of assets, other than in the ordinary course of business, for consideration in excess of $1 million;

•	contracts for borrowing or making of loans or guaranteeing any third party’s indebtedness for greater than $1 million;

•	contracts with annual payments in excess of $2 million or with remaining terms of more than three years and annual payments in excess of $1 million;

•	contracts that restrict Deltacom’s ability to engage in any material line of business or compete with any person or in any geographic area;

•	contracts providing for the settlement of claims in excess of $1 million against Deltacom or its subsidiaries;

•	contracts involving swaps, forwards, futures, options, caps, floor or collar arrangements, foreign currency or interest rate protection;

•	contracts involving material interconnection agreements, line-sharing agreements, line-splitting agreements and other contracts with incumbent local exchange carriers;

•	contracts involving the sale, outbound license or outbound lease of any capacity infrastructure or peering arrangements;

•	contracts involving the purchase, inbound license or inbound lease of any capacity infrastructure or peering arrangements; and

•	contracts that are material to Deltacom and its subsidiaries, taken as a whole;

•

incur or guarantee any indebtedness, other than indebtedness between Deltacom and any of its wholly owned subsidiaries or between two of Deltacom’s wholly owned subsidiaries and except for draw downs with respect to existing credit facilities;

•	issue or sell any debt securities or warrants to acquire debt securities;

•	enter into any “keep well” arrangement to maintain a financial statement condition of another person;

•

make any loan, capital advance or investment in any other person, other than loans, advancements and investments in Deltacom’s subsidiaries in the ordinary course of business consistent with past practice;

•	make any loans to any director, officer or employee, other than any advancement of expenses in the ordinary course of business consistent with past practice;

•	change Deltacom’s accounting practices, except as required by law or GAAP;

•

settle lawsuits or claims, other than any lawsuit or claim that is settled in the ordinary course of business consistent with past practice for an amount not in excess of $1 million, would not impose any material restriction on Deltacom’s conduct of business, would not create an adverse precedent against Deltacom and does not involve any admission by Deltacom of fault, liability or guilt;

•	enter into any new lines of business;

•	open or close any facilities or offices, other than in the ordinary course of business consistent with past practice;

•

make capital expenditures in excess of $16 million in any fiscal quarter, other than expenditures made in connection with awards granted through the Broadband Technology Opportunity Program under the American Recovery and Reinvestment Act, except that any amount below $16 million not spent in a fiscal quarter may be additionally spent during any subsequent quarter;

•	change any tax elections or tax accounting methods or file a tax return that is inconsistent with past practice;

•	enter into any closing agreement or settlement with respect to any tax dispute or tax claim;

•	permit any insurance policy, of which Deltacom or any of its subsidiaries is a beneficiary or payee, to be cancelled or terminated;

•

abandon, allow to expire (other than any natural expiration or expiration in the ordinary course of business consistent with past practice), sell or exclusively license any material intellectual property; or

•	agree in writing to do any of the foregoing.

Restrictions on Solicitation

Deltacom agreed, subject to limited exceptions discussed below, that Deltacom would, and Deltacom would cause its subsidiaries and direct its representatives to, cease any discussions or negotiations with any third parties with respect to a takeover proposal. Deltacom agreed that Deltacom would not and would cause its subsidiaries and any representatives not to:

•	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding the making of a takeover proposal, including making non-public information available to third parties;

•	have any discussions or participate in any negotiations regarding a takeover proposal;

•	execute or enter into any contract with respect to a takeover proposal or approve or recommend a takeover proposal, letter of intent, or other written agreement involving a takeover proposal; or

•

modify, waive, amend or release any standstill or similar provisions in any contract, letter of intent or other agreement, unless our Board of Directors determined by 11:59 p.m. (New York City time) on the 15th day following the date of the Merger Agreement, after consultation with outside legal counsel, that the failure to do so would be inconsistent with our Board of Director’s fiduciary duties under applicable law.

Notwithstanding the restrictions described above, if Deltacom received a takeover proposal within 15 days of the date of the Merger Agreement that was not a result of any breach of the restrictions described above or a breach of certain provisions of the Voting Agreement, and our Board of Directors determined in good faith that the takeover proposal was or could lead to a superior proposal and that, after consultation with outside legal counsel, failure to take the actions below with respect to such proposal would be inconsistent with our Board of Directors’ fiduciary duties under applicable law, then, on or prior to 11:59 p.m. (New York City time) on the 30th day following the date of the Merger Agreement and with prior written notice to EarthLink, Deltacom could:

•

furnish access and information with respect to Deltacom and its subsidiaries to the third party that made the takeover proposal, provided that such information had previously been made available to EarthLink or was concurrently made available to EarthLink at the time it was made available to the third party, and also provided that the third party receiving access and information was subject to confidentiality obligations similar to those of the confidentiality agreement between Deltacom and EarthLink; and

•	participate in discussions and negotiations regarding the takeover proposal.

From and after the date of the Merger Agreement, Deltacom agreed to notify EarthLink orally and in writing of the receipt of any takeover proposal or any inquiry with respect to, or that could reasonably be expected to lead to, a takeover proposal, as promptly as reasonably practicable but in any event within 24 hours of receipt of the takeover proposal. The notice to EarthLink was required to specify the material terms and conditions of the takeover proposal or inquiry and the identity of the third party making the takeover proposal or inquiry. In the event that Deltacom received any written takeover proposals, Deltacom agreed to provide a copy of the written takeover proposals as promptly as reasonably practicable but in any event within 24 hours of receipt of the takeover proposal or inquiry. Deltacom also agreed to notify EarthLink of any material modifications to any takeover proposals as promptly as reasonably practicable but in any event within 24 hours of receipt of the modification to the takeover proposal subsequently provided.

As used in this information statement, “takeover proposal” means, any bone fide, written inquiry, indication of interest, proposal or offer for any transaction or series of transactions or series of related transactions involving or relating to (i) a merger, tender offer, consolidation, share exchange or business combination involving Deltacom or any of its subsidiaries representing 20% or more of the assets of Deltacom and its subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of Deltacom and its subsidiaries, taken as a whole, (iii) a purchase of beneficial ownership of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of Deltacom or any of its subsidiaries, including by way of a merger, consolidation, stock exchange, tender offer or exchange offer or otherwise, (iv) a merger, tender offer, reorganization, recapitalization, liquidation, dissolution, business combination or consolidation involving Deltacom or any of its subsidiaries, (v) any person’s acquisition of beneficial ownership of, or the right to acquire beneficial ownership of, securities representing 20% or more of the voting power of Deltacom or any of its subsidiaries or (vi) any other transaction having a similar effect to those described in clauses (i) through (v), in each case other than the transactions contemplated by the Merger Agreement.

As used in this information statement, “superior proposal” means a takeover proposal (i) which our Board of Directors determined in good faith, after consultation with legal and financial advisors, was on terms and conditions more favorable to the stockholders of Deltacom than those contemplated by the Merger Agreement,

(ii) the conditions to the consummation of which were all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, was then committed or, in the judgment of our Board of Directors, was reasonably likely to be available. For purposes of this definition, references in the definition of the term “takeover proposal” to the figure “20%” were deemed to be replaced by the figure “51%”.

Stockholder Action by Written Consent

In connection with the written consent of the WCAS Stockholders and the TCP Stockholders to adopt the Merger Agreement, which we refer to as the Written Consent, Deltacom was required pursuant to the terms of the Merger Agreement to prepare and deliver to Deltacom’s stockholders this information statement. Deltacom received the required stockholder approval to adopt the Merger Agreement on October 1, 2010, when the WCAS Stockholders and the TCP Stockholders, which, together, on such date owned shares of our common stock representing approximately 62% of the outstanding shares of our common stock entitled to vote on the adoption of the Merger Agreement, delivered the Written Consent adopting the Merger Agreement. For additional information, see “The Merger — Written Consent and Voting Agreement” beginning on page 27.

Consents; Filings; Further Action

Deltacom, EarthLink and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to effectuate the merger. Deltacom, EarthLink and Merger Sub have agreed to use their reasonable best efforts to obtain all consents, approvals or authorizations required to consummate the transactions contemplated by the Merger Agreement. In addition, subject to the terms and conditions set forth in the Merger Agreement, Deltacom, EarthLink and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to file any material required to be filed under the HSR Act, as described under “The Merger — Regulatory and Other Governmental Approvals” beginning on page 47.

We, EarthLink and Merger Sub have agreed, subject to certain exceptions, to:

•	use best reasonable best efforts to prosecute applications made with the FCC and state regulators with due diligence;

•

not take, or not to fail to take, any action if the intent of such action or failure to act is to cause or materially increase the probability of the FCC or any state regulator not to grant approval or any FCC application or of any state regulatory application or materially delay any such approval;

•	promptly inform each other party upon receipt of any communication from any governmental authority regarding the merger;

•

endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with each other party, an appropriate response to any request for addition information from any governmental authority; and

•

not independently consent to any extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the merger at the behest of any governmental authority without the prior written consent of each other party of the Merger Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

Employee Benefits Matters

The Merger Agreement provides that, following the closing date of the merger and ending on December 31, 2011, EarthLink or Merger Sub, as applicable, will provide the employees of Deltacom or any of its subsidiaries who continue employment with compensation and benefits, including severance payments and benefits, that are substantially comparable in the aggregate to the compensation and benefits provided to such employees immediately prior to the effective time of the merger. During this period, EarthLink or Merger Sub, as applicable, will honor the employment, severance, change of control and similar contracts specified in the Merger Agreement in accordance with their terms as in effect immediately prior to the effective time of the merger. Continuing employees will also be given service credit for their employment with the Deltacom under EarthLink’s and Merger Sub’s employee benefit plans for purposes of eligibility, level of benefits (excluding accruals under a defined benefit plan) and vesting, to the same extent as the continuing employees received credit for such service under corresponding employee benefit plans of Deltacom or any of its subsidiaries prior to the effective time of the merger (except to the extent such credit would result in a duplication of benefits for the same period of service). In addition, EarthLink, after the closing date of the merger, intends to provide equity participation and other incentive compensation opportunities to key employees who continue employment.

For purposes of EarthLink’s and Merger Sub’s employee benefit plans providing medical, dental, prescription drug, vision, life insurance or disability benefits to any continuing employee, EarthLink will cause such plans to (i) waive all pre-existing condition exclusions with respect to continuing employees and their dependents to the same extent such exclusions were waived or satisfied under a corresponding employee benefit plan of Deltacom or any of its subsidiaries in which the employee participated immediately before participating in the employee benefit plan of EarthLink or Merger Sub, as applicable, and (ii) take into account all eligible expenses incurred by each continuing employee and his or her covered dependents during the portion of the plan year of the employee benefit plan of Deltacom or any of its subsidiaries ending on the date such continuing employee’s participation in the corresponding employee benefit plan of EarthLink or Merger Sub begins to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such plan.

If the closing date of the merger occurs in calendar year 2011, then on or prior to the closing date, Deltacom may pay to each employee of Deltacom or any of its subsidiaries who is eligible for a bonus under the Deltacom’s 2010 Management Incentive Compensation Plan as in effect on the date of the Merger Agreement (the “MICP”) the bonus, if any, which he or she shall have earned for 2010 pursuant to the terms of such plan as determined consistent with past practice, and Deltacom may pay an annual bonus for 2010 to any other employee but only in the ordinary course consistent with past practice. If the closing date of the merger occurs in calendar year 2010, then on or prior to the closing date, Deltacom may pay to each employee of Deltacom or any of its subsidiaries who is eligible for a bonus under the MICP the bonus, if any, he or she would have earned for 2010 pursuant to the terms of such plan based on the Deltacom’s performance versus target through the end of the month immediately preceding the closing date as determined consistent with past practice, multiplied by a fraction, the numerator which shall be the number of days in 2010 as of the closing date and the denominator of which shall be 365, and Deltacom may pay an annual bonus to any other employee for 2010 but any such bonus shall be determined in a manner consistent with past practice after taking into account the fact that the bonus will be for a period of less than one year.

Conditions to the Merger

Each of Deltacom’s, EarthLink’s and Merger Sub’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

the adoption of the Merger Agreement by a requisite percentage of our stockholders, which occurred when the WCAS Stockholders and the TCP Stockholders executed and delivered the Written Consent on October 1, 2010 as described above;

•

the expiration or termination of any applicable waiting periods under the HSR Act, and the receipt of all other required pre-closing approvals of governmental authorities in connection with the merger;

•	the absence of legal prohibitions on the completion of the merger; and

•	the distribution of this information statement to our stockholders and the passage of at least 20 calendar days following such distribution.

In addition, EarthLink’s and Merger Sub’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

Deltacom’s representations and warranties in the Merger Agreement (other than those specified below) must be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier) as of the date of the merger (or, if given as of a specific date, as of such date), except where the failure of such representation and warranties to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement);

•

Deltacom’s representations and warranties in the Merger Agreement relating to the Written Consent and our organization and power, corporate authority, organizational documents, non-contravention of other agreements, capitalization, absence of certain changes pending closing of the merger, opinion of financial advisors and brokers must be true and correct in all material respects as of the date of the merger (or, if given as of a specific date, as of such date);

•	Deltacom’s performance in all material respects of its obligations required to be performed at or prior to the effective time of the merger;

•

the delivery to EarthLink by Deltacom of a certificate, signed on behalf of Deltacom by one of its executive officer, certifying as to matters described in the immediately preceding two bullet points; and

•	the absence of a material adverse effect with respect to Deltacom.

In addition, Deltacom’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

EarthLink’s and Merger Sub’s representations and warranties in the Merger Agreement being true and correct with respect to matters that are qualified by materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case, as of the date of the merger (or, if given as of a specific date, as of such date);

•	EarthLink’s and Merger Sub’s performance in all material respects of their obligations required to be performed at or prior to the effective time of the merger; and

•

the delivery to Deltacom by EarthLink of a certificate, signed by an executive officer of EarthLink, certifying on behalf of EarthLink and Merger Sub as to matters described in the immediately preceding two bullet points.

Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived before the effective time of the merger only if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, (i) after adoption of the Merger Agreement by our stockholders, no amendment or waiver to the Merger Agreement that requires stockholder approval under applicable law may be made without our stockholders’ further approval, and (ii) such amendment has been duly approved by the boards of directors of each of Deltacom and EarthLink.

Termination in Connection with a Superior Proposal

The Merger Agreement permits Deltacom to terminate the Merger Agreement on or prior to 11:59 p.m. (New York City time) on the 30th day following the date of the Merger Agreement in response to a superior proposal that developed from a takeover proposal, which takeover proposal was received by our Board of Directors on or prior to 11:59 p.m. (New York City time) on the 15th day following the date of the Merger Agreement, but only if:

•	the superior proposal was not a result of a breach by Deltacom of the restrictions on solicitation described above;

•

Deltacom’s Board of Directors concluded in good faith, following consultation with its outside legal counsel, that its failure to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law;

•

Deltacom provided written notice to EarthLink at least three days in advance that it was prepared to terminate the Merger Agreement, which notice was required to specify the basis therefor and attach the most current version of any contract relating to the transaction that constituted such superior proposal, the identity of the third party making such superior proposal and any other material terms and conditions of such superior proposal;

•

EarthLink did not make, within three days after receipt of such notice described above, a binding, written and complete proposal that our Board of Directors determined in good faith would permit Deltacom not to terminate the Merger Agreement; and

•

before or concurrently with any termination in connection with a superior proposal, Deltacom paid EarthLink a termination fee of $8.25 million plus costs and expenses, which could not exceed $2.5 million, incurred by EarthLink relating to the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of Deltacom and EarthLink;

•	by either Deltacom or EarthLink:

•

if the merger has not been consummated by July 31, 2011, provided that the right to terminate the Merger Agreement is not available to any party to the Merger Agreement whose breach of the Merger Agreement was the principal cause of the failure to consummate the merger by July 31, 2011; or

•

if any court order permanently enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable, provided that the right to terminate the Merger Agreement is not available to any party to the Merger Agreement whose breach of the Merger Agreement was the principal cause of the imposition of the court order;

•	by EarthLink:

•

if Deltacom breaches any of its obligations with regard to restrictions on solicitation, discussed above on page 57, provided that such breach was the result of the action, direction, consent or encouragement of any person listed on Section 8.1(m) of Deltacom’s disclosure letter or any member if Deltacom’s Board of Directors or became known to any such person and Deltacom failed thereafter to use its reasonable best efforts to cause such breach to cease to be ongoing; or

•

if Deltacom breaches any of its representations, warranties, covenants or agreements under the Merger Agreement or if any representation or warranty has become untrue after the date of the Merger Agreement such that there has resulted a material adverse effect and the breach is not curable or, if curable, was not cured within 20 business days after Deltacom’s receipt of written notice of such breach from EarthLink; or

•	by Deltacom:

•

if EarthLink breaches any of its representations, warranties, covenants or agreements under the Merger Agreement or if any representation or warranty has become untrue after the date of the Merger Agreement such that there has resulted a material adverse effect and the breach is not curable or, if curable, was not cured within 20 business days after EarthLink’s receipt of written notice of such breach from Deltacom; or

•	pursuant to the requirements of termination in connection with a superior proposal, discussed above on page 61.

Termination Fees

Deltacom will be obligated to pay to EarthLink a termination fee in the following circumstances:

•

if the Merger Agreement is terminated by EarthLink because of a breach by Deltacom of its obligations with regard to restrictions on solicitation, under the circumstances discussed above on page 62, then payment by Deltacom to EarthLink of a termination fee of $8.25 million plus costs and expenses, which may not exceed $2.5 million, incurred by EarthLink relating to the transactions contemplated by the Merger Agreement must be made by wire transfer within five business days following termination;

•

if the Merger Agreement is terminated by EarthLink because Deltacom breaches any of its representations, warranties, covenants or agreements under the Merger Agreement or any representation or warranty has become untrue after the date of the Merger Agreement such that there has resulted a material adverse effect and the breach is not curable or, if curable, was not cured within 20 business days after Deltacom’s receipt of written notice of such breach from EarthLink, then payment by Deltacom to EarthLink of costs and expenses, which must not exceed $2.5 million, incurred by EarthLink relating to the transactions contemplated by the Merger Agreement. In addition, if within nine months following the date of termination, Deltacom consummates or enters into a contract providing for the implementation of a takeover proposal (substituting the figure 20% in such term with the figure 51%) (which transaction is ultimately consummated), then Deltacom must pay a termination fee of $8.25 million (in addition to any expenses that Deltacom paid before) within five business days following the consummation of such takeover proposal; or

•

if the Merger Agreement was terminated by Deltacom pursuant to the requirements of termination in connection with a superior proposal, discussed above on page 61, then payment by Deltacom to EarthLink of a termination fee of $8.25 million plus costs and expenses, not to exceed $2.5 million, incurred by EarthLink relating to the transactions contemplated by the Merger Agreement would have been required to be made by wire transfer before or concurrently with such termination.

If Deltacom fails to pay the applicable termination fee when due in any of the above-referenced circumstances, then such fee will accrue interest for the period commencing on the date such fee became past due, at a rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. In addition, Deltacom will be required to pay all of EarthLink’s costs and expenses (including attorneys’ fees) in connection with efforts to collect the applicable termination fee.

Remedies

Deltacom, EarthLink and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement.

MARKET PRICES OF COMMON STOCK

Deltacom common stock is traded over the counter under the symbol “ITCD.OB”. As of October 15, 2010, 83,673,150 shares of Deltacom common stock were issued and outstanding. The following table sets forth, for the indicated fiscal periods, the reported intraday high and low sales prices per share of Deltacom common stock, as reported by Bloomberg LP.

Market Information

	Common Stock
	High			Low
Fiscal Year Ended December 31, 2008
1st Quarter		$5.00			$3.00
2nd Quarter		$3.70			$2.90
3rd Quarter		$3.20			$1.27
4th Quarter		$1.90			$0.20

Fiscal Year Ended December 31, 2009
1st Quarter		$0.75			$0.35
2nd Quarter		$1.20			$0.60
3rd Quarter		$1.50			$0.75
4th Quarter		$2.10			$1.20

Fiscal Year Ending December 31, 2010
1st Quarter		$2.50			$1.85
2nd Quarter		$2.25			$1.43
3rd Quarter		$1.80			$1.34
4th Quarter (through [ ])	$	[	]	$	[	]

The closing sale price of Deltacom common stock on September 30, 2010, which was the last trading day before the announcement of the execution of the Merger Agreement, was $1.45 per share. On [                    ], the most recent practicable date prior to the date of this information statement, the closing sale price of Deltacom common stock was $[      ] per share.

Deltacom has not declared or paid any cash dividends on Deltacom common stock. The terms of the Merger Agreement do not allow Deltacom to declare or pay any cash dividend to Deltacom’s stockholders between the date of the Merger Agreement and the earlier of the consummation of the merger and the termination of the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is attached to this information statement as Annex E Deltacom’s stockholders intending to exercise appraisal rights should carefully review Annex E in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a waiver or loss of these rights.

Under Delaware law, holders of Deltacom common stock, other than the WCAS Stockholders and the TCP Stockholders (who agreed not to seek appraisal pursuant to the Voting Agreement), who do not wish to accept the Merger Consideration have rights to dissent from the merger and to receive payment in cash for the fair value of their shares of Deltacom common stock, together with a fair rate of interest, if any, as determined by the Court of Chancery of the State of Delaware. These rights are known as appraisal rights. In order to exercise and perfect appraisal rights, a record holder of Deltacom common stock must strictly follow the statutory procedures required to be followed by such stockholder pursuant to Section 262 of the DGCL.

Section 262 of the DGCL is reprinted in its entirety as Annex E to this information statement. Set forth below is a summary description of Section 262 of the DGCL. This summary description is intended only as a brief summary of the material provisions of statutory procedures required to be followed by a stockholder pursuant to Section 262 of the DGCL in order to demand and perfect appraisal rights. This summary is not a complete statement of all applicable requirements and is qualified in its entirety by reference the full text of Section 262 of the DGCL, which appears in Annex E to this information statement. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in a waiver or loss of appraisal rights. This summary does not constitute legal or other advice, and it does not constitute a recommendation that holders of Deltacom common stock exercise appraisal rights.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either (i) a constituent corporation, before the effective date of the merger, or (ii) the surviving or resulting corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation that appraisal rights are so available, and the constituent corporation or the surviving or resulting corporation, as applicable, must include in each such notice a copy of Section 262 of the DGCL. If such notice is delivered on or after the effective date of the merger, the notice must also notify stockholders of the effective date of the merger. This information statement constitutes such notice to the holders of Deltacom common stock, and Section 262 of the DGCL is attached to this information statement as Annex E. Any stockholder of Deltacom who wishes to exercise such appraisal rights, or who wishes to preserve his, her or its right to do so, should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified in Section 262 of the DGCL will result in a waiver or loss of appraisal rights under the DGCL.

If you wish to exercise your appraisal rights with respect to any shares of Deltacom common stock, you must be the record holder of such shares on the date that the applicable written demand for appraisal is made, and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Deltacom common stock on the date that the applicable written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Deltacom common stock is entitled to demand appraisal rights for such shares. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Deltacom. The beneficial owner must, instead, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as custodian for several beneficial owners may exercise appraisal rights with respect to the shares of Deltacom common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of Deltacom common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker, bank or other custodian to determine the appropriate procedures for the making of a demand for appraisal by your broker or nominee.

A Deltacom stockholder entitled to appraisal rights may within 20 days after the date of mailing of this information statement demand in writing from Deltacom the appraisal of such stockholder’s shares. A demand for appraisal will be sufficient if it reasonably informs Deltacom of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of his, her or its shares of Deltacom common stock. ALL DEMANDS MUST BE MADE WITHIN 20 DAYS AFTER THE DATE THIS INFORMATION STATEMENT WAS MAILED TO DELTACOM’S STOCKHOLDERS, AS SET FORTH ON THE COVER PAGE OF THIS INFORMATION STATEMENT.

If you fail to make a written demand for appraisal within the time period specified above and the merger is completed, you will be entitled to receive the Merger Consideration for your shares of Deltacom common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Deltacom common stock.

All written demands for appraisal of shares must be mailed or delivered to: ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: J. Thomas Mullis, Secretary.

Within 10 days after the effective time of the merger, the surviving corporation, which will be Deltacom, must give written notice to each stockholder who properly asserted appraisal rights under Section 262 of the DGCL that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, Deltacom or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed within 120 days after the effective time of the merger, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares, and all stockholders who had previously demanded appraisal of their shares will be entitled to receive the Merger Consideration for his, her or its shares of Deltacom common stock pursuant to the Merger Agreement, as if he, she or it had not demanded appraisal of his, her or its shares of Deltacom common stock. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned on such terms as the Court of Chancery deems just. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares of Deltacom. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from Deltacom a statement setting forth the aggregate number of shares of Deltacom common stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by Deltacom, and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Deltacom or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of Deltacom common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

Upon filing of the petition in the Court of Chancery by a stockholder, service of a copy of the petition must be made upon Deltacom. If a petition for an appraisal is timely filed and a copy thereof served upon Deltacom, Deltacom will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares of Deltacom common stock and with whom agreements as to the value of their shares have not been reached. The Register in Chancery, if so ordered by the Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Deltacom and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Court of Chancery, and the costs thereof shall be borne by Deltacom.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of shares of Deltacom common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal of their shares of Deltacom common stock, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court of Chancery shall determine the fair value of the shares of Deltacom common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration and that investment banking opinions as to the fairness from a financial point of view of the Merger Consideration are not opinions as to fair value under Section 262 of the DGCL. In determining such fair value, the Court of Chancery shall take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware

Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Court of Chancery of the State of Delaware has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

When the fair value is determined, the Court of Chancery will direct the payment of the fair value, with interest thereon accrued during the pendency of the proceeding as described above, unless the Court of Chancery determines otherwise for good cause shown, by Deltacom to the stockholders entitled to receive the same. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of Deltacom common stock represented by certificates, upon the surrender to Deltacom of the certificates representing such shares. The Court of Chancery’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether a surviving or resulting corporation be a corporation of Delaware or of any state. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon the application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Deltacom common stock entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his, her or its shares of Deltacom common stock for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Deltacom common stock as of a date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger either within 60 days after the effective time of the merger or thereafter with written approval of Deltacom, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the Merger Consideration for shares of his, her or its Deltacom common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of Deltacom. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of such court, and such approval may be conditions upon such terms as the Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a waived party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective time of the merger.

If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL. Failure to take any required step in connection with the exercise of appraisal rights will result in a waiver or loss of such rights. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table presents, as of October 15, 2010, information regarding the beneficial ownership of Deltacom common stock by each of our directors and executive officers as a group and each person we believe to be the beneficial owner of more than 5% of the issued and outstanding shares of Deltacom common stock as of such date. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares of Deltacom common stock owned by such stockholder. The number of shares of Deltacom common stock in the table below includes shares issuable upon the exercise of outstanding stock options and restricted stock units to the extent that such options and restricted stock units are exercisable by the director or executive officer on or within 60 days after October 15, 2010. In the case of our directors and executive officers, the information below has been provided by such persons at our request.

Directors and Executive Officers:	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr.	7,440	*
Randall E. Curran	1,927,059	2.3
John J. DeLucca	102,199	*
Richard E. Fish, Jr.	416,574	*
Clyde A. Heintzelman	111,327	*
Michael E. Leitner	—	—
Thomas E. McInerney	40,769,330	48.7
J. Thomas Mullis	103,022	*
Sara L. Plunkett	101,797	*
Sanjay Swani	40,769,330	48.7
Philip M. Tseng
All directors and executive officers as a group (11 persons)	43,538,748	52.0

Five Percent Stockholders:
WCAS Group	40,769,330	48.7
320 Park Avenue, Suite 2500 New York, New York 10022
Tennenbaum Capital Partners, LLC and others	12,634,285	15.1
2951 28th Street, Suite 1000 Santa Monica, California 90405
H Partners Management, LLC and others	8,100,000	9.7
888 Seventh Avenue, 29th Floor New York, New York 10019

*	Represents beneficial ownership of less than 1%.

The percentage of beneficial ownership as to any person as of October 15, 2010 is calculated by dividing the number of shares of Deltacom common stock beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after October 15, 2010, by the sum of the number of shares of Deltacom common stock issued and outstanding as of October 15, 2010, or 83,673,150 shares, plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after October 15, 2010. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The shares of Deltacom common stock shown as beneficially owned by Mr. Curran include 500,000 shares of Deltacom common stock that Mr. Curran has the right to purchase as of or within 60 days after October 15, 2010 pursuant to the exercise of stock options and 194,485 shares of Deltacom common stock subject to restricted stock units that have vested or will vest as of or within 60 days after October 15, 2010.

The shares of Deltacom common stock shown as beneficially owned by Mr. DeLucca include 3,334 shares of Deltacom common stock that Mr. DeLucca has the right to purchase as of or within 60 days after October 15, 2010 pursuant to the exercise of stock options and 43,333 shares of Deltacom common stock subject to restricted stock units that have vested or will vest as of or within 60 days after October 15, 2010.

The shares of Deltacom common stock shown as beneficially owned by Mr. Fish include 103,431 shares of Deltacom common stock subject to restricted stock units that have vested or will vest as of or within 60 days after October 15, 2010.

The shares of Deltacom common stock shown as beneficially owned by Mr. Heintzelman include 43,333 shares of Deltacom common stock subject to restricted stock units that have vested or will vest as of or within 60 days after October 15, 2010.

The shares of Deltacom common stock shown as beneficially owned by Mr. McInerney include all shares of Deltacom common stock beneficially owned by the other members of the WCAS Group and 318,959 shares of Deltacom common stock that Mr. McInerney owns directly. Mr. McInerney’s address is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

The shares of Deltacom common stock shown as beneficially owned by Mr. Mullis include 49,460 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after October 15, 2010.

The shares of Deltacom common stock shown as beneficially owned by Ms. Plunkett consist of 11,112 shares that Ms. Plunkett has the right to purchase as of or within 60 days after October 15, 2010 pursuant to the exercise of stock options and 45,801 shares of Deltacom common stock subject to restricted stock units that have vested or will vest as of or within 60 days after October 15, 2010.]

The shares of Deltacom common stock shown as beneficially owned by Mr. Swani include all shares of Deltacom common stock beneficially owned by the other members of the WCAS Group and 9,653 shares of Deltacom common stock that Mr. Swani owns directly. Mr. Swani’s address is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

The shares of Deltacom common stock shown as beneficially owned by all directors and executive officers as a group include a total of 479,843 shares of Deltacom common stock subject to restricted stock units that have vested or will vest as of or within 60 days after October 15, 2010 and a total of 514,446 shares of Deltacom common stock that all directors and executive officers as a group have the right to purchase as of or within 60 days after October 15, 2010 pursuant to the exercise of stock options.

The information concerning the WCAS Group is based upon our records and a statement on Schedule 13D/A filed with the SEC on October 7, 2010, which we refer to as the “WCAS Schedule 13D.” The members of the WCAS Group report in the WCAS Schedule 13D that each such member may be deemed to share with the other members of the WCAS Group voting and investment power with respect to all 40,769,330 shares of common stock shown. The WCAS Schedule 13D was filed by Welsh, Carson, Anderson & Stowe VIII, L.P.; WCAS VIII Associates, L.L.C.; WCAS Capital Partners III, L.P.; WCAS CP III Associates, L.L.C.; Patrick J. Welsh; Russell L. Carson; Bruce K. Anderson; Thomas E. McInerney; Robert A. Minicucci; Anthony J. de Nicola; Paul B. Queally; Jonathan M. Rather; D. Scott Mackesy; John D. Clark; and Sanjay Swani, collectively which we refer to as the WCAS Group. The foregoing individuals are the managing members of WCAS VIII Associates, L.L.C., which is the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and the managing members of WCAS CP III Associates, L.L.C., which is the sole general partner of WCAS Capital Partners III, L.P. The shares of common stock shown as beneficially owned by the WCAS Group include the following: 35,203,323 shares of common stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 4,127,611 shares of common stock held of record by WCAS Capital Partners III, L.P.; and shares owned directly by some of the managing members identified above. Each managing member of WCAS VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C. disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest as a managing member of WCAS VIII Associates, L.L.C. or WCAS CP III Associates, L.L.C.

The information concerning Tennenbaum Capital Partners, LLC and others is based upon filings with the SEC, including a statement on Schedule 13D/A filed on October 5, 2010. The Schedule 13D/A states that Tennenbaum Capital Partners, LLC has sole voting and investment power with respect to all 12,634,285 shares of common stock shown as beneficially owned in that statement. All of the shares of common stock shown are held of record by Special Value Continuation Partners, LP, Special Value Absolute Return Fund, LLC or Tennenbaum Opportunities Partners V, LP. Tennenbaum Capital Partners, LLC manages all such funds.

The information concerning H Partners Management, LLC and others is based upon a statement on Schedule 13G/A filed with the SEC on February 16, 2010 by H Partners Capital, LLC, H Partners Management, LLC, H Partners, LP and Rehan Jaffer. The Schedule 13G/A states that H Partners Management, LLC and Rehan Jaffer share voting and investment power with respect to all 8,100,000 shares of common stock shown, and that H Partners Capital, LLC and H Partners, LP share voting and investment power with respect to 5,657,000 shares of common stock. Each reporting person disclaims any beneficial ownership of the shares except to the extent of such reporting person’s pecuniary interest in the shares.

WHERE STOCKHOLDERS CAN FIND ADDITIONAL INFORMATION

Deltacom files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about Deltacom. Deltacom’s stockholders and other persons may read and copy any reports, statements or other information filed by Deltacom at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such reports, statements or other information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Deltacom’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Deltacom’s stockholders and other persons can also obtain free copies of our SEC filings through the “Investors” section of Deltacom’s website at www.deltacom.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated in this information statement by reference.

The SEC allows Deltacom to “incorporate by reference” information that Deltacom files with the SEC in other documents into this information statement. This means that Deltacom may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that Deltacom files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

Deltacom incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of this information statement and before the effective date of the merger. Deltacom also incorporates by reference in this information statement the following documents filed by it with the SEC under the Securities Exchange Act of 1934, as amended:

•	Deltacom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Deltacom’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010; and

•	Deltacom’s Current Report on Form 8-K filed with the SEC on October 1, 2010.

Deltacom undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Attention: J. Thomas Mullis, Secretary

Telephone number: (256) 382-5900

EarthLink and Merger Sub have supplied, and Deltacom has not independently verified, the information in this information statement relating to EarthLink and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement or annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you make a request therefor to us in writing at ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, or by telephone at (256) 382-5900. If you want to receive separate copies of our annual report to stockholders or any other applicable material in the future, or if you are receiving multiple copies and would like to receive only one copy per household in the future, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Deltacom’s stockholders and other persons should not rely on information other than that contained in or incorporated by reference in this information statement. Deltacom has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated [                    ], 2010. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Deltacom will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

EARTHLINK, INC.,

EGYPT MERGER CORP.,

and

ITC^DELTACOM, INC.

Dated as of October 1, 2010

A-i

A-ii

Exhibits
A	Voting Agreement
B	Surviving Charter
C	Surviving Bylaws
D	Non-Continuing Employees

Disclosure Letters
Company Disclosure Letter
Parent Disclosure Letter

A-iii

INDEX OF DEFINED TERMS

Term	Section
Affiliate	8.1(a)
Agreement	Preamble
Balance Sheet Date	3.12(a)
Bankruptcy and Equity Exception	3.3
Book-Entry Shares	2.1(c)(ii)
Business Day	8.1(b)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Communications Act	3.16(a)
Communications Laws	3.16(a)
Company	Preamble
Company Assets	3.7(b)
Company Benefit Plans	3.17(a)
Company Board	Recitals
Company Common Stock	2.1(b)
Company Confidential Information	3.21(d)
Company Disclosure Letter	III
Company Excluded Shares	2.1(b)
Company Financial Advisors	3.28
Company Group	3.19(a)
Company Intellectual Property	3.21(a)
Company IP Licenses	3.21(b)
Company Material Adverse Effect	8.1(c)
Company Material Contracts	3.15(a)
Company Option	2.3(a)
Company Organizational Documents	3.4
Company Owned Intellectual Property	3.21(a)
Company Permits	3.23(a)
Company Preferred Stock	3.8(a)
Company SEC Reports	3.10
Company Stock Award	2.3(b)
Company Stock Incentive Plans	8.1(d)
Company Termination Fee	7.6(b)
Confidentiality Agreement	5.3(b)
Continuation Period	5.6(a)
Continuing Employee	8.1(e)
Contract	8.1(f)
Conversion Ratio	2.3(d)
Converted Stock Award	2.3(d)
Damages	5.7(b)
DGCL	Recitals
Dissenting Shares	2.4(a)
Effective Time	1.3
Employee Representatives	8.1(g)
End Date	7.2(a)
Environmental Law	3.20(a)
ERISA	3.17(a)

A-iv

Term	Section
Exchange Act	3.6(b)
Executive Officer	8.1(h)
Exercise Price	2.3(a)
Expenses	5.12
FCC	8.1(i)
Fiber Route	3.31(a)
Financing	5.14
GAAP	3.11(a)(ii)
Governmental Authority	8.1(j)
Governmental Authorizations	3.6
Hazardous Substances	8.1(k)
HSR Act	3.6(c)(c)
ILEC Agreements	3.15(a)(ix)
Indemnified Parties	5.7(a)
Information Statement	5.5(a)
Intellectual Property	8.1(l)
IRS	3.17(b)
Knowledge	8.1(m)
Law	8.1(n)
Leased Network Facilities	8.1(o)
Legal Actions	3.14
Liabilities	3.12
Liens	8.1(p)
Maximum Premium	5.7(c)(c)
Merger	Recitals
Merger Consideration	2.1(c)(i)
Merger Sub	Preamble
MICP	5.6(e)
Network Facilities	8.1(q)
Network Facility Agreement	3.30(d)
New Plans	5.6(c)(c)
Non-Continuing Employee	8.1(r)
Old Certificates	2.1(c)(ii)
Orders	8.1(s)
Owned Network Facilities	8.1(t)
Parent	Preamble
Parent Assets	4.4(b)
Parent Board	8.1(u)
Parent Common Stock	8.1(v)
Parent Contracts	4.4(c)(c)
Parent Disclosure Letter	IV
Parent Expenses	7.6(b)
Parent Organizational Documents	8.1(w)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Performance-Based Company Stock Award	2.3(b)
Permits	3.23(a)
Person	8.1(x)
Poor Performance	2.3(d)
Principal Stockholders	Recitals
Representatives	8.1(y)

A-v

Term	Section
Required Telecommunications Consents	5.9(c)(c)
Right-of-Way Agreement	3.30(a)
SEC	2.3(f)
Securities Act	3.10
Specified Employee	2.3(c)(ii)
State PUC	8.1(z)
Subsidiary	8.1(aa)
Superior Proposal	8.1(bb)
Surviving Bylaws	1.6(a)
Surviving Charter	1.5(a)
Surviving Corporation	1.1
Takeover Proposal	8.1(cc)
Tax Returns	8.1(dd)
Taxes	8.1(ee)
Third Party Representatives	8.1(ff)
Time-Based Company Stock Award	2.3(c)(i)
Voting Agreement	Recitals
Written Consent	Recitals

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2010 (this “Agreement”), by and among EARTHLINK, INC., a Delaware corporation (“Parent”), EGYPT MERGER CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and ITC^DELTACOM, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), at a duly called and held meeting thereof, has unanimously (a) approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, (c) directed that this Agreement be submitted for adoption by the stockholders of the Company, (d) approved the Voting Agreement, and (e) recommended to the stockholders of the Company that they adopt this Agreement;

WHEREAS, the board of directors of Merger Sub, at a duly called and held meeting thereof, has unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company (the “Principal Stockholders”) are entering into a voting agreement (the “Voting Agreement”) with Parent pursuant to which, among other things, the Principal Stockholders have agreed, subject to the terms thereof, to execute and deliver to the Company and Parent a written consent, substantially in the form attached thereto as Exhibit A (the “Written Consent”), pursuant to which such holders shall adopt this Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”).

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of King & Spalding, LLP, 1185 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (New York City time) on the second Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. At the Closing, Parent and the Company shall cause a certificate of merger for the Merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effect set forth in the DGCL, this Agreement and the Certificate of Merger.

Section 1.5 Certificate of Incorporation.

(a) The certificate of incorporation of the Company shall, at the Effective Time, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”).

Section 1.6 Bylaws.

(a) The bylaws of the Company shall, at the Effective Time, be amended to read in their entirety as set forth in Exhibit C and, as so amended, shall be the bylaws of the Surviving Corporation (the “Surviving Bylaws”).

Section 1.7 Directors. The parties shall take all requisite action so that the directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 1.8 Officers. Other than the Non-Continuing Employees, the officers of the Company immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of the Company’s Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Parent, Merger Sub or the Company:

(a) Conversion of Merger Sub’s Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock, Parent-Owned Stock and Company-Owned Stock. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) owned by the Company or any of its wholly owned Subsidiaries or by Parent or any of its wholly owned Subsidiaries immediately before the Effective Time (collectively, the “Company Excluded Shares”) shall be cancelled automatically and shall cease to exist, and no consideration shall be paid for those Company Excluded Shares.

(c) Cancellation and Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately before the Effective Time, other than any Company Excluded Shares or shares as to which appraisal rights are perfected pursuant to Section 2.4, shall be converted into the right to receive an amount of cash equal to $3.00 (the “Merger Consideration”).

(ii) All shares of Company Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be cancelled automatically and shall cease to exist, and the holders of certificates (“Old Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately before the Effective Time represented those shares shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration upon surrender of their Old Certificates or Book-Entry Shares in accordance with Section 2.2.

Section 2.2 Surrender of Certificates; Book-Entry Shares

(a) Paying Agent. Before the Effective Time, Parent shall (i) select a bank or trust company, who must be satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which must be satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Payment Fund. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent an amount of cash (the “Payment Fund”) sufficient to deliver to the stockholders of the Company the aggregate Merger Consideration to which the stockholders of the Company are entitled to receive pursuant to Section 2.1(c)(i). At the time of such deposit, Parent and the Surviving Corporation shall irrevocably instruct the Paying Agent to deliver such aggregate Merger Consideration to the stockholders of the Company in accordance with the procedures of the Paying Agent referred to in Section 2.2(c).

(c) Payment Procedures.

(i) Letter of Transmittal. As promptly as practicable but in no event later than two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Company Common Stock converted pursuant to Section 2.1(c)(i), (x) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Old Certificates or Book-Entry Shares to the Paying Agent and (y) instructions for surrendering such Old Certificates or Book-Entry Shares.

(ii) Surrender of Certificates. Upon surrender of an Old Certificate or Book-Entry Shares for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Old Certificate or Book-Entry Shares shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Old Certificate or Book-Entry Shares less any required withholding of Taxes. Any Old Certificates or Book-Entry Shares so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Old Certificates or Book-Entry Shares.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Old Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Old Certificate is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the reasonable satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Old Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. Any Merger Consideration paid upon the surrender of any Old Certificate or Book-Entry Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to that Old Certificate or Book-Entry Shares and the shares of Company Common Stock formerly represented thereby.

(d) Lost, Stolen or Destroyed Certificates. If any Old Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Paying Agent shall pay, in exchange for such affidavit claiming such Old Certificate is lost, stolen or destroyed, the Merger Consideration to such Person in respect of the shares of Company Common Stock formerly represented by such Old Certificate.

(e) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately before the Effective Time.

(f) Required Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(g) No Liability. None of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder of Old Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(h) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a State of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to former stockholders of the Company, and Parent shall promptly provide, or shall cause the Surviving Corporation promptly to provide, additional funds to the Paying Agent for the benefit of the former stockholders of the Company in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

(i) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Old Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Old Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent for payment of the Merger Consideration.

Section 2.3 Company Options and Company Stock Awards.

(a) The Company shall use reasonable best efforts so that, as of the Effective Time, each option to acquire shares of Company Common Stock awarded under the Company Stock Incentive Plans (each, a

“Company Option”) that is outstanding immediately before the Effective Time, whether or not vested and exercisable, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be cancelled and converted into the right to receive an amount in cash, without interest, payable at the Effective Time that is equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option (the “Exercise Price”) multiplied by the aggregate number of shares of Common Stock in respect of such Company Option immediately before the Effective Time. For the avoidance of doubt, if the Exercise Price of a Company Option is equal to or exceeds the value of the Merger Consideration, such Company Option shall be cancelled and terminated at the Effective Time without payment or consideration therefor and the holder of such Company Option shall have no rights whatsoever with respect thereto.

(b) The Company has obtained the requisite irrevocable consents so that, as of the Effective Time, each award of restricted stock units that represents the right to acquire shares of Common Stock awarded under the Company Stock Incentive Plans (each, a “Company Stock Award”) that is subject to performance-based vesting criteria (each, a “Performance-Based Company Stock Award”) outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Stock Award, shall be cancelled and terminated at the Effective Time without payment or consideration therefor and each holder of a Performance-Based Company Stock Award shall have no rights whatsoever with respect thereto. Each Performance-Based Company Stock Award is identified in Section 2.3(b) of the Company Disclosure Letter.

(c) The Company shall use reasonable best efforts so that, as of the Effective Time,

(i) each Company Stock Award that is (A) subject to time-based vesting criteria (each, a “Time-Based Company Stock Award”), (B) held by a Non-Continuing Employee and (C) (x) outstanding and unvested or (y) outstanding, vested and not yet delivered, in each case, immediately before the Effective Time,

(ii) each Time-Based Company Stock Award that is held by a Continuing Employee listed on Section 2.3(c) of the Company Disclosure Letter (each, a “Specified Employee”) to the extent that such award represents outstanding, vested and not yet delivered shares of Company Common Stock immediately prior to the Effective Time, and

(iii) each Time-Based Company Stock Award that is held by a Specified Employee to the extent that such award represents 50% of the outstanding and unvested shares of Company Common Stock subject to such award immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of each such Company Stock Award, shall be cancelled and converted into the right to receive an amount in cash, without interest, payable at the Effective Time that is equal to the Merger Consideration multiplied by (1) the number of shares of Company Common Stock subject to such Time-Based Company Stock Award, in the case of Time-Based Company Stock Awards described in Section 2.3(c)(i), (2) the number of shares of Company Common Stock described in Section 2.3(c)(ii) with respect to an award described in Section 2.3(c)(ii) and (3) the number of shares of Company Common Stock described in Section 2.3(c)(iii) with respect to an award described in Section 2.3(c)(iii), as applicable.

(d) Each of the Company and Parent shall use reasonable best efforts so that, as of the Effective Time, each Time-Based Company Stock Award (to the extent that it is not cancelled in accordance with Section 2.3(c) of this Agreement) that is (x) outstanding and unvested or (y) outstanding, vested and not yet delivered, in each case, immediately before the Effective Time and held by a Continuing Employee, shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Time-Based Company Stock Award, be assumed by Parent and converted into a restricted stock unit that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to such Time-Based Company Stock Award, multiplied by (y) the Conversion Ratio (each a “Converted Stock Award”); provided, that any fractional share resulting from such multiplication shall be rounded up or down to the nearest whole share. Following the Effective Time, each Converted Stock Award shall continue to be governed by the same terms and conditions, including the vesting schedule, as were applicable to the applicable Time-Based Company Stock Award immediately prior to the Effective Time, including terms contained in the Company Stock Incentive Plans and any stock unit award agreement, as appropriate; provided, however that if the employment of a Continuing Employee who becomes a holder of a Converted Stock Award pursuant to this Section 2.3(d) is terminated for any reason other than for Cause (as defined in the applicable stock unit award agreement) or other than for Poor Performance (as defined below) by Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates while any portion of such Converted Stock Award is unvested then, notwithstanding any provision of this Agreement, the Company Stock Incentive Plans, or otherwise to the contrary, any portion of such Converted Stock Award that is unvested on the date of such termination of employment shall immediately become vested and, for the avoidance of doubt, shall remain payable in accordance with the stock unit award agreement applicable thereto. For purposes of this Section 2.3(d), a termination for Poor Performance means a termination of employment for poor performance on the job after due notice and time to cure in accordance with Parent’s standard policies and practices for Parent’s employees for terminations for poor performance on the job. As used in this Agreement, “Conversion Ratio” means a fraction, the numerator of which shall be the Merger Consideration and the denominator of which shall be the average closing price per share of Parent Common Stock for the twenty (20) consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, any other authoritative source reasonably selected and agreed upon in writing by Parent and the Company).

(e) The adjustments provided for in Section 2.3(d) with respect to any Time-Based Company Stock Award shall be and are intended to be effected in a manner which is consistent with Section 409A of the Code. The Company shall ensure that following the Effective Time, no holder of a Converted Stock Award or any participant in the Company Stock Incentive Plans shall have any right to receive shares of Company Common Stock following the Effective Time or any other equity interest therein.

(f) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Converted Stock Awards in accordance with the terms set forth in this Section 2.3, and shall assume the Company Stock Incentive Plans. On or prior to the Effective Time, Parent shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Converted Stock Awards and (ii) otherwise effect the provisions of this Section 2.3. Not later than the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to the Converted Stock Awards. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Converted Stock Awards may remain outstanding.

(g) Any payments made pursuant to this Section 2.3 in respect of the Company Options or Company Stock Awards, as applicable, shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Law, and (iii) any other applicable Laws. To the extent that any amounts are so withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the holder of that Company Option or Company Stock Award, as applicable, for all purposes under this Agreement.

(h) Promptly after the execution of this Agreement, the Company shall mail to each holder of Company Options and Company Stock Awards a letter describing the treatment of and payment for such Company Options or Company Stock Awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Options or Company Stock Awards, to the extent applicable. Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy their obligations to holders of Company Options and Company Stock Awards pursuant to this Section 2.3.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock for which the holder thereof (i) has not voted in favor of adoption of this Agreement or consented thereto in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c)(i). At the Effective Time, (A) all Dissenting Shares shall be cancelled and cease to exist, and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Delaware Law.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Old Certificate or Book-Entry Shares formerly representing such shares in accordance with Section 2.2.

(c) The Company shall give Parent (i) notice of any written demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands and any other instrument relating to appraisal served on the Company under Delaware Law and (ii) the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands for appraisal without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 2.5 Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock-based dividend or distribution, recapitalization, merger, subdivision, combination, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be adjusted appropriately to provide to the stockholders of the Company the same economic effect as contemplated by this Agreement prior to such reclassification, split, dividend, distribution, recapitalization, merger, subdivision, combination, tender or exchange or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections of the disclosure letter delivered by the Company to Parent before the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, or as disclosed in the Company SEC Reports filed since January 1, 2008 and before the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority, in all material respects, to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to be so duly qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Written Consent, to consummate the transactions contemplated by this Agreement. The Company Board at a meeting duly called and held has (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directed that this Agreement be submitted for adoption by the stockholders of the Company, (iv) approved the Voting Agreement, and (v) recommended that the stockholders of the Company adopt this Agreement. Assuming that the Written Consent is received, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws of general applicability relating to or affecting the rights and remedies of creditors generally and, as to enforceability, to the effect of general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.4 Organizational Documents. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).

Section 3.5 Subsidiaries. Each of the Subsidiaries of the Company is listed on Section 3.5 of the Company Disclosure Letter and is wholly owned by the Company, directly or indirectly, free and clear of any Liens that are material to the Company and its Subsidiaries, taken as a whole, other than those listed on Section 3.5 of the Company Disclosure Letter. The Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company.

Section 3.6 Governmental Authorizations. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.3 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, waiver, approval, Order, Permit or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the SEC of any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”);

(c) the pre-merger notification required under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

(d) compliance with the applicable consent, waiver, approval, notice or other requirements of the FCC and State PUCs as are specified on Section 3.6(d) of the Company Disclosure Letter;

(e) the Governmental Authorizations specified on Section 3.6(e) of the Company Disclosure Letter; and

(f) other Governmental Authorizations, the failures of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of the Company to perform its obligations hereunder.

Section 3.7 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents or the comparable organizational or governing documents of any of the Subsidiaries of the Company;

(b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any material assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all Governmental Authorizations described in Section 3.6 have been obtained or made, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of the Company to perform its obligations hereunder;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of the Company to perform its obligations hereunder; or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Material Contracts, other than, if not obtained or made, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of the Company to perform its obligations hereunder.

Section 3.8 Capitalization.

(a) As of the date of this Agreement, the Company’s authorized capital stock consists solely of (i) 350,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). Section 3.8 of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) the number of issued and outstanding shares of Company Common Stock, (B) the number of shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options with an exercise price below $3.00 per share, (C) the number of shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options with an exercise price equal to or above $3.00 per share, (D) the number of shares of Company Common Stock reserved for issuance under Time-Based Company Stock Awards held by Non-Continuing Employees, (E) the number of shares of Company Common Stock reserved for issuance under vested Time-Based Company Stock Awards held by Specified Employees, (F) the number of shares of Company Common Stock reserved for issuance under unvested Time-Based Company Stock Awards held by Specified Employees, and (G) the number of Time-Based Company Stock

Awards held by Continuing Employees who are not Specified Employees. As of the date of this Agreement, there are no shares of Company Preferred Stock outstanding. Except as set forth on Section 3.8 of the Company Disclosure Letter and except for Performance-Based Company Stock Awards (which will be cancelled at the Effective Time), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b) All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.

(c) Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and is not subject to any pre-emptive rights.

(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company.

(e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.9 Written Consent. The delivery of the Written Consent will constitute the requisite stockholder action to adopt this Agreement under Section 251(c) of the DGCL and is the only approval of the stockholders of the Company necessary to adopt this Agreement.

Section 3.10 SEC Reports. The Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2008 (collectively, the “Company SEC Reports”). The Company SEC Reports (a) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and other applicable Law and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2008 and prior to the date of this Agreement and not available on the SEC’s EDGAR system prior to the date of this Agreement. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 3.11 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

(b) The Company and its Subsidiaries maintain a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) the authorization of management with respect to receipts and expenditures of the Company and its Subsidiaries and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of any assets the Company or any of its Subsidiaries that could have a material effect on the Company’s financial statements. Each of the Company and its Subsidiaries (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such Person and its Subsidiaries is made known to the management of such Person by others within those Persons as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Reports and (y) has disclosed to its auditors and the audit committee of the Company Board (1) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and has disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls, and the Company has made available to Parent copies of any such disclosure in clauses (1) and (2).

Section 3.12 Liabilities. Except as set forth on Section 3.12 of the Company Disclosure Letter, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries, other than:

(a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2010 (the “Balance Sheet Date”) or the footnotes thereto set forth in the Company SEC Reports;

(b) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(c) Liabilities incurred in connection with the Merger or any other transaction contemplated by this Agreement or as permitted or contemplated by this Agreement; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Absence of Certain Changes. Except as set forth in Section 3.13 of the Company’s Disclosure Letter, during the period between the Balance Sheet Date and the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects, (b) neither the Company nor any of is Subsidiaries has taken any action of the type described in Sections 5.1(a), 5.1(b), 5.1(c) 5.1(d), 5.1(f), 5.1(g), 5.1(h), 5.1(j), 5.1(l), 5.1(m), 5.1(n), 5.1(p), 5.1(q) or 5.1(r) that, had such action been taken following the date of this Agreement without the prior written consent of Parent, would be in violation of such Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(f), 5.1(g), 5.1(h), 5.1(j), 5.1(l), 5.1(m), 5.1(n), 5.1(p), 5.1(q) or 5.1(r), and (c) there has not been any Company Material Adverse Effect.

Section 3.14 Litigation. Except as set forth on Section 3.14 of the Company Disclosure Letter, as of the date of this Agreement, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of the Company to perform its obligations hereunder. As of the date of this Agreement, there are no Orders outstanding against the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole.

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter lists the following Contracts in effect as of the date hereof to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (collectively, the “Company Material Contracts”):

(i) Contracts (other than the Company Benefit Plans) filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Balance Sheet Date and before the date of this Agreement;

(ii) Contracts with any stockholder, current or former Executive Officer or director or Affiliate of the Company or any Subsidiary of the Company;

(iii) Contracts for the sale of any of the assets of the Company, other than in the ordinary course of business, for consideration in excess of $1,000,000;

(iv) Contracts relating to the borrowing of money, the making of any loans or the guarantee of any third-party indebtedness for borrowed money, in each case involving amounts in excess of $1,000,000;

(v) Contracts involving payments to, or expenditures by, the Company or any Subsidiary of the Company (A) with a remaining term of more than three years from the date hereof with respect to which the payments or expenditures are expected to exceed $750,000 on an annual basis or (B) with respect to which the payments or expenditures are expected to exceed $1,500,000 on an annual basis;

(vi) Contracts restricting the Company or any Subsidiary of the Company from engaging in any material line of business or competing with any Person or in any geographical area;

(vii) Contracts providing for the settlement of claims in excess of $1,000,000 against the Company or any Subsidiary of the Company pursuant to which the Company or any Subsidiary of the Company has any existing Liability in excess of $1,000,000;

(viii) Contracts relating to exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar arrangements, or any other Contract relating to foreign currency or interest rate protection;

(ix) Contracts relating to material interconnection agreements, material line-sharing agreements, material line-splitting agreements and other material Contracts between the Company or any of its Subsidiaries and various incumbent local exchange carriers (collectively, the “ILEC Agreements”); or

(x) Contracts relating to (A) the sale, outbound license or outbound lease by the Company or any Subsidiary of the Company of any indefeasible rights of use of capacity infrastructure or peering arrangements or (B) the purchase, inbound license or inbound lease by the Company or any Subsidiary of the Company of any indefeasible rights of use of capacity infrastructure or peering arrangements; or

(xi) any other Contracts not included under the foregoing clauses (i) through (x) that are material to the Company and its Subsidiaries, taken as a whole.

(b) Each Company Material Contract is a valid and binding Contract of the Company or its applicable Subsidiary, subject to the Bankruptcy and Equity Exception. None of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is in material breach or default under any Company Material Contract, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, none of the Company or any Subsidiary of the Company has received notice of any material violation or default under (or any condition which with the passage of time or the giving of notice would cause a material violation or default under) any Company Material Contract.

(c) Each ILEC Agreement that is subject to Section 252 of the Communications Act, has been approved by the applicable state commission. The Company and/or any of its Subsidiaries, as applicable, that is a party to an ILEC Agreement has performed all obligations required to be performed by it under such ILEC Agreement, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Compliance with Communications Laws. Except as set forth in Section 3.16 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries currently have all material Permits that are required under the Communications Act of 1934, as amended (the “Communications Act”), applicable state communications laws and the published rules, regulations and policies promulgated thereunder by any Governmental Authority (collectively, the “Communications Laws”) for the operation of their businesses as presently conducted. The operations of the Company and its Subsidiaries are in material compliance with the terms and conditions of the Communications Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has done anything or failed to do anything which reasonably would be expected to cause the loss of any material Permit granted pursuant to applicable Communications Laws.

(b) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend or modify any of the material Permits granted pursuant to applicable Communications Laws is pending or, to the Knowledge of the Company, threatened before any Governmental Authority. No notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging failure to hold any requisite Permits issued pursuant to applicable Communications Laws.

Section 3.17 Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all

employment agreements, employment offer letters, change of control and severance agreements, plans and policies, and stock incentive plans and (ii) all other consulting, bonus, incentive, deferred compensation and other employee benefit plans (including the Company Stock Incentive Plans), agreements, programs, policies or commitments, whether or not subject to ERISA, with respect to which the Company and any of its Subsidiaries have any material liabilities or obligations, in each case (A) under which any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, employees or consultants. All such plans, agreements, programs, policies and commitments are collectively referred to as the “Company Benefit Plans.”

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document as currently in effect, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion, and (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”).

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Letter, the Company does not maintain, sponsor or contribute to, and has not within the preceding six years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

(d) Except as set forth on Section 3.17(d) of the Company Disclosure Letter, each Company Benefit Plan is in compliance in all material respects with ERISA, the Code and other applicable Law and any prohibited transaction under the Code or ERISA has been timely and properly corrected. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(e) Except as set forth on Section 3.17(e) of the Company Disclosure Letter, no Company Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(f) Except as set forth on Section 3.17(f) of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will not (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any current or former employee of the Company or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee of the Company or any of its Subsidiaries or (v) result in any payment becoming due to any employee or service provider of the Company or any of its Subsidiaries that would be subject to an excise tax under Section 4999 of the Code for which the Company or any of its Subsidiaries has an obligation to indemnify such affected employee or service provider.

(g) There are no pending, or, to the Knowledge of the Company, threatened, claims or litigation against any Company Benefit Plan, other than (i) ordinary claims for benefits by participants and beneficiaries and (ii) as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.18 Labor Relations.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Letter, (i) no employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2009, (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract and (iii) neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute that would be material to the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Law relating to the employment of labor, including all applicable Law relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes, and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last six months that remains unsatisfied.

Section 3.19 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any such Subsidiary is or has been a member (a “Company Group”), have been timely filed, and all such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any income or other material Tax Return which Tax Return has not yet been filed.

(b) All material Taxes due and owing by the Company and its Subsidiaries and each Company Group (in each case, whether or not shown or required to be shown on any Tax Return) have been timely paid in full, except for Taxes the validity or amount of which is being contested in good faith.

(c) The accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the most recent financial statements contained in the Company SEC Reports filed prior to the date hereof are adequate to cover all unpaid Taxes of the Company and its Subsidiaries and each Company Group for all taxable periods and portions thereof through the date of such financial statements.

(d) The Company and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, consultant, creditor, independent contractor or other third party.

(e) There are no Liens on any of the assets, rights or properties of the Company or any Subsidiary arising out of any alleged failure to pay or collect any Taxes.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(g) Except as set forth on Section 3.19 of the Company Disclosure Letter, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Company Group.

(h) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.

(i) In the last five (5) years, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as the case may be, is or may be subject to Tax in that jurisdiction.

(j) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other Governmental Authorities with respect to Taxes that will be binding on the Company or any of its Subsidiaries with respect to any period following the Effective Time. Neither the Company nor any of its Subsidiaries has granted any power of attorney that is currently in force with respect to any Tax matters or Tax Returns.

(k) Neither the Company nor any of its Subsidiaries has been a member of any affiliated, combined, consolidated or unitary group other than the group of which the Company is the parent. None of the Company or any of its Subsidiaries has any liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local Law) or (ii) as a transferee or successor. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, or practice, with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority).

(l) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) intercompany transactions occurring at or prior to the Effective Time or any excess loss account in existence at the Effective Time as described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) any open transaction or installment disposition made at or prior to the Effective Time; or (iv) any election to defer the recognition of cancellation of indebtedness income pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(m) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) at any time during the last five (5) years.

(n) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 3.20 Environmental Matters. The operations of the Company and its Subsidiaries comply and have complied with all applicable Laws relating to (a) pollution, contamination, natural resources, cleanup, reclamation and protection of the environment or employee health and safety, (b) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures and any responses thereto or (c) the generation, disturbance, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, reclamation, presence, transport or handling of Hazardous Substances (collectively, “Environmental Law”), in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries possess all material Permits required under Environmental Law necessary for their respective operations, all such Permits are in full force and effect and, to the Knowledge of the Company, no suspension, cancellation or material modifications of any such Permit is pending or threatened. Such operations are in compliance with all such Permits, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No material claim, suit or proceeding arising under or pursuant to Environmental Law or otherwise involving Hazardous Substances is pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any material notice, notification, demand, request for information, citation, summons, complaint or order (other than de minimis matters) relating to any Environmental Law or otherwise involving Hazardous Substances. Neither the Company nor any of its Subsidiaries is, or, to the Knowledge of the Company, expects to become, a party to any material order, judgment, decree, contract, agreement, or other document that imposes any liabilities or obligations under any Environmental Law or otherwise relates to Hazardous Substances. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any outstanding material liabilities under any Environmental Law or otherwise relating to Hazardous Substances. Notwithstanding anything in this Agreement to the contrary, this Section 3.20 is the only representation made by the Company with respect to Environmental Law, Hazardous Substances or actual or potential clean-up, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Law), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, Damages (including any actual, punitive or consequential damages (A) under any Environmental Law, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case, arising out of or relating to any obligation or Liability under any Environmental Law.

Section 3.21 Intellectual Property.

(a) Except as set forth in Section 3.21(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns, is licensed to use, or otherwise has the right to use all material Intellectual Property required for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of any Lien. Section 3.21(a) of the Company Disclosure Letter sets forth all Intellectual Property owned by the Company or any of its Subsidiaries that is registered, issued, or the subject of a pending application for registration. None of the Intellectual Property owned or purported to be owned by the Company and/or its Subsidiaries (collectively, the “Company Owned Intellectual Property”) has been adjudged invalid or unenforceable and, to the Knowledge of the Company and its Subsidiaries, the Company Owned Intellectual Property is valid and enforceable, subject to the Bankruptcy and Equity Exception. The Company and/or its Subsidiaries own all right, title, and interest to the Company Owned Intellectual Property, subject to the Company IP Licenses.

(b) Section 3.21(b) of the Company Disclosure Letter sets forth all material Contracts pursuant to which Company Intellectual Property is licensed to the Company and/or its Subsidiaries by a third party or pursuant to which the Company or any of its Subsidiaries has granted to a third party the right to use Company Owned Intellectual Property (collectively, the “Company IP Licenses”), excluding non-exclusive licenses to the Company and/or its Subsidiaries of “off the shelf,” commercially available software that is used by the Company and/or its Subsidiaries only for its or their internal business operations. To the Knowledge of the Company and its Subsidiaries, (i) each Company IP License is valid and enforceable, subject to the Bankruptcy and Equity Exception, and is binding on all parties thereto, and (ii) no party to any Company IP License is in material breach thereof or material default thereunder. The Company and its Subsidiaries are in compliance with the material terms and conditions of all Company IP Licenses in favor of the Company and/or one or more of its Subsidiaries, as applicable.

(c) To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate, in any material respect, the Intellectual Property rights of any third party and no material claim is pending or asserted in writing against the Company or any of its Subsidiaries that the conduct of the businesses of the Company and/or its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party. To the

Knowledge of the Company and its Subsidiaries, no Person is infringing upon or misappropriating, in any material respect, any Company Owned Intellectual Property.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to protect the rights of the Company and its Subsidiaries, as applicable, in the Company Confidential Information and any trade secret or confidential information of third parties used by the Company or any of its Subsidiaries. “Company Confidential Information” means any data or information of the Company or any of its Subsidiaries (including trade secrets) that is valuable to the operation of the Company’s or any of its Subsidiaries’ business and not generally known to the public or competitors.

Section 3.22 Real Property; Personal Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or have an enforceable right to use or an enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by them. Except as set forth on Section 3.22 of the Company Disclosure Letter, none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such real property is subject to any Lien that would be material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or an enforceable leasehold interest in, all personal Company Assets used by them. Except as set forth on Section 3.22 of the Company Disclosure Letter, none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal Company Assets is subject to any Liens that would be material to the Company and its Subsidiaries, taken as a whole.

Section 3.23 Permits; Compliance with Law.

(a) Except as set forth on Section 3.23 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, registrations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and (ii) all such Company Permits are in full force and effect. To the Knowledge of the Company, no suspension or cancellation of any of the Company Permits is pending or threatened.

(b) Except as set forth on Section 3.23 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits.

(c) No representation is made under this Section 3.23 with respect to the Communications Act and other Communications Laws, employee benefits, labor, tax, environmental or intellectual property matters, which matters are addressed in Sections 3.16, 3.17, 3.18, 3.19, 3.20 and 3.21, respectively.

Section 3.24 Insurance. All insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law in all material respects and as is customary for the industries in which the Company and its Subsidiaries operate. To the Knowledge of the Company, neither it nor any of its Subsidiaries is in material breach or default under, and neither it nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification of, any insurance policies.

Section 3.25 Related Party Transactions. Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter, there are no Contracts or other transactions or series of similar transactions between the Company or any of its Subsidiaries, on the one hand, and any Person currently who is or who was in the past three years, (a) a current or former Executive Officer or director of the Company, (b) a record or beneficial owner of 5% or more of the securities of the Company or (c) an Affiliate of the Company or of any such director or record or beneficial owner, on the other hand, that are currently in effect, except in each case as described in any Contracts between or among the Company and any of its wholly owned Subsidiaries or between or among any of the Company’s wholly owned Subsidiaries.

Section 3.26 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Information Statement will, when it is filed or at any time it is amended or supplemented or at the date the Information Statement is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Information Statement that was not supplied by or on behalf of the Company specifically for inclusion or reference therein.

Section 3.27 Takeover Statutes. The Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.28 Opinion of Financial Advisors. Each of Evercore Group L.L.C. and Miller Buckfire & Co., LLC (the “Company Financial Advisors”) has delivered to the Company Board an opinion to the effect that, as of the date of such opinion and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

Section 3.29 Brokers. No broker, finder or investment banker other than the Company Financial Advisors is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.30 Right-of-Way Agreements and Network Facilities. Except as set forth in Section 3.30 of the Company Disclosure Letter:

(a)(i) Each right-of-way agreement, license agreement or other agreement permitting or requiring the Company or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground that is material to the business of the Company and any of its Subsidiaries, taken as a whole, (each, a “Right-of-Way Agreement”) is valid, legally binding, enforceable (subject to the Bankruptcy and Equity Exception) and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in material breach of or material default under any Right-of-Way Agreement, (iii) no event has occurred which, with notice or lapse of time, would constitute a material breach or material default by the Company or any of its Subsidiaries or permit termination, modification or acceleration by any third party under any Right-of-Way Agreement, and (iv) as of the date of this Agreement, no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

(b) All Owned Network Facilities and Leased Network Facilities: (i) are in all material respects in good working order and condition and are without any material defects individually and in the aggregate; (ii) are, individually and in the aggregate, operated, installed, and maintained by the Company, its Subsidiaries, or their contractors in a manner that is in compliance in all material respects with (x) generally accepted industry standards for the United States telecommunications industry, (y) performance requirements in service agreements with customers of the Company and its Subsidiaries, and (z) all Laws, and (iii) comply, individually and in the aggregate, in all material respects with applicable performance standards.

(c) The Company and its Subsidiaries own, free and clear of all Liens (other than Liens incurred in connection with indebtedness of the Company and its Subsidiaries for borrowed money or as would not, individually or in the aggregate, materially interfere with the use by the Company and its Subsidiaries of the property encumbered by Liens), all right, title and interest in Owned Network Facilities, and shall maintain such right, title and interest through the Closing. No third Person may revoke or otherwise encumber or interfere in any material respect with such right, title, and interest.

(d)(i) Each agreement under which third Persons provide Network Facilities, including leases, licenses, indefeasible rights of use of capacity or infrastructure and Right-of-Way Agreements (a “Network Facility Agreement”), to which the Company or any of its Subsidiaries is a party, is a valid, legally binding and enforceable agreement (subject to the Bankruptcy and Equity Exception) and is in full force and effect, and neither the Company nor any of its Subsidiaries is in material breach of or material default under any Network Facility Agreement, (ii) no event has occurred which, with notice or lapse of time, would constitute a material breach or material default by the Company or any of its Subsidiaries or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any Network Facility Agreement, and (iii) as of the date hereof, no third Person has repudiated, revoked, terminated, or otherwise materially interfered with performance of or has the right to terminate, repudiate, revoke, or otherwise materially interfere with the performance of any Network Facility Agreement.

(e) Neither the Company nor any of its Subsidiaries is in violation of any Laws which, individually or in the aggregate, would materially and adversely affect the ability of the Company or any of its Subsidiaries to use any of the rights associated with the Network Facility Agreements, taken as a whole, in the manner and scope in which such rights are now being used.

(f) For Fiber Routes owned by the Company or any of its Subsidiaries, the Company (or the applicable Subsidiary) (i) has secured all governmental Permits required to legally entitle it to install and maintain its Fiber Routes and related Network Facilities in public and private Rights-of-Way currently occupied by the Company’s Fiber Routes and Network Facilities, and (ii) has necessary underlying legal rights that entitles it to occupy all public and private Rights-of-Way and pole attachments, in the case of clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.31 Route Information. Section 3.31 of the Company Disclosure Letter sets forth detailed information about the Company’s fiber-based services and solutions from its high-capacity fiber-based network (the “Fiber Route”) including for each segment, the number of fibers in each segment that the Company owns or to which it has the right of use (whether by lease, indefeasible right of use or other mechanism), the route segment for such fiber, and in the case of any fiber that is not owned by the Company, the name of any third party provider. All such information regarding the Fiber Route furnished to Parent is true and correct in all material respects as of the date of this Agreement. For any portion of the Fiber Route that is owned in fee by the Company, to the Knowledge of the Company, the Company has a valid and enforceable easement or right of use with respect to the underlying real property on which such portion of the Fiber Route is located. For any portion of the Fiber Route to which the Company has rights as grantee under an indefeasible right of use, to the Knowledge of the Company, the grantor of such indefeasible right of use owns or has a valid and enforceable right of use with respect to the underlying real property on which such portion of the Fiber Route is located.

Section 3.32 Customers and Suppliers. Except as set forth in Section 3.32 in the Company Disclosure Letter:

(a) As of the date hereof, neither (i) the Company nor any Subsidiary of the Company has received written notice from any customer, or group of customers that, to the Knowledge of the Company, are under common ownership or control, that (A) accounted for at least $500,000 of the aggregate products and services furnished by the Company and the Subsidiaries of the Company in the fiscal year ended December 31, 2009, or (B) is expected, to the Knowledge of the Company, to account for at least $500,000 of the aggregate products and services to be furnished by the Company and the Subsidiaries of the Company in the fiscal year ending December 31, 2010, in each case, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has materially reduced or shall materially reduce purchases of, or has sought or is seeking to materially reduce the price it shall pay for, the products or services of the Company or the Subsidiaries of the Company, nor (ii) has the Company or any of the Subsidiaries of the Company received written notice from any supplier, or group of suppliers that, to the Knowledge of the Company, are under common ownership or control, that (A) accounted for at least $500,000 of the aggregate goods and services purchased by the Company or any Subsidiary of the Company in the fiscal year ended December 31, 2009, or (B) is expected, to the Knowledge of the Company, to account for at least $500,000 of the aggregate goods and services purchased by the Company and the Subsidiaries of the Company in the fiscal year ending December 31, 2010, in each case, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to the Company or any Subsidiary of the Company, or has materially reduced or shall materially reduce the supply of, or has sought or is seeking to materially increase the price it charges for, goods or services supplied to the Company or any Subsidiary of the Company.

(b) Except for requests for call detail records for billing purposes, as of the date hereof, neither the Company nor any Subsidiary of the Company is involved in any dispute with, or has received any written notice of an intention to dispute from, or has received any request for audit, accounting or review from, in each case, involving an amount in excess of $500,000, any Person (including a group of Persons that, to the Knowledge of the Company, are under common ownership or control) with whom the Company or any Subsidiary of the Company does business, (i) with respect to any customer, or group of customers that are under common ownership or control, which involves an aggregate amount in excess of $500,000 as of the date hereof, or (ii) with respect to any supplier, or group of suppliers that are under common ownership or control, which involves an aggregate amount in excess of $500,000 relating to any transactions or commitments made, or any contracts or agreements entered into, by the Company or any Subsidiary of the Company, on one hand, and such Person, on the other hand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the disclosure letter delivered by Parent to the Company before the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Parent, and Merger Sub represent and warrant to the Company that:

Section 4.1 Organization and Power. Each of Parent and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each of Parent and its Subsidiaries has the requisite power and authority, in all material respects, to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Parent Board has unanimously adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The Parent Board and the board of directors of Merger Sub, at a meeting duly called and held, has (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) declared that it is in the best interests of the stockholders of Parent or Merger Sub that Parent or Merger Sub, as applicable, enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this

Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub, other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub (which shall occur promptly after the date of this Agreement and, in any event, shall have occurred before the Effective Time). This Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, subject to the Bankruptcy and Equity Exception.

Section 4.3 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

(c) the pre-merger notification required under the HSR Act;

(d) compliance with the applicable consent, waiver, approval, notice or other requirements of the FCC and State PUCs as are specified on Section 4.3(d) of the Parent Disclosure Letter;

(e) such Governmental Authorizations specified on Section 4.3(e) of the Parent Disclosure Letter; and

(f) other Governmental Authorizations, the failure of which to be obtain or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of Parent and Merger Sub to perform their respective obligations hereunder.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub;

(b) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any material assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made, other than as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of Parent and Merger Sub to perform their respective obligations hereunder;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of Parent and Merger Sub to perform their respective obligations hereunder; or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than if not obtained or made, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of Parent and Merger Sub to perform their respective obligations hereunder.

Section 4.5 Operations of Parent and Merger Sub; Ownership of Parent Common Stock. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other transactions contemplated by this Agreement. No shares of Company Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent or any of its Subsidiaries. Merger Sub has no Subsidiaries.

Section 4.6 Financing. Parent and its Subsidiaries have and, at the Effective Time will have, sufficient cash on hand, together with availability under credit facilities, to fund the aggregate Merger Consideration and make all other payments in connection with the Merger and the other transactions contemplated by this Agreement, including any amounts necessary to repay or refinance any outstanding indebtedness of the Company and its Subsidiaries (to the extent such repayment or refinancing is necessary) or to satisfy any other obligations relating thereto.

Section 4.7 Material Delay or Prevention of Merger. As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated thereby. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any Order of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Information Statement will, when it is filed or at any time it is amended or supplemented or at the date the Information Statement is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.8, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Information Statement that was not supplied by or on behalf of Parent specifically for inclusion or reference therein.

Section 4.9 Brokers. No broker, finder or investment banker other than Greenhill & Co., LLC is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise required by applicable Law, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its material operations in the ordinary course of business consistent with past practice, (y) use reasonable best efforts, in the ordinary course of business consistent with past practice, to prepare and file all Tax Returns required to be filed by it on or before the Closing

Date and, to the extent not contested in good faith, fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed and (z) use reasonable best efforts to maintain and preserve intact its business organization, retain the services of its key employees and preserve the goodwill of its customers, suppliers and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Letter or as otherwise required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned:

(a) Organizational Documents. Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries;

(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly owned Subsidiaries of the Company either to the Company or to other wholly owned Subsidiaries of the Company;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock (other than in the case of any of the Company’s wholly owned Subsidiaries), (ii) redeem, purchase or otherwise acquire, directly or indirectly, from any Person other than departing employees of the Company and its Subsidiaries any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or any Company Option or Company Stock Award, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to (A) the exercise of the Company Options, (B) the vesting of Company Stock Awards and (C) the conversion of convertible securities, in each case, outstanding as of the date of this Agreement) or (v) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock, except, in the case of each of clauses (ii) through (v), as permitted under Section 5.1(e);

(d) Labor. (i) Enter into, modify or terminate any labor or collective bargaining agreement of the Company or any Subsidiary of the Company or, through negotiations or otherwise, make any commitment or incur any Liability to any labor unions or (ii) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, new severance program or policy or other program or effort concerning the termination of employment of employees of the Company or any Subsidiary of the Company, other than routine employee terminations or terminations for cause, as determined in the sole discretion of the Company;

(e) Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, (ii) enter into any new employment or severance agreement with any of its directors, officers or key employees or (iii) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a Company Benefit Plan, to increase the compensation and benefits payable thereunder, except, in the case of each of clauses (i) through (iii), (A) to the extent required by applicable Law, this Agreement or any Company Benefit Plan or other agreement in effect on the date of this Agreement; (B) in the ordinary course of business consistent with past practice with respect to employees other than directors and officers of the Company and its Subsidiaries; (C) in conjunction with new hires, promotions or other changes in job status in effect in the ordinary course of business consistent with past practice; or (D) to comply with Section 409A of the Code and guidance applicable thereunder.

(f) Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except for any such transaction that is between the Company and any of its wholly owned Subsidiaries or between any such wholly owned Subsidiaries;

(g) Liquidations. Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of the Company or any of its Subsidiaries;

(h) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock of the Company’s Subsidiaries, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of used or excess equipment in the ordinary course of business consistent with past practice and (iii) other arms length dispositions of Company Assets involving consideration not in excess of $1,000,000 in the aggregate;

(i) Contracts. (i) Enter into or amend in any material respect any Contract that, if in effect as of the date of this Agreement, would be a Company Material Contract (other than any Contract that is or would be a Company Material Contract solely under Section 3.15(a)(v) unless (A) such Contract has a remaining term of more than three years from the date such Contract is entered into or amended and with respect to which the payments to or expenditures by the Company are expected to exceed $1,000,000 on an annual basis or (B) the payments to the Company or expenditures by the Company under such Contract are expected to exceed $2,000,000 on an annual basis), (ii) enter into or amend in any material respect any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any material line of business or in any geographic area in any material respect or (iii) terminate, cancel or request any material change in any Company Material Contract other than in the ordinary course of business consistent with past practice;

(j) Indebtedness; Guarantees. Other than any indebtedness between the Company and any of its wholly owned Subsidiaries or between any two wholly owned Subsidiaries of the Company, incur any indebtedness for borrowed money, or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or the debt securities of any Subsidiary, guarantee any debt of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for draw downs with respect to existing credit facilities;

(k) Loans. (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advancements, capital contributions or investments in Subsidiaries of the Company in the ordinary course of business consistent with past practice, or (ii) make any loans to its directors, officers or employees, other than advancement of expenses in the ordinary course of business consistent with past practice;

(l) Accounting. Change its accounting policies or procedures, other than as required by applicable Law or by GAAP;

(m) Legal Actions. Settle any Legal Action against it, except for a Legal Action that (i) is settled in the ordinary course of business consistent with past practice in an amount or for consideration not in excess of $1,000,000, (ii) would not impose any material restriction on the conduct of business of it or any of its Subsidiaries or, after the Effective Time, Parent, the Surviving Company or any of their Subsidiaries, (iii) would not create precedent for Legal Action that are reasonably likely to be material to it or any of its Subsidiaries or, after the Effective Time, Parent, the Surviving Company or any of their Subsidiaries and (iv) would not admit fault, liability or guilt;

(n) New Business Lines. (i) Enter into any new line of business or (ii) open or close any existing facility, plant or office, except, in the case of this clause (ii), in the ordinary course of business consistent with past practice;

(o) Capital Expenditures. Make or commit or agree to make any capital expenditures in excess of (i) $16,000,000 in any fiscal quarter (pro rata for any partial fiscal quarter) (it being understood and agreed that any portion of such amount, to the extent not spent in any fiscal quarter, may be additionally spent during any subsequent quarter), other than any capital expenditure made in connection with awards granted through the Broadband Technology Opportunity program under the American Recovery and Reinvestment Act;

(p) Tax Matters. (i) Make, change or revoke any material Tax election, adopt or change any Tax accounting method, or prepare or file any material Tax Return, including any amended Tax Return or claim for refund, that is materially inconsistent with past practice or (ii) enter into any closing agreement with respect to any material Tax dispute, or settle or compromise any material Tax claim or assessment;

(q) Insurance. Permit any material insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Parent;

(r) Intellectual Property. Abandon, fail to maintain or allow to expire (other than at the natural expiration of its term or in the ordinary course of business consistent with past practice), or sell or exclusively license to any Person, any material Intellectual Property; or

(s) Related Actions. Agree in writing to do any of the foregoing.

Section 5.2 Conduct of Business of Parent. Except as otherwise contemplated by this Agreement or as otherwise required by applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned:

(a) Organizational Documents. Amend any of the Parent Organizational Documents or any of the comparable organizational documents of any of Parent’s Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement;

(b) Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except for any such transaction that is between the Company and any of its wholly owned Subsidiaries or between any such wholly owned Subsidiaries, except as would not, individually or in the aggregate reasonably be expected to materially impair the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement;

(c) Indebtedness; Guarantees. Incur any indebtedness for borrowed money, or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or the debt securities of any Subsidiary, guarantee any debt of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for draw downs with respect to existing credit facilities in the ordinary course of business consistent with past practice, except as would not, individually or in the aggregate, impair the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement;

(d) Prohibited Transactions. Enter into a Contract or take any other action that would reasonably be expected to (i) impose any material delay in the obtaining of, or increase in any material respect the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) increase in any material respect the risk that any Governmental Authority will enter an Order prohibiting the consummation of the Merger or (iii) significantly increase the risk of not being able to remove any such Order on appeal or otherwise; or

(e) Related Actions. Agree in writing to do any of the foregoing.

Section 5.3 Access to Information; Confidentiality.

(a) The Company shall, and shall cause its Subsidiaries, to (i) provide to Parent and its Representatives access during normal business hours throughout the period prior to the Closing upon reasonable prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or any of its Representatives may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide such access if it determines that it would unreasonably disrupt or impair the business or operations of the Company or any of its Subsidiaries. Nothing in this Agreement shall require the Company or any of its Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such party existing as of the date of this Agreement. Nothing in this Agreement shall require the Company or any of its Subsidiaries to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or any of its Subsidiaries, would result in (i) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or any of its Subsidiaries shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that the Company and its Subsidiaries shall provide extracts, summaries, aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of August 18, 2010 (the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 5.3.

(c) Nothing contained in this Agreement shall give Parent directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4 Solicitation.

(a) Except as set forth in this Section 5.4, the Company shall, and shall cause its Subsidiaries to, and shall direct its Representatives to, cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to a Takeover Proposal. From the date of this Agreement, except as permitted by this Section 5.4, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and their respective Employee Representatives or authorize its or their respective Third Party Representatives to (and the Company shall instruct its and their respective Third Party Representatives not to), (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to the properties, books, records or personnel of the Company or any of its Subsidiaries) any inquiries regarding, or the making of any proposal or offer that constitutes a Takeover Proposal, (B) have any discussions (other than to state that the Company is not permitted to have discussions) or participate in any negotiations regarding a Takeover Proposal, or execute or enter into any Contract with respect to a Takeover Proposal, or approve or recommend a Takeover Proposal or any Contract, written letter of intent or written agreement in principle with respect to a Takeover Proposal, or (C) modify, waive, amend or release any standstill or similar provisions in any Contract, written letter of intent or written agreement in principle with respect to it or any of its Subsidiaries unless, in the case of this clause (C), the Company Board determines in good faith on or prior to 11:59 p.m. (New York City time) on the 15th day following the date of this Agreement, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(b) If the Company receives a Takeover Proposal within 15 days of the date of this Agreement, which Takeover Proposal was made after the date of this Agreement and did not result from any breach of this

Section 5.4 or Section 4.3 of the Voting Agreement, and the Company Board determines in good faith (i) that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law, on or prior to 11:59 p.m. (New York City time) on the 30th day following the date of this Agreement (after which time the Company and its Representatives shall cease immediately any actions described in clauses (x) and (y) below) the Company may, in response to such Takeover Proposal, subject to compliance with this Section 5.4, and after giving prior written notice to Parent: (x) furnish access and information with respect to the Company and its Subsidiaries to the Person who has made such Takeover Proposal; provided, that such information has previously been made available to Parent or is made available to Parent substantially concurrently with the time it is provided to such Person, and the Person receiving such access and information is subject to confidentiality restrictions substantially similar to those contained in the Confidentiality Agreement; and (y) participate in discussions and negotiations regarding such Takeover Proposal. The Company shall, as promptly as reasonably practicable (but in any event within 24 hours of receipt of such Takeover Proposal or inquiry), notify Parent orally and in writing of the receipt of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the Person making such Takeover Proposal or inquiry, and the Company shall, as promptly as reasonably practicable (but in any event within 24 hours of receipt of such Takeover Proposal or inquiry), provide to Parent a copy of all written proposals provided to the Company or any of its Subsidiaries in connection with any such Takeover Proposal or inquiry. The Company shall, as promptly as reasonably practicable, notify Parent in writing of any material modifications to the financial or other material terms of such Takeover Proposal or inquiry and shall, as promptly as reasonably practicable (but in any event within 24 hours of receipt of such Takeover Proposal or inquiry), provide to Parent a copy of all written proposals subsequently provided to or by the Company or any of its Subsidiaries in connection with any such Takeover Proposal or inquiry.

(c) Except as set forth in Section 5.4(d), the Company Board shall not, directly or indirectly (i) approve, endorse or recommend a Takeover Proposal, (ii) approve, recommend or allow the Company to enter into a Contract relating to a Takeover Proposal or (iii) effect any transaction contemplated by any Takeover Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, the Company Board may on or prior to 11:59 p.m. (New York City time) on the 30th day following the date of this Agreement, terminate this Agreement in response to a Superior Proposal that developed from a Takeover Proposal, which Takeover Proposal was received by the Company Board on or prior to 11:59 p.m. (New York City time) on the 15th day following the date of this Agreement, but, in each case, only if:

(i) such Superior Proposal did not result, directly or indirectly, from a breach by the Company of this Section 5.4 or Section 4.3 of the Voting Agreement;

(ii) the Company Board has concluded in good faith, following consultation with its outside legal counsel, that its failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company shall have provided written notice to Parent at least three days in advance that it is prepared to terminate this Agreement, which notice shall specify the basis therefor and attach the most current version of any Contract relating to the transaction that constitutes such Superior Proposal, the identity of the Person making such Superior Proposal and any other material terms and conditions of such Superior Proposal;

(iv) Parent does not make, within three days after the receipt of such notice (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal, shall require an additional prior written notice to Parent and a new three day period), a binding, written and complete

(including any schedules or exhibits) proposal that the Company Board determines in good faith would permit the Company Board not to terminate this Agreement; and

(v) before or concurrently with any termination in accordance with this Section 5.4(d), the Company shall pay the Company Termination Fee pursuant to Section 7.6.

(e) Nothing in this Section 5.4 shall be deemed to prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company).

Section 5.5 Information Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a written information statement containing the information specified in Schedule 14C under the Exchange Act and concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement (the “Information Statement”). The Company shall provide Parent with a reasonable opportunity to review and comment on the Information Statement prior to filing. The Company shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with the Parent) to respond to any comments made by the SEC with respect to the Information Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments from the SEC on the Information Statement or any amendments or supplements to the Information Statement prior to the filing of such responses, amendments or supplements. The Company shall use reasonable best efforts to cause the Information Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after (i) confirmation from the SEC that it has no further comments on the Information Statement or (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed.

(b) Parent shall use reasonable best efforts to cooperate with the Company in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement or that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement.

(c) If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates is discovered by Parent or the Company that should be set forth in an amendment or supplement to any of the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall, as promptly as reasonably practicable, notify the other parties to this Agreement and, to the extent required by Law, Parent and the Company shall cause an appropriate amendment or supplement describing this information, as promptly as reasonably practicable, to be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

Section 5.6 Employees; Benefit Plans.

(a) For the period which starts on the Closing Date and ends on December 31, 2011 (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to the individuals who, immediately prior to the Effective Time are employees of the Company or any of its Subsidiaries and also are Continuing Employees, with compensation and benefits, including severance payments and benefits, that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employees by the Company and its Subsidiaries immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, but subject to applicable Law and any contractual rights of any Continuing Employee, after the Effective Time nothing herein shall preclude the Surviving Corporation from terminating the employment of any Continuing Employee for any reason.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries and Affiliates to, honor all employment, severance, change of control and similar Contracts listed on Section 5.6(b) of the Company Disclosure Letter in effect with Continuing Employees in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment that is necessary to comply with applicable Law.

(c) For purposes of eligibility, level of benefits (excluding accruals under a defined benefit plan) and vesting under all employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries and Affiliates providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), each Continuing Employee shall receive full credit for such Continuing Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Continuing Employee received, prior to the Effective Time, credit for such service under any corresponding Company Benefit Plan (except to the extent such credit would result in a duplication of benefits for the same period of service). For purposes of the New Plans providing medical, dental, prescription drug, vision, life insurance or disability benefits to any Continuing Employee, Parent shall cause the New Plans to (a) waive all pre-existing condition exclusions with respect to Continuing Employees and their dependents to the same extent such exclusions were waived or satisfied under a corresponding Company Benefit Plan in which they participated immediately before participating in the New Plan and (b) take into account all eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Parent, after the Closing Date, intends to provide equity participation (in addition to any provided under Section 2.3(d)) and other incentive compensation opportunities to Continuing Employees who are key employees.

(e) If the Closing Date occurs in calendar year 2011, then on or prior to the Closing Date the Company may pay to each employee of the Company or any Subsidiary of the Company who is eligible for a bonus under the Company’s 2010 Management Incentive Compensation Plan as in effect on the date of this Agreement (the “MICP”) the bonus, if any, which he or she shall have earned for 2010 pursuant to the terms of such plan as determined consistent with past practice, and the Company may pay an annual bonus for 2010 to any other employee but only in the ordinary course consistent with past practice. If the Closing Date occurs in calendar year 2010, then on or prior to the Closing Date the Company may pay to each employee of the Company or any Subsidiary of the Company who is eligible for a bonus under the MICP the bonus, if any, he or she would have earned for 2010 pursuant to the terms of such plan based on the Company’s performance versus target through the end of the month immediately preceding the Closing Date as determined consistent with past practice, multiplied by a fraction, the numerator which shall be the number of days (including the Closing Date) that has occurred in 2010 as of the Closing Date and the denominator of which shall be 365, and the Company may pay an annual bonus to any other employee for 2010 but any such bonus shall be determined in a manner consistent with past practice after taking into account the fact that the bonus will be for a period of less than one year.

(f) Nothing in this Section 5.6, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies whatsoever, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.6. No provision of this Section 5.6 is intended to modify, amend or create any employee benefit plan of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates.

Section 5.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and the Surviving Corporation shall, jointly and severally, cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries and the fiduciaries of any Company Benefit Plans (the “Indemnified Parties”) as provided in the Company Organizational Documents, the resolutions of the Company Board or any committee of the Company Board, in the comparable organizational document of any of the Company’s Subsidiaries, the resolutions of the boards of directors, or any committee of the boards of directors or comparable governing bodies of any of the Subsidiaries of the Company, in agreements between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement, to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any applicable Contract with an Indemnified Party in effect on the date of this Agreement, and, with respect to any Legal Action commenced during either such period, until the final disposition of such Legal Action.

(b) Parent and the Surviving Corporation shall, jointly and severally, indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries or fiduciaries of the Company Benefit Plans, whether asserted or claimed at or after or occurring before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement). If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter subject to indemnification under this Agreement, Parent and the Surviving Corporation shall, jointly and severally, advance as incurred any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages or Liabilities (“Damages”) out of or incurred in connection with such Legal Action, subject to Parent’s or the Surviving Corporation’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by the DGCL, to repay such Damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified.

(c) Parent and the Surviving Corporation shall, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the directors and officers of the Company with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement) so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 200% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 200% amount being the “Maximum Premium”). If Parent and the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.7(c), the Company shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.7(c) and, if the Company elects to purchase such a policy Parent and the Surviving Corporation’s obligations under this Section 5.7(c) shall be satisfied so long as Parent and the Surviving Corporation, jointly and severally, cause such policy to be maintained in effect for a period of six years following the Effective Time and, with respect to any Legal Action commenced during such period, until the final disposition of such Legal Action.

(d) The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

Section 5.8 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable. The terms of this Section 5.8 shall not limit the rights of the Company set forth in Section 5.4.

Section 5.9 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Parent, Merger Sub and the Company shall (i) use reasonable best efforts to obtain any consents, approvals or other authorizations and make any filings and notifications required in connection with the transactions contemplated by this Agreement and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company in connection with the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the HSR Act, the DGCL and any other applicable Law. Parent, Merger Sub and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to each non-filing party and its advisors before filing. Neither Parent, Merger Sub nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger or any other transaction contemplated by this Agreement at the behest of any Governmental Authority without the prior written consent of each other party to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) As promptly as reasonably practicable after the date of this Agreement and in any event no later than 10 Business Days after the date of this Agreement, each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

(c) As promptly as reasonably practicable (and in any event no later than 10 Business Days for all necessary applications and other related filings for obtaining any consent or Permit or 20 Business Days for all necessary notifications not involving any consent or Permit) after the date of this Agreement, the parties shall prepare and file all necessary applications, notifications and related filings for obtaining all consents and Permits set forth on Section 3.6(d) of the Company Disclosure Letter from the FCC and State PUCs (the “Required Telecommunications Consents”). Each party shall, as promptly as reasonably practicable, provide each other party with all information necessary for the preparation of such applications, notifications and filings on a timely basis, including those portions of such applications, notifications and filings which are required to be completed by each party. Without limitation to the generality of Sections 5.8 and 5.9(a), subject to the terms and conditions of this Agreement, each of the parties shall use reasonable best efforts to prosecute applications made with the FCC and State PUCs with due diligence before the FCC and the State PUCs and, in connection therewith, take such actions as may be necessary or reasonably required in connection with such applications, including the furnishing to the FCC and the State PUCs any documents, materials, or other information requested by the FCC and the State PUCs in order to obtain the Required Telecommunications Consents as expeditiously as reasonably practicable. No party shall, without the prior written consent of each other party, take, or fail to take, any action if the intent of such action or failure to act is to cause or materially increase the probability of the FCC or any State PUC not to grant approval of any FCC application or of any State PUC application or materially delay any such approval. If there are any petitions for reconsideration, appeals or similar filings made seeking to overturn the grant of any Required Telecommunications Consent, or if the FCC or a State PUC seeks to reconsider such grant on its own motion, then the parties shall each use reasonable best efforts to defend the applicable grants against such actions.

(d) Each of Parent, Merger Sub and the Company shall promptly inform each other party upon receipt of any communication from any Governmental Authority regarding the Merger or any of the other transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the Merger or any of the other transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with each other party, an appropriate response to such request. Parent shall advise the Company, as promptly as reasonably practicable, of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts to resolve any objections that may be asserted with respect to the Merger or any of the other transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Law.

Section 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or the Merger or any of the other transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law, in which case that party shall use reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

Section 5.11 Deregistration. Parent shall cause the Company Common Stock to be deregistered under the Exchange Act at or as soon as practicable following the Effective Time.

Section 5.12 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Merger are consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses; provided, however, that notwithstanding anything in the foregoing to the contrary, all filing or similar fees relating to (a) the filing of the Information Statement with the SEC and the mailing of the Information Statement, (b) the filing of any Notification and Report Forms and related materials under the HSR Act and (c) the Required Telecommunications Consent shall be borne solely by Parent and Merger Sub.

Section 5.13 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of Parent, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement or the Voting Agreement, as the case may be, and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.14 Financing. If Parent determines to seek any financing in connection with the Merger or any other transactions contemplated by this Agreement (the “Financing”), the Company shall, at Parent’s sole cost and expense, use reasonable best efforts to cooperate with Parent in its efforts to consummate the Financing. Such reasonable best efforts shall include, to the extent reasonably requested by Parent and at Parent’s sole cost and expense, (a) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (b) providing assistance in preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining the Financing, (c) cooperation with the marketing efforts of Parent and its financing sources for such financing, including participation in management presentation sessions, “road shows” and sessions with rating agencies, (d) providing assistance in obtaining any consents of third parties necessary in connection with the Financing, (e) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing Liens securing such indebtedness, in each case to take effect at the Effective Time, (f) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with the Financing, (g) assisting Parent in obtaining legal opinions to be delivered in connection with the Financing, (h) assisting Parent in securing the cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of accountants’ comfort letters, and (i) providing the financial information necessary for the satisfaction of the obligations and conditions of the Financing within the time periods required thereby; provided, however, that the Company shall not be obligated to take any such action to the extent it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries. The Company and its Representatives shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the Financing, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its Representatives. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.14 or otherwise in connection with the Financing (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or (y) to incur any out-of-pocket expense unless such expense is advanced or substantially simultaneously reimbursed by Parent. Nothing contained in this Section 5.14 or otherwise shall require the Company to be an issuer or other obligor with respect to the Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their Representatives pursuant to this Section 5.14 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders as required in connection with the Financing subject to customary confidentiality protections. Parent (and, after the Effective Time, the Surviving Corporation) shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (1) any action taken by them at the request of Parent or any Merger Sub pursuant to this Section 5.14 or in connection with the arrangement of the Financing or any alternative financing that Parent may raise in connection with the Merger and the other transactions contemplated by this Agreement or (2) any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).

Section 5.15 FIRPTA Certificate. Prior to the Closing on the Closing Date, the Company shall deliver to Parent such documents, in form reasonably and substance acceptable to Parent, as are necessary for purposes of satisfying Parent’s obligations under Treas. Reg. Section 1.1445-2(c)(3), executed by the Company, dated as of the Closing Date, and certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code.

Section 5.16 Adequate Funds. Between the date hereof and the Effective Time, Parent and its Subsidiaries shall maintain sufficient cash on hand, together with availability under credit facilities and committed financing under customary commitment letters, to fund the aggregate Merger Consideration and make all other payments in connection with the Merger and the other transactions contemplated by this Agreement, including any amounts necessary to repay or refinance any outstanding indebtedness of the Company and its Subsidiaries (to the extent such repayment or refinancing is necessary) or to satisfy any other obligations relating thereto.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a) Written Consent. The Company and Parent shall have received duly executed copies of the Written Consent.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the Governmental Authorization set forth on Section 6.1(b) of the Company Disclosure Letter shall have been made or obtained.

(c) No Injunctions. No Order issued by any Governmental Authority of competent jurisdiction or other applicable Law preventing or making illegal the consummation of the Merger shall be in effect, in each case, other than any Order or Law the violation of which would not subject any Person to criminal sanctions.

(d) Information Statement. The consummation of the Merger shall be permitted by Rule 14c-2 promulgated under the Exchange Act.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or before the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Sections 3.1 (Organization and Power), 3.3 (Corporate Authorization), 3.4 (Organizational Documents), 3.7(a) (Non-Contravention), 3.8 (Capitalization), 3.9 (Written Consent), 3.13(c) (Absence of Certain Changes), 3.28 (Opinion of Financial Advisors) and 3.29 (Brokers) shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date). The representations and warranties of the Company set forth in Article III other than those listed in the preceding sentence, shall be true and correct, without giving effect to any Company Material Adverse Effect or other materiality qualifiers within such representations and warranties, as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date (other than any obligations under Section 5.14).

(c) Officer’s Certificate. Parent shall have received a certificate, signed by an executive officer of the Company, certifying on behalf of the Company as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) No Company Material Adverse Effect. Since the date of this Agreement and prior to the Effective Time, there shall not have occurred or have been disclosed to the public, if previously undisclosed to the public, a Company Material Adverse Effect.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct with respect to those matters that are qualified by materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date).

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent, certifying on behalf of Parent and Merger Sub as to the matters set forth in Sections  6.3(a) and 6.3(b).

ARTICLE VII

TERMINATION AND TERMINATION FEES

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Effective Time, whether before or after delivery of the Written Consent, by mutual written consent of Parent and the Company by action of their respective boards of directors.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time before the Effective Time, whether before or after delivery of the Written Consent has been obtained, by action of the Company Board or the Parent Board, as the case may be:

(a) if the Merger has not been consummated by July 31, 2011 (the “End Date”); provided, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by the End Date; or

(b) if any Order permanently enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party to this Agreement whose breach of this Agreement has been a principal cause of, or resulted in, the imposition of such Order.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time before the Effective Time, whether before or after delivery of the Written Consent, except as otherwise provided below, by action of the Parent Board:

(a) if, the Written Consent shall not have been executed and delivered to the Company and Parent within 24 hours after the signing of this Agreement;

(b) if the Company breaches, in any material respect, its obligations under Section 5.4; provided, that such breach was the result of actions taken or not taken by, at the direction of or with the consent or encouragement of, any person listed on Section 8.1(m) of the Company Disclosure Letter or any member of the Company Board or, in the case of any other breach, in any material respect, of Section 5.4 or 5.14, such breach became known to any Person listed on Section 8.1(m) of the Company Disclosure Letter or any member of the Company Board and the Company thereafter failed to use its reasonable best efforts to cause such breach to cease to be ongoing; or

(c) if the Company breaches (i) any of its representations or warranties or (ii) any of its covenants or agreements (other than those set forth in Section 5.4), in each case, contained in this Agreement, or if any such representation and warranty shall have become untrue after the date of this Agreement, in each case, such that

(A) Sections 6.2(a) or 6.2(b) would not be satisfied and (B) such breach or condition is not curable or, if curable, is not cured within 20 Business Days after the Company’s receipt of written notice of such breach or condition from Parent.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time before the Effective Time, whether before or after delivery of the Written Consent, by action of the Company Board:

(a) if Parent or Merger Sub breaches (i) any of its representations or warranties or (ii) any of its covenants or agreements, in each case, contained in this Agreement, or if any such representation and warranty shall have become untrue after the date of this Agreement, in each case, such that (A) Section 6.3(a) or 6.3(b) would not be satisfied and (B) such breach or condition is not curable or, if curable, is not cured within 20 Business Days after Parent’s receipt of written notice of such breach or condition from the Company; or

(b) pursuant to and in accordance with the terms and conditions of Section 5.4(d) on or prior to 11:59 p.m. (New York City time) on the 30th day following the date of this Agreement.

Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no Liability on the part of any party to this Agreement (or any stockholder or Representative of such party), except that, (a) the provisions of Section 5.3(b), Section 5.10, Section 5.12, the last sentence of Section 5.14, this Section 7.5, Section 7.6, Article VIII and the Confidentiality Agreement shall survive any termination of this Agreement and (b) nothing herein shall relieve any party from Liability for any willful or intentional breach of this Agreement prior to the termination of this Agreement.

Section 7.6 Fees and Expenses Following Termination.

(a) The Company Termination Fee is payable only in the following circumstances:

(i) if this Agreement is terminated by Parent pursuant to Section 7.3(a) or Section 7.3(b), then the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee within five Business Days following such termination;

(ii) if (A) this Agreement is terminated by Parent pursuant to Section 7.3(c), then the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Parent Expenses. In addition, if within nine months following the date of such termination, the Company consummates, or enters into a Contract providing for the implementation of, a Takeover Proposal, which Takeover Proposal is subsequently consummated, then the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee less the Parent Expenses within five Business Days following the consummation of such Takeover Proposal. For purposes of this clause (ii), references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by the figure “51%”; or

(iii) if this Agreement is terminated by the Company pursuant to Section 7.4(b) then the Company shall pay or cause to be paid to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee before or concurrently with such termination.

(b) For purposes of this Agreement, the “Company Termination Fee” means an amount in cash equal to $8,250,000, plus the documented out-of-pocket costs and expenses of Parent and Merger Sub relating to the transactions contemplated by this Agreement (including fees and expenses of Third Party Representatives), which shall not exceed $2,500,000 (the “Parent Expenses”).

(c) If the Company fails to pay the Company Termination Fee as required pursuant to this Section 7.6, when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. In addition, if the Company fails to pay the Company Termination Fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such termination fee. Parent and the Company acknowledge that the termination fees and the other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(b) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York City are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. (New York City time) through 12:00 midnight (New York City time).

(c) “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (when taken together with all other adverse changes, effects, events, occurrences, state of facts or developments) is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that the term “Company Material Adverse Effect” shall not include any change, effect, event, occurrence, state of facts or development relating to or arising from (i) the United States or foreign economic, financial or geopolitical conditions or events in general, (ii) changes in the financial, debt, credit or capital markets, (iii) changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards or interpretations thereof, (iv) changes in the Company’s and its Subsidiaries’ industries in general, (v) any decline in the market price, or change in trading volume, of the Company Common Stock or the failure of the Company to meet any projections, forecasts or budgets (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vi) escalation or outbreak of hostilities, acts of terrorism or military conflicts, (vii) the announcement of this Agreement, (viii) any Legal Action arising from allegations of breach of fiduciary duty or other violations of applicable Law relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or (ix) compliance by the Company and its Subsidiaries with the terms of this Agreement, other than, in the case of any of clauses (i) through (v), any change, effect, event, occurrence, state of facts or development that is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the same industries as them.

(d) “Company Stock Incentive Plans” means the Company Amended and Restated Stock Incentive Plan and the Company Amended and Restated Executive Stock Incentive Plan.

(e) “Continuing Employee” means an individual who, at the Effective Time, is an employee of the Company or any Subsidiary of the Company, other than a Non-Continuing Employee.

(f) “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(g) “Employee Representatives” means, when used with respect to Parent or the Company, the directors, officers and employees of Parent or the Company, as applicable, and its Subsidiaries.

(h) “Executive Officer” means any officer of the Company who has a title ranking of executive vice president or higher or any officer designated as an executive officer in respect of SEC reporting requirements.

(i) “FCC” means the U.S. Federal Communications Commission.

(j) “Governmental Authority” means: (a) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

(k) “Hazardous Substances” means: (i) any substance that is listed, characterized, classified or regulated under any Environmental Law; (ii) any petroleum product, waste, or by-product, asbestos-containing material, lead-containing paint, plumbing or battery, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is or may become the subject of regulatory action or the release, presence or existence of which could lead to any loss, claim, damage or liability under any Environmental Law.

(l) “Intellectual Property” means: (i) patents, patent applications, and statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names, Internet uniform resource locators, slogans, and other source identifiers, registrations or applications for registration of any of the foregoing, and all goodwill in the foregoing; (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, and scripts), computer program architecture and files, business records and files, schematics, drawings, and diagrams, development tools and documentation in whatever media, copyrights, copyright registrations and applications therefor, and mask works; (iv) inventions and invention disclosures (whether or not patentable), (v) trade secrets under applicable Law, including confidential and proprietary information and know-how, and (vi) any similar or equivalent proprietary rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.

(m) “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(m) of the Parent Disclosure Letter or the Company Disclosure Letter, respectively.

(n) “Law” means any law, statute, ordinance, code, regulation, rule, common law or other requirement of any Governmental Authority and any Orders.

(o) “Leased Network Facilities” means all of the Network Facilities of the Company and it Subsidiaries that are not owned by the Company or any of its Subsidiaries but are provided under lease, license, indefeasible rights of use of capacity or infrastructure or other agreements, including Right-of-Way Agreements, between the Company or any of its Subsidiaries and third Persons.

(p) “Liens” means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(q) “Network Facilities” means all material network facilities (including cables, wires, conduits, switches, and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings associated therewith. For purposes of this definition, “material” shall mean any network facility the absence of which would materially and adversely affect the ability of the Company or any of its Subsidiaries to use the Company’s or any of its Subsidiaries’ domestic or international networks, taken as a whole, in the manner and scope in which such network is currently being used.

(r) “Non-Continuing Employee” means an individual who, immediately prior to the Effective Time is an employee or director of the Company or any Subsidiary of the Company but who will not continue to be employed by Parent or serve on any board of directors of Parent or any of its Subsidiaries, the Surviving Corporation or any of their respective Subsidiaries or Affiliates on or after the Effective Time and is listed on Exhibit D.

(s) “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

(t) “Owned Network Facilities” means Network Facilities that are owned by the Company or any of its Subsidiaries.

(u) “Parent Board” means the board of directors of Parent.

(v) “Parent Common Stock” means the common stock, par value $0.01 per share of Parent.

(w) “Parent Organizational Documents” means the certificates of incorporation and bylaws of Parent as in effect on the date of this Agreement.

(x) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(y) “Representatives” means the Employee Representatives and the Third Party Representatives.

(z) “State PUC” means any state or local public service commission or similar state or local Governmental Authority in those states listed in Section 3.6(e) of the Company Disclosure Letter and Section 4.3(d) of the Parent Disclosure Letter and that has regulatory authority over Parent, the Company and their respective Subsidiaries.

(aa) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(bb) “Superior Proposal” means a Takeover Proposal (i) which the Company Board determines in good faith, after consultation with legal and financial advisors, is on terms and conditions more favorable to the stockholders of the Company than those contemplated by this Agreement, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Company Board, is reasonably likely to be available. For purposes of this definition, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by the figure “51%”.

(cc) “Takeover Proposal” means, any bone fide, written inquiry, indication of interest, proposal or offer for any transaction or series of transactions or series of related transactions involving or relating to (i) a merger, tender offer, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act) of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the Company or any of its Subsidiaries, including by way of a merger, consolidation, stock exchange, tender offer or exchange offer or otherwise, (iv) a merger, tender offer, reorganization, recapitalization, liquidation. dissolution, business combination or consolidation involving the Company or any of its Subsidiaries, (v) any Person’s acquisition of beneficial ownership of, or the right to acquire beneficial ownership of, securities representing 20% or more of the voting power of the Company or any of its Subsidiaries or (vi) any other transaction having a similar effect to those described in clauses (i) through (v), in each case other than the transactions contemplated by this Agreement.

(dd) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ee) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any transferee, successor or contractual liability in respect of any items described in the foregoing clause (i), or (iii) any liability in respect of any items described in the foregoing clause (i) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto).

(ff) “Third Party Representatives” means, when used with respect to Parent or the Company, the consultants, accountants, legal counsel, investment bankers, agents and other third party representatives of Parent or the Company, as applicable, and its Subsidiaries.

Section 8.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

Section 8.3 No Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 5.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 8.5 Submission to Jurisdiction; Service. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the state courts of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (c) of this Section 8.5. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 8.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO

THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

If to Parent or Merger Sub, to:

EarthLink, Inc.

1375 Peachtree Street

Atlanta, GA 30309

Attn: General Counsel

Fax: (404) 892-7616

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, GA 30309

Attention: John D. Capers, Jr. and Michael J. Egan

Facsimile: (404) 572-5100

If to the Company, to:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, AL 35806

Attention: J. Thomas Mullis

Facsimile: (256) 382-3936

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Jeffrey D. Marell

Facsimile: (212) 757-3900

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 8.7.

Section 8.8 Amendment. This Agreement may be amended by the parties to this Agreement at any time before the Effective Time, whether before or after delivery of the Written Consent, so long as (a) no amendment that requires further stockholder approval under applicable Law shall be made without such further stockholder approval being obtained and (b) such amendment has been duly approved by each of the Parent Board and the Company Board. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.9 Extension; Waiver. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) to the extent permitted by applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing executed and delivered by duly authorized officers by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.10 Entire Agreement. This Agreement (including the exhibits and schedules to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.11 No Third-Party Beneficiaries. Except as otherwise specifically provided in Section 5.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

Section 8.12 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the applicable Surviving Corporation to cause such Subsidiary to take such action.

Section 8.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.14 Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to the introductory language to Articles III and IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.15 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 8.16 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court as specified in Section 8.5, this being in addition to any other remedy at law or in equity.

Section 8.17 Damages. The parties acknowledge and agree that Damages or other recoveries for Liabilities sought by the Company in connection with a breach of this Agreement by Parent or Merger Sub can be based on, or otherwise take into account, the consideration that is payable to the stockholders of the Company pursuant to this Agreement or any loss of market value or stock price of the Company.

Section 8.18 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signature(s) to each counterpart were upon a single instrument, and all such counterparts together shall together constitute the same agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

EARTHLINK, INC.

By:	/s/ Rolla P. Huff
Name: Rolla P. Huff
Title: Chief Executive Officer

EGYPT MERGER CORP.

By:	/s/ Rolla P. Huff
Name: Rolla P. Huff
Title: Chief Executive Officer

ITC^DELTACOM, INC.

By:	/s/ Randall E. Curran
Name: Randall E. Curran
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

EXECUTION VERSION

WRITTEN CONSENT AND VOTING AGREEMENT

WRITTEN CONSENT AND VOTING AGREEMENT, dated as of October 1, 2010 (this “Agreement”), by and among EarthLink, Inc., a Delaware corporation (“Parent”), Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. (collectively, the “WCAS Stockholders”), and Special Value Absolute Return Fund, LLC, Special Value Continuation Partners, LP, and Tennenbaum Opportunities Partners V, LP (collectively, the “TCP Stockholders” and, together with the WCAS Stockholders, each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), and Egypt Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration specified therein.

WHEREAS, as of the date hereof, each of the Stockholders is the Beneficial Owner of such Stockholder’s Existing Shares (as defined herein).

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein);

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by each of the Stockholders is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company shall not be deemed an Affiliate of any Stockholder; and provided, further, that “portfolio companies” (as such term is customarily used among private equity investors) of a Stockholder shall not be deemed an Affiliate of such Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” of a Stockholder (and each Stockholder’s “Covered Shares”) means the specified Stockholder’s Existing Shares, together with any shares of Company Common Stock or other voting capital stock of the Company and any shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Existing Shares” of a Stockholder (and a Stockholder’s “Existing Shares”) means the shares of Company Common Stock that are Beneficially Owned by the specified Stockholder as of the date hereof, as set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Expiration Date” shall mean the date that the Merger Agreement shall terminate in accordance with its terms.

“Governance Agreement” means the Amended and Restated Governance Agreement, dated as of July 26, 2005, among the Company and the securityholders of the Company party thereto.

“Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to an Affiliate of such Stockholder, provided that, (i) such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer, (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder shall have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that the Company shall in no event be deemed a Subsidiary of a Stockholder.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration, but excluding the Merger), by tendering into any tender or exchange offer, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1 Agreement to Vote.

(a) Each Stockholder hereby agrees that, immediately following the execution and delivery of this Agreement and the Merger Agreement, such Stockholder will execute and deliver to the Company a written consent in the form of Exhibit A hereto (a “Written Consent”). The Written Consent shall be coupled with an interest and shall be irrevocable, except as provided in Section 5.1, below.

(b) Each Stockholder hereby agrees that from and after the date hereof until the Expiration Date, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Certificate) covering, all of such Covered Shares (a) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Company Stockholders at which any of the foregoing matters are submitted for consideration and vote of the Company Stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; and (b) against any Takeover Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(c) Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of the Delaware General Corporation Law) in connection with the Merger.

(d) The obligations of such Stockholder specified in Section 2.1(a) and (b) shall apply prior to the Expiration Date whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

(e) Notwithstanding anything to the contrary contained herein, in the event that a vote of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that (i) reduces the amount, changes the form or imposes any material restrictions or additional conditions on the receipt of the consideration payable in respect of each share of Company Common Stock in the Merger or (ii) is otherwise adverse to the holders of Company Common Stock in such capacity (each such amendment, an “Adverse Amendment”), the provisions of this Agreement, including this Section 2.1, will not apply with respect to each Stockholder’s vote of the Covered Shares with respect to such vote to amend the Merger Agreement.

(f) Nothing in this Agreement, including this Section 2.1, shall limit or restrict any affiliate or designee of any Stockholder who serves as a member of the Board of Directors of the Company in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities including, without limitation, taking any action in compliance with Section 5.4 of the Merger Agreement.

2.2 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement and the Written Consent, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Expiration Date, any voting agreement or voting trust with respect to the Covered Shares of such Stockholder with respect to the matters covered by Section 2.1(b)(ii), (b) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares of such Stockholder with respect to the matters covered by Section 2.1(b)(ii), and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing any of its material obligations under this Agreement. Such Stockholder hereby represents that all proxies or powers of attorney given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares with respect to the matters covered by Section 2.1(b)(ii), if any, are not irrevocable and the Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies or powers of attorney with respect to such Stockholder’s Covered Shares with respect to the matters covered by Section 2.1(b)(ii).

2.3 Proxy. Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Rolla P. Huff, the Chief Executive Officer of Parent, and Samuel R. DeSimone, Jr., the General Counsel and Secretary of Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares of such Stockholder in accordance with Section 2.1(b) prior to the Expiration Date at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1(b) is to be considered; provided however, that such Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company, at least two Business Days prior to the meeting at which any of the matters described in Section 2.1(b) is to be considered, a duly executed irrevocable proxy card directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.1(b). This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall automatically terminate without any further action by the parties hereto. Each Stockholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Each Stockholder. Each Stockholder severally, and not jointly, with respect to itself only, hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. To the extent the Stockholder is not an individual, such Stockholder is a limited liability company or a limited liability partnership duly formed or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization or formation. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. Each Stockholder’s Existing Shares are, and any additional Covered Shares acquired by such Stockholder from the date hereof through and on the Expiration Date will be, Beneficially Owned and owned of record by such Stockholder. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws and the Governance Agreement. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and (except as contemplated by this Agreement) will have at all times through the Expiration Date the sole power to control the vote and consent as contemplated herein, sole power of disposition (except as limited by the Governance Agreement), sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to any additional Covered Shares acquired by such Stockholder from the date hereof through the Expiration Date.

(c) No Violation. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to such Stockholder or by which any of its assets or properties is bound or any Organizational Documents of such Stockholder, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports with the SEC.

(e) Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any

Governmental Authority that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers; Other Actions. Until the Expiration Date, each Stockholder agrees that it shall not (a) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; or (b) enter into any agreement, arrangement or understanding with any Person with respect to any Transfer of such Stockholder’s Covered Shares. Any Transfer in violation of this provision shall be void ab initio. Each Stockholder agrees that it shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Subject Shares (and any other Shares that are beneficially owned by such Stockholder), unless such transfer is made in compliance with this Agreement.

4.2 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3 No Solicitation; Support of Acquisition Proposals.

(a) Except as set forth in this Section 4.3, each Stockholder shall, and shall direct its respective Affiliates and Representatives to, cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to a Takeover Proposal. From the date of this Agreement until the date the Expiration Date, except as permitted by Section 4.3(b), each Stockholder agrees that it shall not, and shall not authorize its respective Affiliates and Representatives to, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to the properties, books, records or personnel of the Company or any of its Subsidiaries) any inquiries regarding, or the making of any proposal or offer that constitutes a Takeover Proposal, or (ii) have any discussions (other than to state that the Stockholder is not permitted to have discussions) or participate in any negotiations regarding a Takeover Proposal, or execute or enter into any Contract with respect to a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, or approve or recommend a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal or any Contract, letter of intent or agreement in principle with respect to a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time the Company is permitted to take the actions set forth in Section 5.4(b) of the Merger Agreement with respect to a Takeover Proposal, each Stockholder and its Affiliates and Representatives shall be free to participate in any discussions or negotiations regarding such Takeover Proposal with the Person making such Takeover Proposal, provided that such Stockholder has not breached this Section 4.3.

(c) For the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate or Subsidiary of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder.

4.4 Notice of Acquisitions. Each Stockholder agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof.

4.5 Disclosure. Subject to reasonable prior notice and approval (not to be unreasonably withheld or delayed) of the Stockholders, each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement the Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement shall automatically terminate and the Written Consent of each of the Stockholders shall be automatically revoked, in each case without any action on the part of any party hereto, upon the earliest to occur of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the making of any waiver, amendment or other modification of the Merger Agreement without the written consent of the Stockholders that is an Adverse Amendment. Notwithstanding the foregoing, the provisions of this Section 5.1 and of Section 5.2 and Sections 5.4 through 5.12 shall survive any termination of this Agreement without regard to any temporal limitation. Subject to the last sentence of Section 5.9, neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve any party hereto from any liability to any other party hereto arising out of or in connection with a breach of this Agreement by such party incurred prior to such termination.

5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to such Stockholder’s Covered Shares. All rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder, and nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Without limiting the generality of the previous sentence, each Stockholder shall be entitled to receive any cash dividend paid by the Company with respect to such Stockholder’s Covered Shares during the term of this Agreement. Nothing in this Agreement shall be interpreted as obligating any Stockholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock.

5.3 Notices. Any notice or other communication required or permitted hereunder shall be shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return receipt received to the party at the address set forth below, to the Persons indicated:

If to Parent, to:

EarthLink, Inc.

1375 Peachtree Street

Atlanta, Georgia 30309

Attn: General Counsel

Fax: (404) 892-7616

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, GA 30309

Attention: John D. Capers, Jr. and Michael J. Egan

Facsimile: (404) 572-5100

If to Welsh, Carson, Anderson & Stowe VIII, L.P. or WCAS Capital Partners III, L.P., to:

c/o Welsh, Carson, Anderson & Stowe VIII, L.P.

320 Park Avenue, Suite 2500

New York, NY 10022

Attention: Jonathan Rather

Facsimile: (212) 893-9582

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael Movsovich

Facsimile: (212) 446-6460

If to Special Value Absolute Return Fund, LLC, Special Value Continuation Partners, LP or Tennenbaum Opportunities Partners V, LP, to:

Tennenbaum Capital Partners

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Attention: Michael Leitner

                     Philip Tseng

Facsimile: (310) 899-4977

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa, 30th Floor

Los Angeles, CA 90017

Attention: Melainie Mansfield

Facsimile: (213) 892-4711

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 5.3.

5.4 Interpretation; Definitions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to a specific Section shall refer to Sections of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to any gender shall include each other gender. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 5.4 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder. References herein to any Contract mean such

Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.5 Counterparts. This Agreement may be executed in any number of counterparts, as if the signature(s) to each counterpart were upon a single instrument, and all such counterparts together shall together constitute the same agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

5.6 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

5.7 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Exclusive Jurisdiction. Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the state courts of the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 5.7. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.3 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

5.9 Remedies.

The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court as specified in Section 5.7, this being in addition to any other remedy at law or in equity. Notwithstanding anything in this agreement to the contrary, in no event shall (i) any of the WCAS Stockholders be liable for a breach of this Agreement by any of the TCP Stockholders and (ii) any of the TCP Stockholders be liable for a breach of this Agreement by any of the WCAS Stockholders.

5.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

5.11 Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Except in connection with a Permitted Transfer, no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void. The Company shall be an express third party beneficiary of the first sentence of Section 2.1(a) of this Agreement. This Agreement is not intended to and does not confer upon any Person other than the parties hereto and, solely with respect to the first sentence of Section 2.1(a), the Company, any rights or remedies under this Agreement.

5.12 Action by Stockholder Capacity Only. Parent acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of such Stockholder’s Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by such Stockholder or its Affiliate or designee, or require such Stockholder or its Affiliate or designee to take any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
By:	WCAS VIII Associates LLC
Its:	General Partner

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Managing Member

WCAS CAPITAL PARTNERS III, L.P.
By:	WCAS CP III Associates L.L.C.
Its:	General Partner

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Managing Member

[Signatures continued on next page]

[Signature Page to the Written Consent and Voting Agreement]

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Michael Leitner
Name: Michael Leitner
Title: Managing Partner

SPECIAL VALUE CONTINUTATION PARTNERS, LP
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Michael Leitner
Name: Michael Leitner
Title: Managing Partner

TENNENBAUM OPPORTUNITIES PARTNERS V, LP
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Michael Leitner
Name: Michael Leitner
Title: Managing Partner

[Signatures continued on next page]

[Signature Page to the Written Consent and Voting Agreement]

EARTHLINK, INC.

By:	/s/ Rolla P. Huff
Name: Rolla P. Huff
Title: Chief Executive Officer

[Signature Page to the Written Consent and Voting Agreement]

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Class	Existing Shares
Welsh, Carson, Anderson & Stowe VIII, L.P.	Common Stock	35,203,323

WCAS Capital Partners III, L.P.	Common Stock	4,127,611

Special Value Absolute Return Fund, LLC	Common Stock	623,647

Special Value Continuation Partners, LP	Common Stock	10,890,069

Tennenbaum Opportunities Partners V, LP	Common Stock	1,120,569

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS

OF

ITC^DELTACOM, INC.

The undersigned, being stockholders of ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), hereby adopt the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been submitted to the undersigned stockholders of the Company an Agreement and Plan of Merger (the “Merger Agreement”) by and among EarthLink, Inc., a Delaware corporation, Egypt Merger Corp., a Delaware corporation, and the Company, which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company (the “Stockholders”) will be entitled to receive the Merger Consideration (as defined in the Merger Agreement) for each share of common stock of the Company held by them at the effective time of the Merger;

WHEREAS, the board of directors of the Company has approved the Merger Agreement and the Merger and has resolved to recommend that the Stockholders adopt the Merger Agreement; and

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders, in their capacity as stockholders of the Company, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote; and

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

This written consent is coupled with an interest and is irrevocable, except to the extent provided in Section 5.1 of the Written Consent and Voting Agreement entered into on October 1, 2010 by and among Parent and the Stockholders.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date set forth below.

STOCKHOLDERS:

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
By:	WCAS VIII Associates LLC
Its:	General Partner

By:
Name:
Title:

DATED: , 2010

WCAS CAPITAL PARTNERS III, L.P.
By:	WCAS CP III Associates L.L.C.
Its:	General Partner

By:
Name:
Title:

DATED: , 2010

[Signatures continue on next page]

[Signature page to written consent of the stockholders]

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:
Name:
Title:

DATED: , 2010

SPECIAL VALUE CONTINUTATION PARTNERS, LP
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:
Name:
Title:

DATED: , 2010

TENNENBAUM OPPORTUNITIES PARTNERS V, LP
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:
Name:
Title:

DATED: , 2010

[Signature page to written consent of the stockholders]

ANNEX C

[LETTERHEAD OF EVERCORE GROUP L.L.C.]

September 30, 2010

The Board of Directors

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Members of the Board of Directors:

We understand that ITC^DeltaCom, Inc., a Delaware corporation (“ITC^DeltaCom”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) among EarthLink, Inc., a Delaware corporation (“EarthLink”), Egypt Merger Corp., a Delaware corporation and wholly owned subsidiary of EarthLink (“Merger Sub”), and ITC^DeltaCom. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into ITC^DeltaCom (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.01 per share, of ITC^DeltaCom (“ITC^DeltaCom Common Stock”) will be converted into the right to receive $3.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors of ITC^DeltaCom (the “Board of Directors”) has asked us whether, in our opinion, the Consideration to be received in the Merger by holders of ITC^DeltaCom Common Stock is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to ITC^DeltaCom that we deemed to be relevant;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to ITC^DeltaCom prepared and furnished to us by the management of ITC^DeltaCom;

(iii)	reviewed certain non-public projected financial data and estimates relating to ITC^DeltaCom under two alternative business scenarios prepared and furnished to us by the management of ITC^DeltaCom;

(iv)	discussed the past and current operations, financial projections and current financial condition of ITC^DeltaCom with the management of ITC^DeltaCom;

(v)	reviewed the reported prices and the historical trading activity of ITC^DeltaCom Common Stock;

(vi)	compared the financial performance of ITC^DeltaCom and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii)	compared valuation multiples for ITC^DeltaCom implied in the Merger with those of certain other transactions that we deemed relevant;

(viii)	reviewed a September 30, 2010 draft of the Merger Agreement; and

(ix)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no

Board of Directors

ITC^DeltaCom, Inc.

September 30, 2010

liability therefor. With respect to the projected financial data and estimates relating to ITC^DeltaCom referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ITC^DeltaCom as to the future financial performance of ITC^DeltaCom under the two alternative business scenarios reflected therein. We express no view as to any projected financial data and estimates relating to ITC^DeltaCom or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay thereof. Representatives of ITC^DeltaCom have advised us, and we have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis or opinion. We further have assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on ITC^DeltaCom or the consummation of the Merger.

We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of ITC^DeltaCom and we have not been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of ITC^DeltaCom under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to, and we do not, express any opinion with respect to any matter other than the fairness, from a financial point of view, of the Consideration to be received in the Merger by holders of ITC^DeltaCom Common Stock, without regard to individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders. We do not express any view on, and our opinion does not address, any terms (other than the Consideration to the extent expressly set forth herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, the fairness of any consideration received in connection with the Merger by the holders of any other securities, creditors or other constituencies of ITC^DeltaCom, any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger (including, without limitation, as to any written consent and voting agreements to be delivered by certain stockholders of ITC^DeltaCom in connection with the Merger) or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party, or any class of such persons, whether relative to the Consideration or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies or transactions that might be available to ITC^DeltaCom or in which ITC^DeltaCom might engage, nor does it address the underlying business decision of ITC^DeltaCom to proceed with or effect the Merger. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any security holders of ITC^DeltaCom should vote or act, or whether any such holders should enter into written consents, in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by ITC^DeltaCom and its advisors with respect to legal, regulatory, accounting and tax matters.

Board of Directors

ITC^DeltaCom, Inc.

September 30, 2010

We have acted as financial advisor to ITC^DeltaCom in connection with the proposed Merger and will receive a fee for our services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon successful completion of the Merger. ITC^DeltaCom also has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We in the past have provided and in the future may provide financial advisory services to EarthLink, for which services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of ITC^DeltaCom, EarthLink and their respective affiliates, for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, including the opinion expressed herein, is addressed to, and for the information and benefit of, the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by holders of ITC^DeltaCom Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By: /s/ Qazi M. Fazal

Qazi M. Fazal

Senior Managing Director

ANNEX D

September 30, 2010

The Board of Directors

ITC^Deltacom, Inc.

7137 Old Madison Pike

Huntsville, AL 35806

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of ITC^Deltacom, Inc. (the “Company”) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of EarthLink, Inc. (the “Acquiror”) with and into the Company. Pursuant to the Agreement and Plan of merger (the “Agreement”), by and among the Company, the Acquiror and Egypt Merger Corp., the Company will become a wholly-owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than any shares of Company Common Stock held by the Company, the Acquiror, or any of their respective wholly owned subsidiaries and other than any Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $3.00 in cash, without interest (the “Merger Consideration”).

In arriving at our opinion, we have (i) reviewed a September 30, 2010 draft of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company; (v) held discussions with members of management concerning such analyses and forecasts; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Acquiror or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us and that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the stockholders

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of the Company. We express no opinion with respect to the amount or nature of any compensation to be paid to any officers, directors, or employees of the Company, or any class of such persons, relative to the Merger Consideration. We express no opinion as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

The issuance of this opinion has been approved by a fairness opinion committee of Miller Buckfire & Co., LLC. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any other manner without our prior written approval.

Very truly yours,

MILLER BUCKFIRE & CO., LLC

By: /s/ Michael A. Wildish

Name: Michael A. Wildish

Title: Managing Director

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ANNEX E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words ‘depository receipt” mean a receipt or other instrument issued by a depository rep-resenting an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stock-holders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further pro-vided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stock-holder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a de-termination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding sub-section (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall de-liver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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